Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298932

PROSPECTUS

Hyperliquid Strategies Inc

Up to 160,000,000 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time by Chardan Capital Markets LLC (“Chardan” or the “Selling Securityholder”) of up to 160,000,000 shares of our common stock, par value $0.01 per share (“Common Stock”), that have been or may be issued by us to Chardan pursuant to a ChEF Purchase Agreement, dated as of October 22, 2025 (the “October 2025 Agreement”), by and between us and Chardan (as amended by Amendment No. 1, dated as of September 1, 2026 and Amendment Nos. 2 and 3, each dated September 14, 2026, collectively, the “Purchase Agreement”), establishing a committed equity facility (the “Facility”). Such shares of our Common Stock that we may elect, in our sole discretion, to issue and sell to Chardan from time to time under the Purchase Agreement are referred to herein as the “Purchase Shares.” The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan under the Facility, but will not exceed the number of shares of Common Stock set forth in the first sentence of this paragraph unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”). See “The Committed Equity Financing” for a description of the Purchase Agreement and the Facility, “Selling Securityholder” for additional information regarding Chardan and “Plan of Distribution (Conflicts of Interest)” for a description of compensation payable to Chardan.

Up to 160,000,000 shares of Common Stock issuable under the Facility were previously registered for potential resale pursuant to the prospectus dated December 2, 2025 (File No. 333-291017) (as amended by any supplement thereto, the “Existing Prospectus”), filed by the Company with the SEC on December 3, 2025. Pursuant to the three amendments to the October 2025 Agreement entered into by and between the Company and Chardan, the Total Commitment (as defined in the Purchase Agreement) increased from $1.0 billion to $2.5 billion in aggregate gross purchase price of newly issued shares of the Common Stock. This prospectus relates to the potential offer and resale by Chardan, from time to time, of additional shares of Common Stock that we have issued or may issue to Chardan under the Facility.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock by Chardan. We may receive up to $2.5 billion in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of the shares of our Common Stock to Chardan pursuant to the Purchase Agreement, of which we have received approximately $1.1 billion in aggregate gross proceeds as of the date of this prospectus. However, the actual proceeds from Chardan may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. In connection with the Purchase Agreement, we have paid Chardan a commitment fee in the aggregate amount of $1.0 million (the “Commitment Fee”). We also paid Chardan a documentation fee equal to $25,000 (the “Documentation Fee”) as consideration in connection with the preparation of the Purchase Agreement. See “Plan of Distribution (Conflicts of Interest)” for a discussion of the fees and expenses payable by us to Chardan under the Purchase Agreement.

This prospectus provides you with a general description of such securities and the general manner in which Chardan may offer or sell the securities. More specific terms of any securities that Chardan may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Chardan may offer, sell or distribute all or a portion of the shares of our Common Stock acquired under the Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sales of the shares of our Common Stock purchased by Chardan are within the sole discretion of Chardan. Chardan is an underwriter under the Securities Act, and any profit on the sale of shares of our Common Stock by Chardan and any discounts, commissions or concessions received by Chardan may be deemed to be underwriting discounts and commissions under the Securities Act. Although Chardan is obligated to purchase shares of our Common Stock under the terms and subject to the conditions and limitations of the Purchase Agreement to the extent we choose to sell such shares of our Common Stock to it (subject to certain conditions), there can be no assurances that we will choose to sell any shares of our Common Stock to Chardan or that Chardan will sell any or all of the shares of our Common Stock, if any, purchased under the Purchase Agreement pursuant to this prospectus. Chardan will bear all commissions and discounts, if any, attributable to its sale of shares of our Common Stock. See “Plan of Distribution (Conflicts of Interest).”

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in our securities.

We intend to use any net proceeds from any sales of shares of our Common Stock to Chardan under the Facility for general corporate purposes, including potential purchases of HYPE Tokens.

The shares of Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PURR.” On September 8, 2026, the last sale price of the Common Stock as reported on the Nasdaq was $11.93 per share.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 15 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement on Form S-1 that we filed with the SEC whereby the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholder and its permitted transferees may use this resale registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution (Conflicts of Interest).” More specific terms of any securities that the Selling Securityholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the context otherwise requires, references in this prospectus to “Company,” “we,” “us” and “our” and any related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires:

“Advisor” means Rorschach Advisors LLC, a Delaware limited liability company;

“Advisor Agreements” means the Advisor Rights Agreement and the Advisory Agreement, collectively;

“Advisor Issued Shares” means 7,761,860 shares of Company Common Stock issued to the Advisor at the Closing;

“Advisor Rights Agreement” means the Advisor Rights Agreement entered into between the Company and the Advisor at the Closing;

“Advisor Shares” means the Advisor Issued Shares and Advisor Warrant Shares, collectively;

“Advisor Warrants” means the warrants issued to the Advisor at the Closing, exercisable to purchase up to an aggregate of 27,394,800 shares of Company Common Stock;

“Advisor Warrant Shares” means the shares of the Company Common Stock issuable upon exercise of any Advisor Warrants;

“Advisory Agreement” means the Advisory Agreement entered into between the Company and the Advisor at the Closing;

“Ancillary Agreements” means the Registration Rights Agreement, the Advisor Rights Agreement, the Advisory Agreement, the Advisor Warrants, the CVR Agreement and the Subscription Agreements;

“Bridge Financing” means the sale of $2.0 million of convertible notes in the principal amount of $2.0 million of Sonnet on June 30, 2025;

“Bridge Financing Warrants” means the warrants to purchase an aggregate of up to 865,052 shares of Sonnet Common Stock received by the investors in the Bridge Financing (which warrants will be converted into or become exercisable for an aggregate of 173,010 shares of the Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Business Combination” means the Rorschach Merger and the Sonnet Merger;

“Chardan” means Chardan Capital Markets LLC;

“Closing” means the consummation of the Transactions;

“Closing Date” means December 2, 2025, the date on which the Closing occurred;

“Closing PIPE” means those certain Subscription Agreements entered concurrently with the Transaction Agreement whereby the Company agreed to issue and sell, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share (which shares will be converted into an aggregate of 48,757,597 shares of Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Company” or “HSI” means Hyperliquid Strategies Inc;

“Company Board” means the Board of Directors of the Company;

“Company Bylaws” means the Company’s amended and restated bylaws;

“Company Charter” means the Company’s amended and restated certificate of incorporation;

“Company Common Stock” or “Common Stock” means the common stock, par value $0.01 per share, of the Company;

“Company Series A Preferred Stock” means the series of preferred stock of the Company, par value $0.01 per share, designated in connection with the Closing;

“Contributed Cash” means any cash and/or cash equivalents contributed by certain investors to Rorschach as part of the Contribution;

“Contribution” means the contribution by certain investors of HYPE Tokens and cash and cash equivalents to Rorschach pursuant to the Transaction Documents;

“CVR” means a contractual contingent value right representing the right to receive the Company Common Stock on the terms and subject to the conditions set forth in the CVR Agreement;

“CVR Agreement” means that certain Contingent Value Rights Agreement to be entered into between the Company and the Rights Agent, a form of which is attached to the Transaction Agreement as Exhibit E;

“DGCL” means the Delaware General Corporation Law;

“DLLCA” means the Limited Liability Company Act of the State of Delaware;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Financings” means the Bridge Financing and the Initial PIPE;

“GAAP” means accounting principles generally accepted in the United States;

“HYPE” or “HYPE Token” means the native token of the Hyperliquid Layer 1 blockchain;

“HYPE Tokens Value” means the value determined by multiplying (a) the aggregate number of HYPE Tokens held by Rorschach immediately prior to the Rorschach Merger Effective Time by (b) $46.372;

“Initial PIPE” means those certain securities purchase agreements entered concurrently with the execution of the Transaction Agreement whereby Sonnet agreed to issue and sell the Series 5 Preferred Stock and the Initial PIPE Warrants, for gross proceeds of $5.5 million;

“Initial PIPE Warrants” means those certain warrants to purchase up to 8,800,000 shares of Sonnet Common Stock issued and sold to investors in the Initial PIPE (which warrants will be converted into or become exercisable for an aggregate of 1,760,000 shares of the Company Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Interim Financing” means the issuance by Sonnet of up to an aggregate of $3,000,000 of its securities as permitted under the Transaction Agreement;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Per Share Merger Consideration” means one share of the Company Common Stock and one CVR;

“Registration Rights Agreement” means the Registration Rights Agreement entered into among the Company, the Advisor and certain other investors in connection with the Closing;

“Rorschach” means Rorschach I LLC;

“Rorschach Members” means the members of Rorschach;

“Rorschach Merger” means the merger of Rorschach Merger Sub with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company;

“Rorschach Merger Effective Time” means the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DLLCA;

“Rorschach Merger Sub” means Rorschach Merger Sub LLC;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Sonnet” means Sonnet Biotherapeutics Holdings, Inc. and its consolidated subsidiaries, as the context requires;

“Sonnet Common Stock” means Sonnet’s common stock, with a par value of $0.0001 per share;

“Sonnet In-The-Money Warrant” means a Sonnet Warrant that, as of immediately prior to the Sonnet Merger Effective Time, has an exercise price that is less than the Sonnet Price Per Share;

“Sonnet Merger” means the merger of Sonnet Merger Sub with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company;

“Sonnet Merger Effective Time” means the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL;

“Sonnet Merger Sub” means TBS Merger Sub Inc.;

“Sonnet Out-Of-The-Money Warrant” means a Sonnet Warrant that, as of immediately prior to the Sonnet Merger Effective Time, had an exercise price that is equal to or greater than the Sonnet Price Per Share;

“Sonnet Price Per Share” means $1.25;

“Sonnet Vested RSU” means a Sonnet RSU that had vested prior to the Sonnet Merger Effective Time;

“Sonnet Warrant” means a warrant to purchase shares of Sonnet Common Stock, whether or not exercisable;

“Subscription Agreements” means those certain subscription agreements entered into by and among the investors in the Closing PIPE, Sonnet and the Company;

“Transaction Agreement” means the Business Combination Agreement, dated as of July 11, 2025, among Rorschach, the Company, the Merger Subs and Sonnet, as amended on September 22, 2025;

“Transaction Documents” means the Transaction Agreement and the Ancillary Agreements; and

“Transactions” means the transactions contemplated by the Transaction Agreement and the other Transaction Documents, including the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements for purposes of the federal securities laws, including statements regarding the Transactions and the Facility. All statements, other than historical facts, are forward-looking statements, including statements regarding the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the Company following completion of the Transactions; the projected future financial performance of the Company; and legal, economic and regulatory conditions. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: costs related to the Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of HYPE Tokens; the risk that the Company’s stock price is highly correlated to the price of HYPE Tokens and the price of HYPE Tokens may decrease at any time; risks related to increased competition in the industries in which the Company operates; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding HYPE Tokens; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that the Company experiences difficulties managing its growth and expanding operations; challenges in implementing the Company’s business plan including HYPE Token-related financial and advisory services, due to operational challenges, significant competition and regulation; the outcome of any potential legal proceedings that may be instituted against the Company or others and other risk factors as further described in the section of this prospectus titled “Risk Factors.” This list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Any forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included in this prospectus.

Overview

Pursuant to a certain Business Combination Agreement, dated July 11, 2025, by and among Hyperliquid Strategies Inc (the “Company” or “we”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“Sonnet”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), TBS Merger Sub Inc., a Delaware corporation and the Company’s wholly owned subsidiary (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and the Company’s wholly owned subsidiary (“Rorschach Merger Sub”) (as amended, the “Transaction Agreement”), on December 2, 2025, (i) Rorschach Merger Sub merged with and into Rorschach pursuant to the Rorschach Merger, with Rorschach surviving the Rorschach Merger as the Company’s direct wholly owned subsidiary, and (ii) immediately following the Rorschach Merger, Company Merger Sub merged with and into Sonnet pursuant to the Sonnet Merger, with Sonnet surviving the Sonnet Merger as the Company’s direct wholly owned subsidiary.

The Companies

Company

The Company is a Delaware corporation that was formed for the purpose of engaging in the Transactions. Since the date of its incorporation on July 2, 2025 until December 2, 2025, i.e. the Closing Date, the Company had not engaged in any activities other than as contemplated by the Transaction Documents. On December 2, 2025, upon the consummation of the Transactions (the “Closing”), the Company became a holding company whose principal assets were the ownership of Rorschach and Sonnet (until the Sonnet Disposition, as described below), and its equity capital consists solely of the Company Common Stock and the Company Series A Preferred Stock. For a description of the capital stock of the Company, see the section titled “Description of Capital Stock.”

The principal executive offices of the Company are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4241.

Rorschach

Rorschach is a Delaware limited liability company formed on June 13, 2025. Rorschach was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement, and had no business operations prior to the Closing Date. See the section titled “Information About the Company” for more information.

Sonnet

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet designed the FHAB construct to improve drug accumulation in tumors, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation and a biological structure similar to the natural cytokines in vivo.

On March 31, 2026, we entered into an asset purchase agreement (the “APA”) with Guidant Biotherapeutics, Inc. (“Guidant”), a newly-formed company. In connection with the consummation of the transactions contemplated by the APA on that date (the “Sonnet Disposition”), we transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant, and provided a deferred purchase price of $1.0 million subsequent to the execution of the APA. In exchange, we received a 40% common stock interest in Guidant. In connection with the APA, we engaged Guidant under a transaction services agreement (the “TSA”) to provide services to us for fees of $0.175 million, paid at the closing of the APA.

The Facility

On October 22, 2025, we entered into the Purchase Agreement with Chardan establishing the Facility, which was subsequently amended by Amendment No. 1, dated as of September 1, 2026, and Amendment Nos. 2 and 3, each dated as of September 14, 2026. Pursuant to the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on December 2, 2025 (the “Commencement Date”), we have the right from time to time at our option to direct Chardan to purchase up to $2.5 billion of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. Pursuant to the first amendment to the Purchase Agreement, beginning after the sale of $1.0 billion in the aggregate of shares of Common Stock pursuant to the Purchase Agreement, we may not issue or sell any shares of Common Stock pursuant to the Purchase Agreement if, after giving effect to the transaction, the aggregate number of shares to be issued and sold at a price of less than $12.02 per share would exceed 42,641,847 shares (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the first amendment, the “Exchange Cap”) if the weighted average purchase price of all such excess shares is less than the Minimum Price of $12.02 per share, unless the Company’s stockholders have approved the issuance of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap in accordance with the rules of the Nasdaq Stock Market (or such approval is not required in accordance with such rules). The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the shares of our Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes, including potential purchases of HYPE Tokens.

The Purchase Agreement and the registration rights agreement, dated as of October 22, 2025, by and between the Company and Chardan, and entered into in connection with the Purchase Agreement (the “Chardan Registration Rights Agreement”), contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

See the section entitled “The Committed Equity Financing” for more information.

The Transactions

The Transactions were consummated on December 2, 2025. On the Closing Date, and subject to the terms and conditions of the Transaction Agreement, (a) at the Rorschach Merger Effective Time, Rorschach Merger Sub merged with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company, and (b) at the Sonnet Merger Effective Time, Company Merger Sub merged with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company. As a result of the Rorschach Merger, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time was canceled and the holder thereof received shares of the Company Common Stock. As a result of the Sonnet Merger, each share of Sonnet Common Stock issued and outstanding immediately prior to the Sonnet Merger Effective Time was canceled and converted into the right to receive (i) one-fifth of one share of the Company Common Stock and (ii) one CVR.

Pursuant to the Transaction Agreement, at the Closing, certain investors contributed HYPE Tokens to Rorschach, and certain investors Contributed Cash to Rorschach (collectively, the “Contribution”), in each case pursuant to contribution agreements entered into between Rorschach and such investors (the “Contribution Agreements”). Subject to the terms and conditions of the Transaction Agreement, at the Rorschach Merger Effective Time, the equity holders of Rorschach immediately prior to the Closing received, in the aggregate, that number of shares of the Company Common Stock equal to one-fifth of the aggregate amount of the Contribution divided by $1.25, except that one equity holder received, in lieu of shares of the Company Common Stock otherwise issuable to it, shares of the Company Series A Preferred Stock that are convertible into shares of the Company Common Stock, subject to the terms and conditions thereof (including certain “blocker” provisions). At the Closing, based on the Contribution Agreements and Subscription Agreements entered concurrently with the signing of the Transaction Agreement, the Company held approximately $580 million in HYPE Tokens (based on an agreed spot price of HYPE of $46.372, as used in the Transaction Agreement) and had cash of approximately $310 million on its balance sheet (prior to payment of expenses related to the Transactions).

Also pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to the Advisor (i) the 7,761,860 Advisor Issued Shares, which amount was equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Sonnet Merger Effective Time and (ii) the Advisor Warrants, exercisable to purchase an aggregate of 27,394,800 shares of the Company Common Stock that was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

Advisory Relationships and Fees

Chardan functioned as Rorschach’s exclusive merger and acquisition advisor with respect to the Transactions and received a fee, payable in cash or equity, at Chardan’s option, equal to $4.0 million, which Chardan elected to receive in equity.

Post-Transactions Governance and Management

The business and affairs of the Company are managed by or under the direction of the board of directors of the Company (the “Company Board”). The board of directors of the Company is currently comprised of eight members, which include Robert Diamond as Chairman, Jeff Tuder, Eric Rosengren, Thomas King, David Schamis, Larry Leibowitz, and Nailesh Bhatt and Albert Dyrness, two former board members of Sonnet. Additionally, the officers of the Company are David Schamis as Chief Executive Officer, Brett Beldner as Chief Financial Officer, and Jeroen Nieuwkoop as Chief Operating Officer. Following Closing and during the CVR Term, Raghu Rao remained the Chief Executive Officer of Sonnet, which operated as a wholly owned subsidiary of the Company until the acquisition of certain of its assets by Guidant. See the section titled “Management of the Company” for additional information.

Certain Agreements Related to the Transactions

Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into an Advisor Rights Agreement (the “Advisor Rights Agreement”) and an Advisory Agreement (the “Advisory Agreement”). Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of our Common Stock held by the Advisor as of immediately following the Closing (the “Minimum Holding Condition”), the Advisor will have the right to nominate a number of persons (the “Advisor Directors”) to the Company Board equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Company Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Company Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the Company Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of Nasdaq (or other securities exchange on which the Common Stock is then listed).

The Advisor Rights Agreement also provides the Advisor with certain information rights. It also subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities for any 20 trading days within any 30 trading day period.

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, unless and until it revokes such waiver with respect to future financings. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Company Board.

At the Closing, pursuant to the terms of the Transaction Agreement, the Company issued 7,761,860 Advisor Issued Shares and 27,394,800 Advisor Warrants to the Advisor.

Subscription Agreements

Also concurrently with the execution of the Transaction Agreement, certain accredited investors (the “Subscribers”) entered into subscription agreements with Sonnet and the Company (the “Subscription Agreements”), pursuant to which Sonnet agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 243,787,992 shares of Sonnet Common Stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (which shares will be converted into shares of the Company Common Stock at the Closing, giving effect to the five-for-one exchange ratio in the Transaction Agreement). The gross proceeds were $299.9 million from the Closing PIPE, before deducting offering expenses. Pursuant to the terms of the Subscription Agreements, prior to the Closing, the parties agreed that neither Sonnet nor the Company would enter into any agreement for the investment or contribution of cash by any additional investors or contributors on terms more favorable to such persons than the terms set forth in the Subscription Agreements or the Transaction Agreement as then in effect, unless, in any such case, the investors signatory to the Subscription Agreements have also been provided the opportunity to amend the terms of the Subscription Agreements to reflect such other terms. The Subscription Agreements provide that if the shares of the Company Common Stock received by the Subscribers at Closing are “restricted securities” pursuant to Rule 144(a)(3) under the Securities Act or are otherwise not freely tradeable under the Securities Act immediately following the Closing, the Subscribers will be entitled to become a party to the Registration Rights Agreement (as defined below).

The consummation of the Closing PIPE was contingent upon, and occurred substantially concurrently with, the Closing and the satisfaction or waiver of customary closing conditions. On the Closing Date, the Closing PIPE was consummated.

Chardan functioned as Sonnet’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and received a fee, payable in cash or equity at Chardan’s option, equal to up to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE, which Chardan elected to receive in equity. Sonnet also agreed to reimburse Chardan for certain of its expenses in an amount up to $100,000.

Initial PIPE Purchase Agreements

Concurrently with the execution of the Transaction Agreement, Sonnet entered into separate securities purchase agreements (the “PIPE Purchase Agreements”) with certain accredited investors pursuant to which Sonnet agreed to issue an aggregate of (i) 5,500 shares of Sonnet’s newly designated Series 5 Preferred Stock, stated value $1,000 per share, initially convertible at a conversion price of $1.25 per share, or 4,400,000 shares of Sonnet Common Stock, and (ii) Initial PIPE Warrants to purchase up to 8,800,000 shares of Sonnet Common Stock, for an offering price of $1,000 per share of Series 5 Preferred Stock and accompanying warrant, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act. The Initial PIPE closed on July 15, 2025. The gross proceeds were $5.5 million from the Initial PIPE, before deducting offering expenses.

In addition, on June 30, 2025, Sonnet completed the Bridge Financing of convertible notes in the aggregate principal amount of $2.0 million. The investors in the Bridge Financing received warrants to purchase an aggregate of up to 865,052 shares of Sonnet Common Stock (the “Bridge Financing Warrants”). On the closing date of the Initial PIPE, the notes issued in the Bridge Financing automatically converted into an aggregate of (i) 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Sonnet Common Stock, and (ii) warrants to purchase up to 3,200,000 shares of Sonnet Common Stock (together with the Initial PIPE Warrants, the “PIPE Warrants”). Sonnet intended to use the net proceeds from the Initial PIPE and the Bridge Financing for working capital and general corporate purposes, including the advancement of Sonnet’s current programs in connection with the planned future sale of the Sonnet Legacy Assets (as defined in the CVR Agreement).

The Bridge Financing Warrants are exercisable immediately upon issuance at an exercise price equal to $1.156 per share, and will expire on the five-year anniversary of the date of issuance. A holder of the Bridge Financing Warrants will not have the right to exercise any portion of its Bridge Financing Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Sonnet Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to Sonnet.

The PIPE Warrants are exercisable immediately upon issuance at an exercise price equal to $1.25 per share, and will expire on the five-year anniversary of the date of issuance; provided, however, until Stockholder Approval (as defined in the PIPE Purchase Agreement) is obtained, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Sonnet Common Stock, representing 19.99% of the number of shares of Sonnet Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreement, subject to adjustment. The exercise price of the PIPE Warrants may be adjusted for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Form of PIPE Warrant). A holder of PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Sonnet Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to Sonnet.

All Sonnet Common Stock figures above were subject to the five-for-one exchange ratio in the Transaction Agreement.

Contingent Value Rights Agreement

At the Closing, the Company entered into the CVR Agreement with Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), pursuant to which holders of Sonnet Common Stock (not including the shares of Sonnet Common Stock issued to the Subscribers pursuant to the Subscription Agreements) and Sonnet In- The-Money Warrants, in each case, as of immediately prior to the Sonnet Merger Effective Time, received one CVR for each then-outstanding share of Sonnet Common Stock held by such stockholder (or, in the case of the Sonnet In-The-Money Warrants, each share of Sonnet Common Stock for which such Sonnet In-The-Money Warrants is exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any of the Sonnet Legacy Assets (a “Sonnet Legacy Transaction”), out of the cash proceeds, if any, actually received by Sonnet in a Sonnet Legacy Transaction, during the period beginning on the Closing Date and ending on the third anniversary of the date of the CVR Agreement (the “CVR Term”). The shares of the Company Common Stock issuable in connection with the CVR Payment (the “CVR Shares”) are subject to certain deductions pursuant to the terms of the CVR Agreement.

The payment date for the CVR Shares will be within 10 business days after the rights agent receives the CVR Shares from the Company upon the closing of a Sonnet Legacy Transaction. In the event that a Sonnet Legacy Transaction does not occur during the CVR Term or a Sonnet Legacy Transaction does occur during the CVR Term but the amount of deductions payable pursuant to the terms of the CVR Agreement, including expenses related to the transaction, liabilities of Sonnet related to Sonnet’s outstanding warrants prior to the Closing and other expenses payable pursuant to the CVR Agreement, exceed the proceeds received pursuant to the Sonnet Legacy Transaction, the holders of the CVRs will not receive any CVR Shares pursuant to the CVR Agreement. There can be no assurances that any holders of CVRs will receive any CVR Shares with respect thereto.

Until the earlier to occur of (a) the expiration of the CVR Term, and (b) the date on which the Company and its affiliates have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (i) the $7,500,000 in Financings plus (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the Transaction Agreement) in connection with the development of the Sonnet Legacy Assets and/or the pursuit of a Sonnet Legacy Transaction, the Company will, and will cause its controlled affiliates to, use efforts and resources to develop, bring to market and sell the product candidates included in the Sonnet Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors to, among others, (i) continue the development programs for the Sonnet Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Sonnet Legacy Transaction during the CVR Term; provided, that in the event the $7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then Sonnet will, until the earlier to occur of (A) one year thereafter and (B) the expiration of the CVR Term, be entitled to raise additional capital at the Sonnet level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to the Company, in an effort to pursue a Sonnet Legacy Transaction during the CVR Term.

Notwithstanding the foregoing, the Company may, in its reasonable discretion, (i) during the CVR Term, determine that a Sonnet Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case the Company’s obligations set forth in the paragraph above will immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Sonnet Legacy Transaction with respect to some or all of the Sonnet Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Sonnet Legacy Transaction with respect to such Sonnet Legacy Assets (in which case the Company’s obligations set forth in the paragraph above will immediately cease and be of no further force and effect with respect to such Sonnet Legacy Assets and such Sonnet Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a definitive agreement for a Sonnet Legacy Transaction, take any action in respect of the Sonnet Legacy Assets. Notwithstanding anything contained therein to the contrary (but subject to the paragraph above), the Company will have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Sonnet Legacy Assets and whether and on what terms, if any, to enter into a Sonnet Legacy Transaction.

The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be listed for trading on any exchange.

Registration Rights Agreement

Pursuant to the Transaction Agreement, on the Closing Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach, pursuant to which, among other things, the Company agreed to provide such holders with customary registration rights with respect to the shares of the Company Common Stock to be owned by such holders following the Closing.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”), and a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies and/or smaller reporting companies for as long as we continue to be an emerging growth company and/or smaller reporting company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Summary of Risk Factors

Risks Related to the Facility

•

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement to Chardan, the actual gross proceeds resulting from those sales or the dilution to investors from those sales.

•	Investors who buy Common Stock from Chardan at different times will likely pay different prices.

•

The sale or issuance of shares of our Common Stock to Chardan will result in additional outstanding shares and the resale of shares of our Common Stock by Chardan that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of shares of our Common Stock to decrease.

•	We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Risks Related to the Company’s Business

•	HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

•	HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.

•	Our HYPE treasury strategy subjects us to enhanced regulatory oversight.

•

We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to acquire HYPE, which may adversely affect our financial results and the market price of our securities.

•

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

•

HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

•

We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE and cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities.

•	Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.

•	Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

•

Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

•	The loss of, or inability to maintain or establish, banking relationships could adversely affect our business and our ability to execute our HYPE treasury strategy.

•

The governance structure of the Hyperliquid Network is concentrated, and protocol changes could be adopted without broad consensus, potentially adversely affecting the value of HYPE and our treasury holdings.

•

The Hyperliquid Network’s HyperBFT consensus mechanism is subject to specific attack vectors that could disrupt transaction finality or compromise the integrity of the blockchain, potentially resulting in the loss of or inability to access our HYPE holdings.

•

The failure or de-pegging of major stablecoins, particularly USD Coin (“USDC”), could disrupt Hyperliquid’s trading operations and cause a significant decline in the price of HYPE, adversely affecting the value of our treasury holdings.

•	The U.S. federal income tax treatment of our HYPE staking rewards is uncertain and evolving, and we could face material and unexpected tax liabilities as a result of staking activities.

Risks Related to the Company’s Securities

•	The price of the Company Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of the Company Common Stock.

•	The Company management may invest or otherwise use the proceeds of any offering in ways with which you may not agree or in ways that may not yield a return.

•

Future sales and issuances of the Company Common Stock or rights to purchase common stock, including pursuant to the Equity Incentive Plan, could result in dilution and could cause the Company Common Stock price to fall.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Capital Stock” section of this prospectus contains a more detailed description of the Common Stock.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 15.

Issuer	Hyperliquid Strategies Inc

Shares of Common Stock offered by the Selling Securityholder

Up to 160,000,000 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Chardan, from time to time under the Purchase Agreement.

The actual number of shares of our Common Stock issued and outstanding will vary depending on the then current market price of shares of our Common Stock sold to Chardan under the Facility.

Terms of the Offering	Chardan will determine when and how it will dispose of any shares of our Common Stock acquired under the Purchase Agreement that are registered under this prospectus for resale.

Common Stock outstanding prior to the Offering	237,919,288 shares as of September 8, 2026.

Common Stock outstanding immediately after the Offering	397,919,288 shares, assuming the sale of 160,000,000 shares of our Common Stock under the Purchase Agreement. The actual number of shares issued will vary depending on the sales prices in this offering.

Use of Proceeds	We will not receive any proceeds from the resale of shares of our Common Stock by Chardan. However, we may receive up to $2.5 billion in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of shares of our Common Stock to Chardan pursuant to the Purchase Agreement from time to time. As of September 8, 2026, we had received approximately $1.1 billion in aggregate gross proceeds, leaving approximately $1.4 billion in potential gross proceeds we may receive after that date. The actual proceeds we receive may be less than this amount (before being reduced for the discount to Chardan) depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. We intend to use any proceeds from any sales of shares of our Common Stock to Chardan under the Facility for general corporate purposes, including potential purchases of HYPE Tokens. See “Use of Proceeds.”

Conflicts of Interest	Chardan is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is expected to act as an executing broker for the resale of shares of Common Stock in this offering. The receipt by Chardan of all the proceeds from resales of shares of Common Stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” (as defined in FINRA Rule 5121) is not necessary for this offering because the shares of common stock being offered have a “bona fide public market” (as defined in FINRA Rule 5121). See “Plan of Distribution (Conflicts of Interest).”

Market for our Common Stock	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PURR.”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

The number of shares of our Common Stock that will be outstanding immediately after this offering assumes the sale and issuance by us of an additional 160,000,000 shares of our Common Stock to Chardan pursuant to the Purchase Agreement and excludes:

•	26,587,647 shares of Company Common Stock issuable upon the conversion of outstanding shares of the Company Series A Preferred Stock (subject to certain blocker provisions);

•	28,658,614 shares of Company Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2026, with a weighted average exercise price of $14.24 per share;

•	1,169,558 shares of Company Common Stock issuable upon the vesting of restricted stock units granted under the 2025 Equity Incentive Plan as of June 30, 2026; and

•	5,148,024 shares of Common Stock reserved for future issuance under the 2025 Equity Incentive Plan as of June 30, 2026.

Unless otherwise indicated, this prospectus reflects and assumes no issuances or exercises of any other outstanding shares, options or warrants after September 8, 2026.

RISK FACTORS

Investing in our securities involves a high degree of risk. We urge you to carefully consider all of the information contained in this prospectus. In particular, you should consider the risk factors below. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. As a result, you could lose all or part of your investment.

The following risk factors are classified into three sections for convenience: (i) “Risks Related to the Facility,” (ii) “Risks Related to the Company’s Business,” and (iii) “Risks Related to the Company’s Securities.” References in this section to “we,” “us” and “our” and related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

Risks Related to the Facility

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement to Chardan, or the actual gross proceeds resulting from those sales or the dilution to you from those sales.

Under the Purchase Agreement with Chardan, we may sell to Chardan up to $2.5 billion of shares of our Common Stock (the “Total Commitment”), upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Chardan at our discretion from time to time until the earliest to occur of (i) December 2, 2028 (the third anniversary of the Closing Date), (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on The Nasdaq Capital Market or any successor Principal Market (as defined in the Purchase Agreement), and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (each date of such termination, an “Automatic Termination Event”).

We generally have the right to control the timing and amount of any sales of our Common Stock to Chardan under the Purchase Agreement. Sales of our Common Stock, if any, to Chardan under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all, some or none of the Common Stock that may be available for us to sell to Chardan pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Total Commitment or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Facility, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock to be paid by Chardan for the Common Stock that we may elect to sell to Chardan under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to Chardan pursuant to the Purchase Agreement, if any, and the purchase price that Chardan is required to purchase the shares of Common Stock under the Purchase Agreement and as described under “The Committed Equity Financing,” it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Chardan under the Purchase Agreement, the purchase price per share that Chardan will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Chardan under the Purchase Agreement.

If it becomes necessary for us to issue and sell to Chardan under the Purchase Agreement more than the 160,000,000 shares of our Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $2.5 billion under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Chardan of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock under the Purchase Agreement.

Chardan is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning Common Stock in excess of 4.99% of our outstanding voting power or shares of Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Investors who buy Common Stock from Chardan at different times will likely pay different prices.

Pursuant to the Purchase Agreement, the timing, price and number of shares of Common Stock sold to Chardan will vary depending on when we choose to sell shares, if any, to Chardan. If and when we elect to sell Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such Common Stock, Chardan may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Chardan in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Chardan in this offering as a result of future sales made by us to Chardan at prices lower than the prices such investors paid for their shares in this offering.

The sale or issuance of shares of our Common Stock to Chardan will result in additional outstanding shares and the resale of shares of our Common Stock by Chardan that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of shares of our Common Stock to decrease.

On October 22, 2025, we entered into the Purchase Agreement with Chardan, pursuant to which Chardan agreed to purchase from us shares of Common Stock up to the amount of the Total Commitment, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. The shares of our Common Stock issuable pursuant to the Purchase Agreement may be sold by us to Chardan at our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, from time to time, until the earliest to occur of (i) December 2, 2028, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on The Nasdaq Capital Market or any successor Principal Market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors. The purchase price for shares of our Common Stock that we may sell to Chardan under the Purchase Agreement will fluctuate based on the trading price of shares of our Common Stock. Depending on market liquidity at the time, sales of shares of our Common Stock may cause the trading price of shares of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our Common Stock to Chardan. As of September 8, 2026, we had sold an aggregate of 112,952,100 shares of our Common Stock pursuant to the Facility. Additional sales of shares of our Common Stock, if any, to Chardan will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to Chardan, after Chardan has acquired shares of our Common Stock, Chardan may resell all, some or none of such shares of our Common Stock at any time or from time to time in its discretion. Therefore, sales to Chardan by us could result in substantial dilution to the interests of other holders of shares of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to Chardan under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our Common Stock or the mere existence of our arrangement with Chardan may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Risks Related to the Company’s Business

HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of HYPE decreased substantially, including as a result of:

•	decreased user and purchaser confidence in HYPE, including due to the various factors described herein;

•

transactional activities such as (i) activities of highly active retail and institutional users, speculators and holders or (ii) actual or expected significant dispositions of HYPE by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection, or associated with tokens vested by the Hyperliquid core team;

•	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, HYPE, Hyperliquid or the broader digital assets industry;

•	changes in consumer preferences and the perceived value or prospects of HYPE or the utility of Hyperliquid;

•

competition from other blockchains, centralized exchanges or decentralized exchanges that exhibit comparable or better speed, security, scalability or energy efficiency, or that feature other more favored characteristics;

•

competition from other digital assets that feature other more favored characteristics, are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•

a decrease in the price of other digital assets, to the extent the decrease in the price of such other digital assets may cause a decrease in the price of HYPE or adversely affect investor confidence in digital assets generally;

•

developments relating to the Hyperliquid blockchain, including (i) changes to the Hyperliquid blockchain that impact its security, speed, scalability, usability or value, such as changes to the cryptographic security protocol underpinning the Hyperliquid blockchain, changes to the maximum number of HYPE outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, changes to its number of validators, and similar changes; (ii) failures to make upgrades to the Hyperliquid blockchain and the Hyperliquid interface to adapt to security, technological, legal or other challenges; and (iii) changes to the Hyperliquid blockchain that introduce software bugs, security risks or other elements that adversely affect HYPE;

•	disruptions, failures, unavailability, or interruptions in services of venues for acquiring HYPE;

•

the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants;

•

regulatory, legislative, enforcement and judicial actions that adversely affect access to, functionality of or performance of Hyperliquid or associated products such as cryptocurrency perpetual futures, the price, ownership, transferability, trading volumes, legality or public perception of, HYPE, Hyperliquid or other Layer 1 blockchains, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from (i) accessing HYPE or Hyperliquid or associated products or (ii) operating in a manner that allows them to continue to deliver services to the digital assets industry;

•	transaction congestion and fees associated with processing transactions on the Hyperliquid network;

•	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions and fiat currency devaluations;

•

developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Hyperliquid blockchain becoming insecure or ineffective; and

•

changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflicts, including those between Russia and Ukraine and in the Middle East.

Due to our adoption of a cryptocurrency treasury strategy and the potential perception by our investors that the value of our listed securities is dependent upon or linked to the value or change in the value of our HYPE holdings or the availability of HYPE to be readily purchased in the United States or elsewhere, we expect to see volatility in our stock price.

There is no assurance that HYPE will maintain its value in the long or intermediate term. In the event that the price of HYPE declines, the value of the Company Common Stock may decline proportionately. The price of HYPE has historically been, and is likely to continue to be, volatile. Since December 4, 2024 (the first date for which public information of the HYPE Token price is available at TradingView.com) through September 8, 2026, the token price of HYPE, based on the price reported by TradingView.com as of 23:59 p.m. UTC on each day, has ranged from as low as $10.26 (April 6, 2025) to as high as $87.94 (September 6, 2026).

HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.

HYPE and other digital assets are relatively novel and are subject to significant legal and regulatory uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE.

•

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE. For example, within the past several years, several bills have been introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets, and secondary trading in digital assets, would be regulated by the CFTC and initial offerings of more centralized digital assets would be regulated by the SEC. The U.S. Senate is also considering legislation that would provide a comprehensive regulatory framework for digital assets. The U.S. Senate Committee on Banking, Housing, and Urban Affairs released an initial discussion draft of the RFIA in July 2025, a second discussion draft in September 2025 and, on January 12, 2026, Chairman Tim Scott released a proposed amendment to the RFIA, which remains under negotiation. The RFIA proposes a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction, enhancing consumer protections and fostering innovation. It seeks to resolve whether digital assets should be regulated as securities or commodities by introducing the concept of “ancillary assets,” which include digital assets offered through the sale of an investment contract. The SEC would have jurisdiction over initial offerings of ancillary assets, but secondary trading in ancillary assets would be excluded from the definition of security. In addition, the U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the DCIA, which like the CLARITY Act, would subject spot trading of digital assets that are commodities to regulation by the CFTC. It is an open question as to how the Senate will proceed;

•

Between June 2023 and February 2025, the SEC has conducted a series of investigations and enforcement actions concerning entities it considered to be unregistered securities exchanges, including, for example, investigations into Uniswap Labs and OpenSea for allegedly operating unregistered securities exchanges; litigations against Payward Inc. and Payward Ventures Inc., together known as Kraken, for allegedly operating as an unregistered securities exchange, broker, dealer and clearing agency; litigations against Binance Holdings Ltd. (“Binance”) and Coinbase, and their respective affiliated entities, relating to assertions that each party was operating as an unregistered securities exchange, broker, dealer and clearing agency. The investigations into Uniswap Labs and OpenSea were closed in early 2025 and the litigations against Kraken, Binance and Coinbase were dismissed in 2025. These actions were followed by the launch of “Project Crypto” in late 2025 by the SEC and the CFTC, a joint initiative aimed to harmonize federal oversight, moving away from “regulation by enforcement.” Consequently, in 2025, the SEC dropped or froze approximately 89 high-profile cryptocurrency enforcement cases, signaling a reset in how the agency polices the market. While many of these investigations or enforcement actions were closed or dismissed, the SEC or other state, federal or foreign regulatory agencies may initiate similar actions in the future, which could materially impact the operations or functionality of Hyperliquid, the price of HYPE and our ability to own or transfer HYPE. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities;

•

Since the formation of a “Crypto Task Force” by the SEC in January 2025 to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures to improve the regulatory environment for the digital asset industry, the SEC has taken a series actions to clarify its regulatory approach concerning the crypto asset market. In May 2025, it issued a statement providing its view that certain staking activities on blockchain networks that use proof-of-stake protocols do not involve the offer or sale of securities under the Securities Act or the Exchange Act; then on March 17, 2026, the SEC issued an interpretive release clarifying the application of federal securities laws to certain crypto assets and related transactions. This guidance created a new taxonomy system for classifying digital assets and signaled potential rulemaking activities for creating exemptions and safe harbors for digital assets under federal securities laws; on April 13, 2026, the staff of the Division of Trading and Markets of the SEC issued a statement, expressing its opinion that the Exchange Act does not require developers or operators of website, browser or mobile app interfaces to register as a broker-dealer, where the user interfaces are embedded in wallets or made available to assist user-initiated crypto asset securities transactions on blockchain protocols utilizing the user’s self-custodial wallet. These actions culminated in the SEC’s proposal to adopt “Regulation Crypto Assets” to create an offering regime specifically tailored to covered investment contracts involving crypto assets, which, if adopted, would provide crypto projects with tailored pathways to U.S. capital formation while accommodating retail participation, broader distribution, secondary-market liquidity, and a potential transition away from investment contract status.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and HYPE specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of HYPE, as well as our ability to hold or transact in HYPE, and in turn adversely affect the market price of our listed securities.

Our HYPE treasury strategy subjects us to enhanced regulatory oversight.

There has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. We have implemented and intend to maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering (“AML”), counter-terrorist financing and sanctions laws and regulations, including the economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and, to the extent applicable to our activities, the Bank Secrecy Act and the regulations of the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”). For the execution of HYPE transactions through trading desks, we work together with reputable digital asset trading service providers that have what we believe to be comprehensive and robust AML policies and procedures. In addition, we have adopted policies and procedures intended to help ensure AML compliance with respect to any potential HYPE transactions, including conducting comprehensive, enterprise-wide AML risk assessments, taking steps to identify and verify counterparties and their beneficial owners where transactions are conducted with identifiable counterparties, performing ongoing sanctions screening of counterparties and wallet addresses, monitoring transactions for suspicious activities, providing training to employees and directors, and managing third-party service provider risks through due diligence and contractual requirements. However, when we acquire HYPE by transacting directly on the Hyperliquid protocol rather than through an intermediated counterparty such as an over-the-counter trading desk, we transact with anonymous on-chain liquidity and cannot identify or conduct diligence on the ultimate source of the HYPE we acquire, and in those instances we are not able to conduct any form of counterparty risk assessment. If we are found to have purchased any of our HYPE from bad actors that have used HYPE to launder money, or from persons subject to sanctions, we may be subject to regulatory proceedings, fines or other civil or criminal penalties and reputational harm, and any further transactions or dealings in HYPE by us may be restricted or prohibited.

We may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our HYPE holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our HYPE holdings. These types of HYPE-related transactions are the subject of enhanced regulatory oversight. These and any other HYPE-related transactions we may enter into, beyond simply acquiring and holding HYPE, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Increased enforcement activity and changes in the regulatory environment, including evolving or changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting HYPE, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in HYPE.

In addition, private actors that are wary of HYPE or the regulatory concerns associated with HYPE have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our listed securities. For example, it is possible that a financial institution could restrict customers from buying our securities if it were to determine that the value of our securities is closely tied to the performance of HYPE, signaling a reluctance to facilitate exposure to virtual currencies.

Absent federal regulations, there is a possibility that HYPE may be classified as a “security.” Any classification of HYPE as a “security” would subject us to additional regulation and could materially impact the operation of our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they believe that HYPE is a “security,” nor has any court addressed the status of HYPE under the U.S. federal securities laws or similar laws. Therefore, while (for the reasons discussed below) we believe that HYPE is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under the Investment Company Act is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that HYPE is a “security” which could require us to register as an investment company under the Investment Company Act.

We have implemented a process for analyzing the U.S. federal securities law status of HYPE and other cryptocurrencies as guidance and case law evolve. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that HYPE is not a “security” is premised, among other reasons, on our conclusion that HYPE does not meet the elements of the Howey test and thus is neither a security nor bought and sold in securities transactions. Rather, we believe that HYPE is a commodity not subject to the U.S. securities laws.

In March 2026, the SEC issued an interpretive release addressing the application of U.S. federal securities laws to digital assets and transactions involving digital assets. The interpretive release does not supersede or replace the Howey test but rather sets forth how the SEC applies the Howey test to digital assets and transactions involving digital assets. The SEC states within the release that it classifies digital assets into five categories based on their characteristics, uses and functions: (1) digital commodities; (2) digital collectibles; (3) digital tools; (4) stablecoins; and (5) digital securities. The release also stipulates that the SEC believes that digital assets classified as digital commodities, digital collectibles and digital tools are not securities. In the release, the SEC explained that a “digital commodity” generally refers to a digital asset that is intrinsically linked to and derives its value from the programmatic operation of a crypto system that is functional, as well as supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. It further noted that a digital commodity does not have intrinsic economic properties or rights, such as generating passive yield or conveying rights to future income, profits, or assets of a business enterprise or other entity, promisor or obligor. Additionally, the release stated that a digital commodity is necessary to participate in or use certain aspects of an associated functional crypto system. The programmed purpose of a digital commodity is to facilitate and incentivize the validation, ordering and confirmation of transactions on the associated functional crypto system, serve as a mechanism to maintain the functioning and/or security of the associated functional crypto system, and foster network effects. Accordingly, a digital commodity is integral to the operation of the associated functional crypto system. The SEC stated that digital assets classified as digital commodities are not securities because they do not constitute any of the financial instruments enumerated in the definition of “security” because, among other things, they do not represent a digitized form of any such instruments, including investment contracts.

Notwithstanding the foregoing, the release is an interpretive statement of the SEC and does not have the force and effect of law, does not create binding legal rights or obligations, and is not binding on courts or other regulatory authorities. The release also makes clear that the analysis of whether a digital asset or a transaction involving a digital asset constitutes a security remains dependent on the specific facts and circumstances, including the manner in which the asset is offered, sold, or promoted. Accordingly, a digital asset that is not itself a security, including a digital commodity such as HYPE, may nonetheless be offered or sold pursuant to an investment contract, and such transactions would be subject to the federal securities laws. Application of securities laws to the specific facts and circumstances of digital assets is complex, evolving and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that HYPE, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings and lawsuits against us or others, which could result in potential injunctions, cease-and-desist orders, fines and penalties if HYPE is determined by a regulatory body or a court to be a security or to be bought and sold in securities transactions. Such developments would adversely affect our business, results of operations, financial condition, and prospects.

Due to the complexity and uncertainty of applying the federal securities and similar laws to digital assets, as well as the fact that different companies doing business in the digital asset industry take varying approaches to analyzing the security status of digital assets, other companies may from time to time reach different conclusions from us on the security status of a particular digital asset. Although we anticipate that these differences will narrow over time, if competitors conclude that they can hold digital assets in ways that we do not permit, then they may have business and revenue opportunities that are not available to us.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors), and it requires an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act since we believe HYPE is not an investment security. With respect to Section 3(a)(1)(A), we do not hold ourselves out as being engaged primarily or propose to engage primarily in the business of investing, reinvesting, or trading in securities within the meaning of such section. With respect to Section 3(a)(1)(C), we do not own or propose to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our stockholders will not have the regulatory protections provided to investors in investment companies.

HYPE and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets’ ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC (“BlockFi”), in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, maintaining our status as a non-investment company or reliance on Rule 3a-2 could require us to take actions to dispose of securities and/or acquire other assets, which dispositions or acquisitions could be required to take place under unfavorable market conditions and could result in the incurrence of losses, and could limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and would have a material adverse effect on our business, results of operations, financial condition, and prospects. In addition, if we were to become subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable. In such event, there would be no guarantee that we would be able to take actions to modify our operations to cease to be an investment company or to bring our operations into compliance with the Investment Company Act. Furthermore, any steps we are able to take to ensure future compliance with the Investment Company Act would not insulate us from liability for past violations. Any of these events could adversely affect our business, results of operations, financial condition, and prospects.

HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Hyperliquid network may be disrupted, which in turn may prevent us from depositing or withdrawing HYPE from our accounts with our custodian or otherwise effecting HYPE transactions. Such disruptions could include, for example: the price volatility of HYPE; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians or others; the closing of HYPE trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Hyperliquid network. For example, on July 29, 2025, Hyperliquid’s API servers experienced a significant spike in traffic, leading to the delay of orders being sent to the nodes for approximately 37 minutes. Hyperliquid has since resolved the issue and provided refunds to affected traders. While there was no hack or exploit, and the blockchain was unaffected, other digital asset networks have experienced more serious disruptions. If the Hyperliquid network is disrupted or encounters other unanticipated difficulties, the value of HYPE could be negatively impacted, which could adversely affect our business, results of operations, financial condition, and prospects.

In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE, cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities, and potential conflicts of interest.

We currently hold substantially all of our HYPE with a regulated custodian, and we intend to continue to hold substantially all of our HYPE with one or more regulated custodians that have duties to safeguard our private keys. Our custodial services contracts will not restrict our ability to reallocate our HYPE among custodians, and our HYPE holdings may continue to be concentrated with a single custodian. Our HYPE is currently held by Anchorage Digital Bank National Association (“Anchorage”), which is a qualified custodian as defined under the Investment Advisers Act of 1940. While Anchorage is a federally regulated entity, we will remain exposed to various risks as a result of our reliance on one or more third-party custodians to manage and hold our HYPE. Because substantially all of the Company’s HYPE Tokens are currently held with a single custodian, our ability to access the HYPE Tokens is driven by the custodian’s ability to comply with contractual requirements. In light of the significant amount of HYPE we anticipate that we will hold, we expect to seek to engage additional custodians to achieve a greater degree of diversification in the custody of our HYPE as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may not be available or may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our HYPE, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services, we may need to enter into agreements that are less favorable or take other measures to custody our HYPE, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we will conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Any insurance that may cover losses of our HYPE holdings may cover none or only a small fraction of the value of the entirety of our HYPE holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our HYPE. Furthermore, any such insurance that may be maintained by our custodians may be subject to aggregate limits and shared among all of such custodian’s customers, thereby reducing the coverage of losses with respect to our HYPE. In the event of a large-scale security incident, cyberattack, or other loss event affecting multiple customers, the total claims could exceed the policy’s aggregate limit, leading to pro-rated or insufficient payouts that may not fully compensate us for our losses. Furthermore, these policies may exclude certain risks, such as losses from market volatility, smart contract failures, or internal errors, which may increase our exposure. As a result, inadequate or shared insurance could lead to significant unrecovered losses, materially adversely affecting the value of our treasury, our financial condition and results of operations.

Moreover, our use of custodians exposes us to the risk that the HYPE our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such HYPE. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we may maintain related to our HYPE. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

HYPE is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the HYPE is held. While the Layer 1 blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the HYPE held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the HYPE held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The HYPE and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, validating or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our HYPE. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of HYPE or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future. Certain employees or vendors may also be vulnerable to physical or psychological coercion, commonly referred to as “wrench attacks,” as well as scams and social engineering tactics intended to obtain access to passwords or private cryptographic keys, in order to then effectuate the unauthorized transfer or theft of digital assets.

In addition, in certain cases our digital asset trading service providers may be affiliated with our custodians, which may give rise to conflicts of interest. For example, Anchorage also acts as one of the execution agents for our HYPE accumulation. Because the same provider both holds our digital assets in custody and executes our HYPE accumulation transactions, it may have less incentive to obtain best execution, the quality and pricing of our transactions may be less transparent, and the prices at which we acquire HYPE may be less favorable than they would be if custody and execution were performed by unaffiliated parties. Any of the foregoing could increase our acquisition costs and adversely affect our results of operations and the net asset value of our HYPE holdings.

Our business is subject to risks of loss from security breaches, hacks, and exploits affecting DeFi protocols and digital asset infrastructure.

The digital asset industry, including decentralized finance (“DeFi”) protocols and blockchain networks, has been, and will likely continue to be, targeted by malicious actors. In April 2026, two high-profile exploits highlighted these vulnerabilities. On April 1, 2026, Drift Protocol, a leading decentralized perpetuals exchange on Solana, was exploited for approximately $285 million through a months-long social engineering campaign that compromised the protocol’s administrative multi-signature controls and subsequently exploited oracle manipulation to drain assets using fictitious collateral. On April 18, 2026, Kelp DAO suffered a $292 million exploit involving its LayerZero-powered bridge, resulting in the theft of a significant portion of its rsETH supply and the propagation of losses across other blockchain networks. These incidents, among the largest DeFi exploits of 2026, demonstrate that even established protocols with substantial liquidity and user bases remain susceptible to sophisticated attacks involving smart contract vulnerabilities, cross-chain bridge exploits, social engineering, oracle manipulation, and compromised access controls.

The Company holds a material portion of its assets in HYPE Tokens, which are staked on the Hyperliquid blockchain and held in custody with a qualified digital asset custodian. We also interact with custodians and third-party infrastructure as part of our treasury operations. Any security breach, exploit, or loss of assets on the Hyperliquid protocol or third-party services we rely on could result in the partial or total loss of our HYPE holdings, materially adversely affect our financial condition and results of operations, and cause a significant decline in the market price of our Common Stock. In addition, such events could erode market confidence in the broader digital asset ecosystem, reduce demand for HYPE, and lead to increased regulatory scrutiny of on-chain treasury strategies. Although we implement various security measures, including multi-signature wallets and counterparty due diligence, there can be no assurance that these or future measures will be sufficient to prevent all losses from hacks, exploits, or other security incidents. The evolving nature of cyber threats, including increasingly sophisticated social engineering and cross-chain attacks, makes it difficult to fully anticipate or mitigate all risks.

We may be subject to risks arising from incidental rights to passively receive additional benefits or digital assets arising from our HYPE holdings during events such as airdrops, hard forks or similar events.

As a holder of HYPE, we may receive incidental rights to passively receive additional benefits or digital assets during events such as airdrops, hard forks or similar events. While these events can create value for the Company, such events may introduce risks, which could include security vulnerabilities, regulatory compliance issues, tax liabilities, and operational complexities. For example, airdrop events may cause increased levels of cyberattack, and in the event of a hard fork or similar blockchain event affecting the digital assets held in our treasury, such as the creation of a divergent chain, there is a risk that attacks, including replay attacks, could occur if the new chain does not implement adequate protection mechanisms. During an airdrop event, we will endeavor to ensure, and we expect that our custodian will endeavor to ensure, the legitimacy of the airdrop event through cross-checking of multiple sources, including official websites, and verify the accuracy of airdrop claim process details. Likewise, we will endeavor to evaluate and support only forks with robust security features, including replay protection. However, we cannot assure you that these efforts will be successful, in which case we could be exposed to significant financial losses, operational disruptions, liabilities and/or reputational harm.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.

Because we only recently initiated our HYPE treasury strategy, our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of HYPE. The prices of digital assets have historically been subject to dramatic price fluctuations and are highly volatile. In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we have adopted.

ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our HYPE in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our HYPE holdings. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The United States enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT.

In connection with the implementation of our HYPE treasury strategy, we have adopted ASU 2023-08. ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, with gains and losses from changes in the fair value of our HYPE recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include this ratable amount in addition to any unrealized gains or losses reported in the applicable tax year. In 2025, the IRS released IRS Notice 2025-49, which allows for the deferral of these mark-to-market adjustments in the calculation of CAMT. With that said, this notice is interim guidance rather than proposed or final regulations.

Accordingly, as a result of the enactment of the IRA and our adoption of ASU 2023-08, while we have current relief under IRS Notice 2025-49, until final guidance is released there is uncertainty as to whether this notice will become law, and as such we could become subject to the CAMT in future tax years. If we become subject to the CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

HYPE trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many HYPE trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in HYPE trading venues, including prominent exchanges that handle a significant volume of HYPE trading and/or are subject to regulatory oversight, in the event one or more HYPE trading venues cease or pause for a prolonged period the trading of HYPE or other digital assets, or experience fraud, significant volumes of withdrawals, security failures or operational problems.

“Front-running” poses a significant risk in digital asset markets, where traders or automated bots exploit advance knowledge of pending large transactions, such as through visibility into blockchain mempools or order books, to execute trades ahead of others, thereby profiting at the expense of other participants and leading to unfavorable execution prices or slippage. The SEC and Department of Justice have addressed front-running in cryptocurrency contexts, including cases involving bots that manipulate trading activity on decentralized finance protocols or exploit algorithmic vulnerabilities, which can distort market fairness and increase costs for large buyers. Furthermore, security failures and operational problems at HYPE trading venues represent material risks; these include hacks, exploits, system outages, or smart contract vulnerabilities that may lead to substantial losses.

The SEC alleged as part of its June 5, 2023, complaint against Binance that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the HYPE market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the HYPE market than is commonly understood. Any actual or perceived wash trading in the HYPE market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our HYPE.

Negative perception, a lack of stability in the broader digital currency markets and the closure, temporary shutdown or operational disruption of HYPE trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the HYPE ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in HYPE and the broader digital currency ecosystem and greater volatility in the price of HYPE. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase and Binance, two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other regulatory agencies may initiate similar actions in the future. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities. As the price of our listed securities may be affected by the value of our HYPE holdings, the failure of a major participant in the digital currency ecosystem could have a material adverse effect on the market price of our listed securities.

The concentration of our HYPE holdings could enhance the risks inherent in our HYPE treasury strategy.

The concentration of our HYPE holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our HYPE treasury strategy. Any future significant declines in the price of HYPE would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other blockchains and associated digital assets, including those with significant private or public sector backing, could have a negative impact on the price of HYPE and adversely affect our business.

As a result of our HYPE treasury strategy, our assets are concentrated in our HYPE holdings. Accordingly, the emergence or growth of digital assets other than HYPE may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchains that do not use a proof-of-stake consensus mechanism like the Hyperliquid network, or use different technical innovations that build upon or improve the proof-of-stake consensus mechanism. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If improved mechanisms for validating transactions on blockchains are perceived as superior to proof-of-stake, those digital assets could gain market share relative to HYPE.

Mathematical or technological advances, such as the development of quantum computers, could undermine the cryptographic algorithms that secure the Hyperliquid blockchain.

The Hyperliquid blockchain relies on cryptographic algorithms for address generation, transaction verification, and smart contract execution. Advances in quantum computing — for example, Microsoft’s February 2025 announcement of its Majorana 1 topological qubit chip — could eventually render certain current cryptographic methods vulnerable. While quantum computing capable of breaking widely used algorithms remains speculative and is generally expected to be years away, any such breakthrough could compromise the security of the Hyperliquid blockchain, allow unauthorized access to wallets holding HYPE, or otherwise impair normal operations.

Although various participants in the ecosystem are actively exploring and implementing quantum-resistant cryptographic solutions, there is no assurance that such upgrades will be developed, adopted, or implemented successfully or in a timely manner across the network. Any transition would likely require broad community consensus and could involve one or more blockchain forks. Failure to achieve consensus or to implement effective quantum-resistant measures could result in a loss of confidence in the Hyperliquid blockchain, reduced demand for HYPE, and adverse effects on the value of the Company Common Stock. Moreover, any perceived weakness in the cryptography underlying digital assets more broadly could negatively affect the market for HYPE and, in turn, the trading price of the Company Common Stock.

Proof-of-stake blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain digital assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols, including the Hyperliquid network, and their associated digital assets — including our HYPE holdings — have not been tested at scale over as long a period of time or been subject to as widespread use or adoption as, for example, Bitcoin’s proof-of-work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including our HYPE holdings. Over the long term, there can be no assurance that the proof-of-stake blockchain on which our HYPE holdings rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact the price of HYPE and the value of our HYPE holdings.

Competition from the emergence or growth of other digital assets could have a negative impact on the price of HYPE and adversely affect the value of our HYPE holdings.

The digital asset market is highly competitive and rapidly evolving, with numerous alternative cryptocurrencies, blockchains, and decentralized finance (DeFi) platforms vying for market share in areas such as perpetual futures trading, staking, and on-chain liquidity provision, which are core to the Hyperliquid ecosystem and its HYPE Token. As of September 8, 2026, HYPE was the eight largest network token by market capitalization, as tracked by Messari, based on circulating market capitalization. As of September 8, 2026, the digital assets tracked by CoinMarketCap.com had a total market capitalization of approximately $2.7 trillion (including the approximately $21.7 billion market cap of HYPE, based on circulating market capitalization), as calculated using market prices and total available supply of each digital asset. HYPE faces competition from a wide range of digital assets, including Bitcoin and Ether. Existing or emerging competitors could attract users and developers away from the Hyperliquid ecosystem by providing superior technology, lower fees, faster transaction speeds or broader ecosystem integrations, potentially eroding Hyperliquid’s market position and leading to reduced trading volumes, staking participation, and overall demand. Many consortiums and financial institutions are also researching and investing resources into private or permissioned blockchain platforms rather than open platforms like the Hyperliquid network. As 99% of Hyperliquid’s revenues are currently allocated to the Assistance Fund for the repurchase of HYPE Tokens, a decline in revenue could have a material impact on the demand for HYPE Tokens. In addition, HYPE is supported by fewer trading platforms than more established digital assets, such as Bitcoin and Ether, which could impact its liquidity. In addition, the Hyperliquid network is in direct competition with other smart contract platforms, such as the Ethereum, Solana, Polkadot, Avalanche and Cardano networks. Competition from the emergence or growth of alternative digital assets or other smart contract platforms could have a negative impact on the demand for, and price of, HYPE, and thereby adversely affect the value of our HYPE holdings.

Investors may also invest in HYPE through means other than our securities, including through direct investments in HYPE and other financial vehicles, including securities backed by or linked to HYPE and digital asset treasury companies similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to gain exposure to HYPE through other vehicles, rather than our securities.

Commencement of vesting a large number of HYPE Tokens in November 2025 may cause increased price volatility and downward price pressure on the HYPE Token.

Commencing in November 2025, approximately 238 million HYPE Tokens (representing 23.8% of the total current supply) allocated to core contributors began vesting on a monthly basis following a one-year lockup period after the Token Generation Event on November 29, 2024. Specific information on the amounts that will be vested and unlocked on a monthly basis, and the duration of the vesting and unlocking period, is not known to us. The vesting and unlocking of substantial HYPE Tokens may introduce significant additional HYPE Token supply into the market, which in turn may lead to increased selling pressure as unlocked HYPE Tokens become available for transfer or sale by recipients, resulting in heightened price volatility, downward pressure on the HYPE Token’s market value, reduced liquidity, or dilution of our treasury holdings’ proportional ownership of HYPE Tokens. If core contributors or their affiliates dispose of substantial amounts of vested HYPE Tokens in a short period, particularly during periods of market instability or low trading volume, it could exacerbate these effects, materially adversely impacting the value of our HYPE Token assets, our financial condition, and the value of our securities.

Competition from central bank digital currencies and emerging payments initiatives involving financial institutions could adversely affect the price of HYPE and other digital assets.

Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. Central banks representing at least 130 countries have published retail or wholesale CBDC work ranging from research to pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, HYPE and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, HYPE. As a result of any of the foregoing factors, the price of HYPE could decrease, which could adversely affect the value of our HYPE holdings.

Our HYPE holdings will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the cryptocurrency market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our HYPE at favorable prices or at all. As a result, our HYPE holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Further, the HYPE we hold with our custodian or custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered HYPE or otherwise generate funds using our HYPE holdings, including in particular during times of market instability or when the price of HYPE has declined significantly. If we are unable to sell our HYPE, enter into additional capital raising transactions, including capital raising transactions using HYPE as collateral, or otherwise generate funds using our HYPE holdings, or if we are forced to sell our HYPE at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Risks Associated with Staking HYPE.

Our staking of HYPE involves inherent risks, including:

•

Liquidity Risks: The 1-day delegation lock-up and 7-day unstaking queue (for transfers from staking to spot accounts) limit immediate access to tokens. This delay serves as a security measure to deter rapid unstaking that could facilitate consensus attacks but may hinder liquidity during periods of market volatility.

•

Validator-Related Risks: Rewards may be interrupted if a delegated validator is jailed for poor performance, such as inadequate response to consensus messages. Jailing requires a quorum vote (more than two-thirds of total stake) and halts block production and rewards during the period. While automatic slashing (permanent token loss) is not currently implemented for most offenses, it may apply to severe malicious acts like double-signing. Concentration of stake with unreliable or malicious validators could compromise network security.

•

Market and Economic Risks: The reward rate for staking is variable and decreases as total staked HYPE increases, potentially reducing staking rewards over time. HYPE Token value is subject to significant fluctuations, which could result in capital losses or opportunity costs. Staked tokens cannot be used for other activities, such as trading or lending, during lock-up periods.

•

Regulatory and Tax Risks: Staking rewards may be treated as taxable income in certain jurisdictions, and the evolving regulatory landscape for digital assets could impose restrictions, penalties, or reporting requirements on staking activities. The protocol operates in a decentralized manner, but changes in securities laws, commodities laws, anti-money laundering regulations, or other governmental actions could adversely affect HYPE staking.

•

Technological and Operational Risks: Network upgrades, bugs, or external attacks could impact staking functionality. While the protocol employs measures like HyperBFT consensus to mitigate these risks, no system is entirely risk-free.

Our staking program for HYPE Tokens involves delegating to third-party validators on the Hyperliquid network, which exposes us to risks from on-chain penalty mechanisms that could result in lost rewards or, in severe cases, permanent token losses. Currently, automatic on-chain slashing is not implemented for standard staking activities in the Hyperliquid network, but penalties are enforced through a jailing system where validators failing to meet latency or response frequency requirements may be temporarily excluded from consensus participation upon a quorum of peer votes, preventing reward generation for delegators like us and imposing an opportunity cost through forgone yield. Slashing is reserved for malicious actions such as double-signing blocks. There is no information publicly available in relation to Hyperliquid network penalty percentages, triggers, or recovery processes.

Our staked HYPE holdings are subject to a 7-day unstaking queue, which allows time for social interventions or additional penalties, while jailed validators can unjail after remediation subject to rate limits, but without any mechanism to recover lost rewards. These factors could lead to reduced staking yields, temporary illiquidity, or material financial impacts if our selected validators underperform or engage in misconduct, adversely affecting the overall value of our treasury holdings and our ability to generate expected income from staking activities. As of September 8, 2026, based on publicly available information, there have not been any incidents of slashing within the Hyperliquid network.

The Company does not guarantee any specific staking rewards or benefits from staking HYPE, and past performance is not indicative of future results.

If the Company or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to its HYPE, or if the Company’s private keys are lost or destroyed, or other similar circumstances or events occur, the Company may lose some or all of its HYPE and its financial condition and results of operations could be materially adversely affected.

Substantially all of the HYPE the Company owns is held in custody accounts at a U.S.-based institutional-grade digital asset custodian. Security breaches and cyberattacks are of particular concern with respect to the Company’s HYPE. While we are not aware of any security breaches to the HYPE network, other blockchain-based cryptocurrencies and the entities that provide services to participants in the HYPE ecosystem have been, and the HYPE network may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. In February 2025, approximately $1.5 billion of ether was stolen from the Dubai-based Bybit exchange. Bybit claims the hack occurred when the company was making a routine transfer of ether from an offline “cold” wallet to a hot wallet, with the attackers suspected to be agents of North Korea exploiting security controls to gain control of the assets.

A successful security breach or cyberattack could result in:

•	a partial or total loss of the Company’s HYPE in a manner that may not be covered by insurance or the liability provisions of the custody agreement with any custodian who holds the Company’s HYPE;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether the Company is directly impacted, could lead to a general loss of confidence in the broader HYPE ecosystem or in the use of the HYPE network to conduct financial transactions, which could negatively impact the Company.

Attacks upon systems across a variety of industries, including industries related to HYPE, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. The Company may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to the Company’s systems and facilities, as well as those of its partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm the Company even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and the Company may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of the Company’s operations or those of others in the HYPE industry, including third-party services on which the Company relies, could materially and adversely affect the Company’s financial condition and results of operations.

The Company will continue to incur increased costs as a result of operating as a public company and its management team will be required to devote substantial time to compliance initiatives.

As a public company, the Company is incurring, and will continue to incur, significant legal, accounting and other expenses that Rorschach did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and internal control over financial reporting and corporate governance practices. The Company’s management and other personnel are required to devote time to these compliance initiatives. Moreover, these rules and regulations increase the Company’s legal and financial compliance costs and will make some activities more time-consuming and costly.

The Company is subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Company file with the SEC annual, quarterly and current reports with respect to the Company’s business and financial condition as well as other disclosure and corporate governance requirements. If the Company is not able to comply with the requirements in a timely manner or at all, the Company’s financial condition or the market price of the Company Common Stock may be harmed.

Among other things, the Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The Company may need to hire additional accounting and financial staff to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the Company.

Pursuant to Section 404 of the Sarbanes-Oxley Act, the Company will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To the extent that the Company remains a “smaller reporting company,” it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. The Company will need to dedicate internal resources, potentially engage outside consultants, maintain a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite such efforts, there is a risk that neither it nor its independent registered public accounting firm, if required, will be able to conclude that its internal control over financial reporting remains effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Company’s financial statements.

Moreover, if the Company identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses or if the Company cannot provide reliable financial reports, prevent fraud and operate successfully as a public company, investors could lose confidence in the accuracy and completeness of the Company’s financial reports, its reputation and operating results may be harmed, the market price of the Company Common Stock could decline and the Company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, is designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to detect or prevent error or fraud could materially adversely impact us.

Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

The loss of, or inability to maintain or establish, banking relationships could adversely affect our business and our ability to execute our HYPE treasury strategy.

Our ability to operate as a digital asset treasury company depends on access to banking services, including deposit accounts, wire transfer facilities, and other financial services necessary to fund HYPE purchases, pay operating expenses, service any indebtedness, and conduct day-to-day business operations. Financial institutions may be reluctant to provide banking services to companies whose primary assets consist of or whose business is closely associated with digital assets, including HYPE, due to regulatory uncertainty, reputational concerns, guidance from bank regulators, or internal risk management policies.

The digital asset industry has experienced significant disruptions in banking access in recent years. In March 2023, Silvergate Bank and Signature Bank — two of the primary banking partners for the digital asset industry — each failed and were placed into receivership. The closures significantly disrupted payment and settlement infrastructure for many digital asset businesses and their counterparties. While alternative banking relationships have since developed, there can be no assurance that these relationships will remain available to us or will not be similarly disrupted in the future.

If we are unable to establish or maintain banking relationships, or if our banking partners impose restrictions on our ability to transact, we may be unable to:

•	fund purchases of HYPE or execute our treasury strategy;

•	pay operating expenses, compensation, or other obligations in a timely manner;

•	receive proceeds from any capital markets transactions, including equity or debt offerings;

•	maintain access to our cash and liquid assets; or

•	service any indebtedness we may incur.

Any such disruption could materially and adversely affect our financial condition, results of operations, and our ability to continue our business as currently contemplated. In addition, the banking system has limited exposure to digital assets, and the failure of any financial institutions on which we rely — or any bank that serves as a counterparty or settlement institution to our custodians or trading partners — could also have an adverse effect on our business, even if we are not a direct customer of the affected institution. There can be no assurance that we will be able to identify or transition to alternative banking providers in a timely manner or on commercially acceptable terms in such circumstances.

The governance structure of the Hyperliquid Network is concentrated, and protocol changes could be adopted without broad consensus, potentially adversely affecting the value of HYPE and our treasury holdings.

The Hyperliquid Network is governed through a protocol upgrade mechanism known as the Hyperliquid Improvement Proposal (“HIP”) process. Under this framework, community members may propose changes to the Hyperliquid protocol through off-chain community forums, and such proposals are listed in the Hyperliquid GitBook HIP repository. Protocol changes are ultimately determined by validator votes, with the voting weight of each validator determined by the amount of HYPE staked with that validator. A proposal must obtain the support of at least two-thirds of total staked HYPE to pass.

This governance structure presents a number of material risks to us as holders of HYPE:

•

Concentration of Voting Power: Commencing in November 2025, approximately 238 million HYPE Tokens allocated to the Hyperliquid Foundation and core contributors began vesting. As these tokens vest and are staked, the Foundation and core contributors may collectively control or significantly influence a majority of validator voting weight, and therefore have the ability to determine the outcome of protocol governance decisions. A concentration of governance power in the hands of insiders or affiliated parties could result in protocol changes that benefit those parties at the expense of other HYPE holders, including us.

•

Risk of Adverse Protocol Changes: Because we hold HYPE as our primary treasury asset, changes to the Hyperliquid protocol could materially affect the value of our holdings. Among the categories of protocol change that could adversely affect us are:

•	changes to HYPE’s tokenomics, including the total supply cap, emission schedule, or vesting mechanics for core contributors;

•	changes to the fee structure of the Hyperliquid DEX, including the percentage of fees directed to the Assistance Fund for HYPE buybacks;

•	changes to staking economics, including reward rates, lock-up periods, slashing parameters, or validator jailing criteria;

•	changes to the Hyperliquid consensus mechanism or block structure that could alter network security properties; and

•	introduction of new governance tokens or economic rights that dilute the value of HYPE.

•

Lack of Formal Governance Protections: Unlike publicly traded companies, the Hyperliquid protocol has no board of directors, shareholder rights plan, or other formal governance mechanism designed to protect the interests of minority token holders. There is no equivalent of fiduciary duty owed to HYPE holders. Protocol changes are not subject to independent review, regulatory approval, or external audit before implementation. Our ability to challenge or seek to reverse any such governance decision is limited. Any adverse protocol change, whether adopted in good faith or otherwise, could reduce the utility, demand, or value of HYPE and thereby materially adversely affect the value of our treasury holdings and the market price of the Company Common Stock.

The Hyperliquid Network’s HyperBFT consensus mechanism is subject to specific attack vectors that could disrupt transaction finality or compromise the integrity of the blockchain, potentially resulting in the loss of or inability to access our HYPE holdings.

The Hyperliquid Network uses a consensus algorithm known as HyperBFT, a variant of Byzantine Fault Tolerant (“BFT”) consensus that differs materially from the proof-of-work mechanism used by the Bitcoin network. Unlike proof-of-work systems, which are vulnerable to so-called “51% attacks” requiring control of a majority of hash rate, the Hyperliquid Network’s BFT-based consensus mechanism has distinct and specific attack thresholds:

•

Liveness Attacks (Threshold: >1/3 of staked HYPE): A coalition of validators controlling more than one-third of the total staked HYPE could mount a “liveness attack” by refusing to participate in or blocking the consensus process. A successful liveness attack would prevent the network from achieving the quorum necessary to finalize new blocks, effectively halting transaction processing on the Hyperliquid Network. If such an attack were sustained, we could be unable to transfer, sell, stake, or otherwise access our HYPE holdings for as long as the attack persists.

•

Safety Attacks (Threshold: >2/3 of staked HYPE): A coalition controlling more than two-thirds of total staked HYPE could theoretically mount a “safety attack” — the most severe category of BFT consensus failure — by creating conflicting blocks and causing the network to accept an alternative transaction history. A successful safety attack could, in principle, allow attackers to reverse previously confirmed transactions, including transfers of HYPE, or to otherwise manipulate ledger state. While such an attack would require extraordinary coordination and would likely be apparent to network participants, there is no technical mechanism that makes it impossible.

•

Concentration Risk Associated with Token Unlock: As core contributor HYPE Tokens vest and are staked, the distribution of staked HYPE among validators may shift materially. If the vesting and staking of these tokens results in a concentration of stake with a small number of validators or affiliated parties, the threshold for both liveness and safety attacks may effectively become more achievable. We cannot predict the staking behavior of core contributors following token unlock, and no public information is available regarding the allocation of HYPE among specific validators.

•

General Limitations of BFT Consensus: Although BFT consensus mechanisms are generally considered to have strong security properties under normal operating conditions, the security guarantees of BFT systems depend on the assumption that no more than one-third of validators are adversarial or unavailable at any given time. If this assumption is violated — whether by coordinated attack, validator failure, network partition, or other cause — the consensus guarantees of HyperBFT may not hold. There is limited operational history for the HyperBFT system at the scale and transaction volume of the current Hyperliquid Network, and previously undiscovered vulnerabilities may exist in its implementation. Any successful attack on the Hyperliquid Network’s consensus mechanism could result in significant disruption to the network, loss of confidence in HYPE, a material decline in the value of HYPE, and consequent adverse effects on the value of our treasury holdings and the market price of the Company Common Stock.

The failure or de-pegging of major stablecoins, particularly USDC, could disrupt Hyperliquid’s trading operations and cause a significant decline in the price of HYPE, adversely affecting the value of our treasury holdings.

The Hyperliquid perpetual futures trading platform relies primarily on USDC as the margin and settlement currency for open trading positions. USDC is a U.S. dollar-denominated stablecoin issued by Circle Internet Financial, LLC and is intended to maintain a 1:1 peg to the U.S. dollar through the holding of reserve assets. A significant portion of Hyperliquid’s total value locked, open interest, and daily trading activity is denominated in USDC.

The stability of USDC — and stablecoins generally — is subject to a number of risks, any of which could cause USDC to trade below its stated $1.00 peg (a so-called “de-pegging” event) or to become temporarily or permanently unavailable:

•	regulatory action by the SEC, CFTC, or other U.S. or foreign regulators classifying USDC as a security or requiring Circle to cease operations or limit USDC issuance;

•

failure of the reserve assets backing USDC, including bank deposits held at regulated financial institutions (as occurred during the temporary USDC de-peg in March 2023 when approximately $3.3 billion of USDC reserves were held at the then-failing Silicon Valley Bank);

•	smart contract vulnerabilities or operational failures in the USDC issuance or redemption mechanism; and

•	broader loss of confidence in U.S. dollar-backed stablecoins following any significant de-peg event.

A de-pegging or failure of USDC could disrupt trading activity on the Hyperliquid platform, including by:

•	causing widespread forced liquidations of leveraged positions denominated in USDC, generating extreme volatility and potential losses for liquidity providers, including the Assistance Fund;

•	halting or significantly reducing trading volume on the platform, thereby reducing fee revenue and impairing Assistance Fund buyback activity; and

•	triggering a broader loss of confidence in the Hyperliquid ecosystem and causing a sharp decline in the price of HYPE.

More broadly, a stablecoin crisis — regardless of whether USDC is directly implicated — could cause severe contagion across the digital asset markets, as demonstrated by the collapse of the TerraUSD (“UST”) algorithmic stablecoin in May 2022, which triggered a significant decline in the prices of most major digital assets, including assets that had no direct exposure to UST. Any such contagion could disproportionately affect HYPE, which has a smaller market capitalization and lower liquidity than Bitcoin or Ether, and could materially adversely affect the value of our treasury holdings and the market price of the Company Common Stock.

State-sponsored cyberattacks, including those attributed to North Korean threat actors, pose a heightened and specific threat to our HYPE holdings and our digital asset custodian, and any involvement of sanctioned entities in our HYPE transactions — even unknowingly — could expose us to OFAC enforcement action.

The digital asset industry is subject to a disproportionate level of cyberattack activity from sophisticated state-sponsored threat actors. In particular, the Lazarus Group and related organizations associated with the Democratic People’s Republic of Korea (“DPRK” or “North Korea”) have been responsible for a series of the largest and most technically sophisticated digital asset thefts in history. In February 2025, DPRK-affiliated hackers were attributed responsibility for the theft of approximately $1.5 billion in ether from the Dubai-based Bybit exchange — one of the largest digital asset thefts ever recorded. Prior notable incidents attributed to DPRK actors include the theft of approximately $625 million from the Ronin Network (Axie Infinity) in March 2022 and approximately $100 million from Harmony’s Horizon Bridge in June 2022.

These attacks pose a specific and heightened risk to the Company for two distinct but related reasons:

•

Direct Custodial and Counterparty Risk: Our HYPE is primarily held with an institutional custodian and transacted through digital asset trading venues and counterparties. Each of these parties is a potential target for state-sponsored cyberattack. A successful attack on our custodian — even if we are not the direct target — could result in the permanent loss of all or a portion of our HYPE. As described elsewhere in this prospectus, digital asset custody losses may be uninsured or only partially insured, and there is no guarantee of recovery from a custodian following a state-sponsored attack.

•

OFAC Sanctions Compliance and Taint Risk: The U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) has sanctioned numerous digital asset wallet addresses associated with DPRK actors, the Lazarus Group, and other sanctioned entities. OFAC has signaled that receiving, holding, or transacting with digital assets that have passed through sanctioned addresses — even unknowingly and even through multiple intermediary transactions — may constitute a sanctions violation subject to civil or criminal penalties. Unlike fiat currency, which generally loses its taint through the banking system, digital assets on a public blockchain maintain a traceable transaction history, and assets with a history of passing through sanctioned addresses may be permanently “tainted” in the view of OFAC.

If any of our HYPE is determined to have passed through a sanctioned address, we could be subject to:

•	civil monetary penalties under the International Emergency Economic Powers Act (“IEEPA”) or the Trading with the Enemy Act (“TWEA”), which can be substantial even in cases of unknowing violations;

•	criminal prosecution in cases involving willful or knowing sanctions violations;

•	asset blocking or forfeiture orders requiring us to freeze or forfeit the affected HYPE; and

•	reputational harm and loss of banking or custodial relationships upon disclosure of any OFAC inquiry or enforcement action.

Any OFAC enforcement action against us, our custodian, or our counterparties could materially and adversely affect our business, financial condition, results of operations, and the market price of the Company Common Stock.

The patchwork of state money transmission laws and digital asset licensing requirements, including New York’s BitLicense regime, may impose compliance burdens on us or restrict our ability to conduct our HYPE treasury strategy in certain jurisdictions.

In addition to federal regulatory requirements, our HYPE treasury strategy may be subject to a complex and evolving patchwork of state-level laws governing money transmission and digital asset activities. The regulatory treatment of digital asset businesses under state law varies substantially across jurisdictions and may require us to obtain licenses or registrations before conducting certain HYPE-related activities.

•

New York BitLicense: The New York State Department of Financial Services (“NYDFS”) requires any person or entity engaged in “virtual currency business activity” involving New York or New York residents to obtain a “BitLicense” or to operate under a limited purpose trust charter. The BitLicense regime defines “virtual currency business activity” broadly to include, among other things, buying and selling virtual currency as a customer business, performing exchange services, controlling, administering, or issuing a virtual currency, and performing retail conversion services. The application process is lengthy and expensive, and NYDFS has broad discretion in granting or denying applications. Our Company is incorporated in Delaware and headquartered in New York, and there is a risk that NYDFS could take the position that certain of our HYPE treasury activities require BitLicense authorization.

•

State Money Transmission Laws: Forty-nine U.S. states and the District of Columbia have money transmission laws that may apply to digital asset activities. These regimes vary in their application to digital assets: some states have updated their money transmission laws to expressly address virtual currencies; others apply legacy money transmission frameworks to digital asset activities; and others have issued guidance or adopted new digital asset-specific statutes. Failure to obtain required state licenses could expose us to civil and criminal penalties, injunctive relief, and reputational harm.

•

Uniform Regulation of Virtual Currency Businesses Act: In July 2017, the Uniform Law Commission adopted the Uniform Regulation of Virtual Currency Businesses Act (“URVCBA”), a model law intended to establish a harmonized multi-state licensing framework for virtual currency businesses. As of the date of this prospectus, only California, Louisiana, and Rhode Island have adopted legislation based on the URVCBA model. The limited adoption of a uniform framework means that we face ongoing regulatory fragmentation across state jurisdictions.

•

Potential Impact on Our Operations: If we are required to obtain money transmission licenses or digital asset business licenses in states where we conduct HYPE-related activities and are unable to do so, we may be required to limit or restructure our operations in those jurisdictions, engage third-party licensed intermediaries to execute HYPE transactions on our behalf, or cease certain activities involving HYPE altogether in the affected jurisdictions. Any such restriction could materially impair our ability to execute our HYPE treasury strategy and adversely affect our financial condition and results of operations.

The U.S. federal income tax treatment of our HYPE staking rewards is uncertain and evolving, and we could face material and unexpected tax liabilities as a result of staking activities, including ordinary income recognition at the time staking rewards are received.

We may engage in staking of our HYPE holdings, which involves delegating HYPE to validators on the Hyperliquid Network in exchange for staking rewards. The U.S. federal income tax treatment of staking rewards is subject to significant uncertainty:

•

IRS Revenue Ruling 2023-14: In July 2023, the Internal Revenue Service (“IRS”) issued Revenue Ruling 2023-14, in which it took the position that staking rewards received by a taxpayer who stakes cryptocurrency through its own validator node are includible in the taxpayer’s gross income at their fair market value at the time the rewards are received. While Revenue Ruling 2023-14 specifically addressed staking through a taxpayer’s own validator node, the IRS’s analysis suggests it would apply the same treatment to staking rewards earned through delegation to third-party validators, such as through our staking program on the Hyperliquid Network. If this interpretation is confirmed or extended, we would be required to recognize ordinary income equal to the fair market value of staking rewards at the time we receive them, regardless of whether we have sold or otherwise liquidated the rewards.

•

Interaction with ASU 2023-08 Mark-to-Market Accounting: We have adopted ASU 2023-08, which requires us to measure our HYPE holdings at fair value and to recognize gains and losses from changes in fair value in net income each reporting period. The combination of (i) mark-to-market accounting treatment for our existing HYPE holdings and (ii) ordinary income recognition for newly received staking rewards could result in a significant and unpredictable tax burden in years when the value of HYPE is rising. In such years, we could face both current tax obligations on unrealized appreciation in our HYPE treasury and ordinary income tax on staking rewards, potentially before we have the liquidity to satisfy these obligations without selling HYPE.

•

Corporate Alternative Minimum Tax: As described elsewhere in this prospectus, unrealized fair value gains on our HYPE holdings could cause us to become subject to the CAMT under the Inflation Reduction Act of 2022. The potential inclusion of staking reward income in our adjusted financial statement income could independently contribute to or increase our exposure to the CAMT, compounding the overall tax burden associated with our HYPE treasury strategy.

•

Pending Guidance and Legislative Uncertainty: The IRS has not issued comprehensive guidance addressing all aspects of digital asset staking, including the determination of cost basis for staking rewards, the treatment of rewards received in-kind in the same token as the staked asset, the timing and valuation of rewards that are subject to lock-up periods, and the application of these rules to entities that stake through third-party validators rather than operating their own nodes. Pending Treasury regulations, once finalized, could establish rules that differ from our current tax reporting positions, potentially requiring us to restate prior period tax filings or to recognize additional income or gains. Additionally, Congress may enact legislation altering the tax treatment of digital asset staking rewards, and any such legislation could apply retroactively. The uncertainty surrounding the tax treatment of staking rewards requires us to make assumptions and estimates that may prove to be incorrect, resulting in material adjustments to our tax liabilities and financial results. Any material increase in our tax obligations as a result of staking activities or changes in the applicable tax rules could adversely affect our financial condition, liquidity, and results of operations, and could require us to sell a portion of our HYPE holdings to satisfy tax liabilities, which in turn could have an adverse effect on the market price of the Company Common Stock.

Risks Related to the Company’s Securities

The trading price and volume of the Company Common Stock may be volatile.

The trading price and volume of the Company Common Stock may be volatile. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Company Common Stock. Many factors may impair the market for the Company Common Stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the Company Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Company Common Stock. Many of these factors and conditions are beyond the control of the Company or the Company stockholders.

The Company stockholders may experience additional dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in the Company.

The percentage ownership of the Company stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

It is expected that, from time to time, the Company Board will grant additional equity awards to employees and directors of the Company under the Company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company Common Stock.

In addition, the Company Charter authorizes the Company to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over the Company Common Stock with respect to dividends and distributions, as the Company Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Company Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Company Common Stock.

The price of the Company Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of the Company Common Stock.

The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of the new HYPE treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell the Company Common Stock. The market price for the Company Common Stock may be influenced by many factors, including:

•	HYPE treasury strategy;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us; and

•	general economic, industry and market conditions.

Failure by the Company to comply with the continued listing standards of Nasdaq could result in a delisting of the Company Common Stock.

If the Company fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the Company Common Stock. Such a delisting would likely have a negative effect on the price of the Company Common Stock and would impair your ability to sell or purchase the Company Common Stock when you wish to do so. In the event of a delisting, the Company can provide no assurance that any action taken by the Company to restore compliance with listing requirements would allow the Company Common Stock to become listed again, stabilize the market price or improve the liquidity of the Company Common Stock, prevent the Company Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Upon a potential delisting from Nasdaq, if the Company Common Stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the Company Common Stock, decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume and fewer broker dealers willing to execute trades in the Company Common Stock. Also, it may be difficult for the Company to raise additional capital if the Company Common Stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Company Common Stock and could have a material adverse effect on the Company.

The Company is not expected to pay dividends on the Company Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the common stock.

Rorschach has never declared or made any cash distribution to its equity holders. Sonnet has never declared or paid any cash dividend on Sonnet Common Stock. The expectation is that the Company will retain future earnings for the development, operation and expansion of the Company’s business and it does not anticipate declaring or paying any cash dividends for the foreseeable future. There is no guarantee that shares of the Company Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

If equity research analysts do not publish research or reports or publish unfavorable research or reports, about the Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Company Common Stock will be influenced by the research and reports that equity research analysts publish about it and its business. The Company does not have any control over the analysts or the content and opinions included in their research reports. The price of the Company Common Stock could decline if one or more equity research analysts downgrade the stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of the Company or fail to publish reports on it regularly, demand for its Common Stock could decrease, which in turn could cause the Company Common Stock price or trading volume to decline.

The Company is not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. The Company is not currently subject to, and does not otherwise voluntarily comply with these laws and regulations. This means, among other things, that the execution of or changes to the Company’s HYPE strategy, its use of leverage, the manner in which its HYPE is custodied, its ability to engage in transactions with affiliated parties and its operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to the Company’s treasury reserve policy would require the approval of the Company Board, no stockholder or regulatory approval would be necessary. Consequently, the Company Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of its HYPE holdings or other activities the Company may pursue, and has the power to change its current policies, including the Company’s strategy of acquiring and holding HYPE.

THE COMMITTED EQUITY FINANCING

On October 22, 2025, we entered into the Purchase Agreement with Chardan establishing the Facility. On September 1, 2026 and September 14, 2026, we entered into three amendments to effect certain changes to the October 2025 Agreement. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the first amendment to the Purchase Agreement, we have the right, from time to time at our option, to direct Chardan to purchase up to $2.5 billion of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at which the Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes, including potential purchases of HYPE Tokens.

In accordance with our obligations under the Purchase Agreement, we have filed the Existing Registration Statement to register 160,000,000 shares of Common Stock, and are filing this registration statement of which this prospectus forms a part to register the resale by Chardan of up to 160,000,000 additional Purchase Shares not covered by the Existing Registration Statement, consisting of shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Chardan, from time to time from and after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement. Pursuant to the first amendment to the Purchase Agreement, beginning after the sale of $1.0 billion in the aggregate of shares of Common Stock pursuant to the Purchase Agreement, we may not issue or sell any shares of Common Stock pursuant to the Purchase Agreement if, after giving effect to the transaction, the aggregate number of shares to be issued and sold at a price of less than $12.02 per share would exceed the Exchange Cap of 42,641,847 shares (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the first amendment), unless the Company’s stockholders have approved the issuance of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap in accordance with the rules of the Nasdaq Stock Market (or such approval is not required in accordance with such rules). Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) December 2, 2028, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on The Nasdaq Capital Market or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (the “Termination Provisions”).

Although the Purchase Agreement provides that we may sell up to an aggregate of $2.5 billion of our shares of our Common Stock to Chardan, only 160,000,000 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus (in addition to the 160,000,000 shares of Common Stock previously registered and sold under the Existing Registration Statement). If it becomes necessary for us to issue and sell to the Selling Securityholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $2.5 billion under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Securityholder under the Purchase Agreement.

Chardan is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning Common Stock in excess of 4.99% of our outstanding voting power or shares of Common Stock (the “Beneficial Ownership Limitation”).

The Purchase Agreement and the Chardan Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

VWAP Purchase, Intraday VWAP Purchases and Off-Hour Purchases of Shares of Common Stock Under the Purchase Agreement

From and after the Commencement Date, we will have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to direct Chardan to purchase an amount of shares of our Common Stock equal to the applicable VWAP Purchase Share Amount, at the applicable VWAP Purchase Price (as defined herein) therefor on such VWAP Purchase Date (as defined in the Purchase Agreement) in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”) by delivering written notice to Chardan (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all shares of Common Stock subject to all prior VWAP Purchases by Chardan have been delivered to Chardan as required by the Purchase Agreement.

In addition to the regular VWAP Purchases described above, from and after the Commencement Date, we will also have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to offer to Chardan the right to or, in certain circumstances, to direct Chardan, to purchase, on any trading day we select as the Purchase Date (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), up to an amount of shares of our Common Stock equal to the applicable Intraday VWAP Purchase Share Amount (as defined in the Purchase Agreement) at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Intraday VWAP Purchase”) by delivering a written notice to Chardan (each such notice, an “Intraday VWAP Purchase Notice”) to Chardan prior to 3:00 p.m., New York City time, on any trading day.

We may, in our sole discretion, timely deliver one Intraday VWAP Purchase Notice to Chardan on a single Purchase Date to effect an Intraday VWAP Purchase on such same Purchase Date, so long as all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by Chardan prior to the time we deliver to Chardan a new Intraday VWAP Purchase Notice to effect an Intraday VWAP Purchase on the same Purchase Date as a regular VWAP Purchase. The terms and limitations that will apply to each Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such Intraday VWAP Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to Chardan in each Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Period for each Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In addition to the regular VWAP Purchases and Intraday VWAP Purchases described above, from and after the Commencement Date, we have the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to offer Chardan the right to purchase shares of our Common Stock outside of market hours (i.e., prior to market open and/or following market close) (an “Off-Hour Sale”) by delivering a notice to Chardan (an “Off-Hour Sale Notice”) specifying the number of shares of our Common Stock being offered to Chardan (the “Off-Hour Offered Amount”), which may be calculated as (a) a percentage (not to exceed 20%) of volume of trading until a specified time (which may not be beyond the next market open), (b) a fixed number of shares of Common Stock or (c) an approximate dollar value for shares of Common Stock offered through the Off-Hour Sale. Chardan may accept the Off-Hour Sale Notice in whole or in part, subject to the limitations described below.

The maximum number of shares of Common Stock that Chardan is required to purchase on any one trading day pursuant to a VWAP Purchase Notice, an Intraday VWAP Purchase Notice or an Off-Hour Sale Notice, as applicable, under the Purchase Agreement, is equal to the lesser of:

•

a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Chardan of more than the Beneficial Ownership Limitation; and

•

a number of shares of Common Stock which would result in the total aggregate VWAP Purchase Price to be paid by Chardan in any VWAP Purchase, together with, if applicable, any Intraday VWAP Purchase and any Off-Hour Sale, made on one purchase date, exceeding $5.0 million; and

•

a number of shares of Common Stock equal to (a) twenty percent (20%) multiplied by (b) the total number (or volume) of shares of Common Stock traded on The Nasdaq Capital Market (or successor Principal Market) during the applicable VWAP Purchase Period, Intraday VWAP Purchase Period or Off-Hour Sale Period (as applicable) on the applicable VWAP Purchase Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale; and

•	the VWAP Purchase Share Amount (for a VWAP Purchase), the Intraday VWAP Purchase Share Amount (for an Intraday VWAP Purchase) or the Off-Hour Offered Amount (for an Off-Hour Sale).

The per share purchase price for the Common Stock that we elect to sell to Chardan in (i) a VWAP Purchase or Intraday VWAP Purchase, if any, is currently equal to ninety-seven and one-half percent (97.5%) of the VWAP on such VWAP Purchase Date for such VWAP Purchase or Intraday VWAP Purchase, or (ii) Off-Hour VWAP Purchase on such VWAP Purchase Date if any, is currently equal to ninety-five percent (95.0%) of the VWAP over the Off-Hour VWAP Purchase Period (such price, the “VWAP Purchase Price”), subject to certain adjustments. Pursuant to Amendment Nos. 2 and 3 to the Purchase Agreement, those percentages will change to ninety-eight and one-half percent (98.5%) and ninety-seven percent (97.0%), respectively, following the sale of the first 160,000,000 shares of Common Stock pursuant to the Purchase Agreement.

The Purchase Agreement defines “VWAP” as, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “VWAP” function. All such determinations shall be appropriately adjusted for any sales of shares of Common Stock through certain block transactions, any reorganization, non-cash dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that Chardan could be obligated to pay for Common Stock we elect to sell to Chardan in any VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement.

At or prior to (x) 5:30 p.m., New York City time, on the VWAP Purchase Date for each VWAP Purchase and each Intraday VWAP Purchase, if applicable, (y) 9:30 p.m. New York City time, on the VWAP Purchase Date for each Off-Hour VWAP Purchase in connection with an Off-Hour Sale Notice delivered before 8:00 p.m., New York City time, and (z) 5:30 p.m. New York City time, on the VWAP Purchase Date for each Off-Hour VWAP Purchase in connection with an Off-Hour Sale Notice delivered before 8:00 a.m., New York City time, Chardan will provide us and our transfer agent with a written confirmation for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale setting forth, among other things, the applicable VWAP Purchase Price for such trading day, the total number of shares of Common Stock being purchased by Chardan in such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, the total aggregate VWAP Purchase Price to be paid by Chardan for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, the VWAP Purchase Period, Intraday VWAP Purchase Period (if applicable) and Off-Hour Sale Period (if applicable), and, if Chardan is purchasing a number of shares of Common Stock less than the VWAP Purchase Share Amount, Intraday VWAP Purchase Share Amount or Off-Hour Offered Amount, Chardan’s calculation of the VWAP Purchase Commitment Amount (as defined in the Purchase Agreement).

The Common Stock purchased by Chardan in an applicable VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale shall be delivered to Chardan not later than 1:00 p.m., New York City time, on the trading day immediately following the applicable VWAP Purchase Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale (the “VWAP Purchase Share Delivery Date”). The payment for, against delivery of, Common Stock purchased by Chardan in a VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement is required to be fully settled not later than 5:00 p.m., New York City time, on the trading day immediately following the applicable VWAP Purchase Share Delivery Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase and Intraday VWAP Purchase

Our right to commence delivering VWAP Purchase Notices, Intraday VWAP Purchase Notices and Off-Hour Sale Notices under the Purchase Agreement and Chardan’s obligation to accept VWAP Purchase Notices, Intraday VWAP Purchase Notices and Off-Hour Sale Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in VWAP Purchases, Intraday VWAP Purchases and Off-Hour Sale under the Purchase Agreement, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•

us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement and the Chardan Registration Rights Agreement to be performed, satisfied or complied with by us;

•

the registration statement that includes this prospectus having been declared (or deemed) effective under the Securities Act, and Chardan being able to utilize this prospectus to resell all of the Common Stock included in this prospectus;

•	the absence of any material misstatement or omission in the registration statement that includes this prospectus;

•

this prospectus and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

•

the Common Stock not having been suspended by the SEC, the Principal Market or FINRA and there not having been imposed any suspension of, or restriction on, accepting additional deposits of Common Stock by the depository;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•	shares of Common Stock issuable pursuant to the Facility were submitted for listing on Nasdaq;

•	customary compliance with laws and bankruptcy-related conditions;

•	the receipt by Chardan of customary legal opinions, auditor comfort letters and bring-down legal opinions, as required under the Purchase Agreement; and

•	the consummation of the Business Combination.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	December 2, 2028, being the 36-month anniversary of the later of the effective date of the registration statement of which this prospectus forms a part and the Closing Date;

•	the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement;

•	the date on which our Common Stock fails to be listed or quoted on The Nasdaq Capital Market or any successor market; and

•

the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person or entity commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after the one-year anniversary of the Commencement Date, at no cost or penalty, upon ten (10) trading days’ prior written notice to Chardan (other than payment of any remaining amounts due for the commitment fee described below or other payments to Chardan). We and Chardan may also terminate the Purchase Agreement at any time by mutual written consent. Chardan also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain customary events as listed in the Purchase Agreement. No termination of the Purchase Agreement by us or by Chardan will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, and both we and Chardan have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect our or Chardan’s respective rights or obligations under the Chardan Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

In connection with the execution of the October 2025 Agreement, we agreed to pay Chardan a commitment fee consisting of (i) $125,000 payable on December 2, 2025, (ii) $250,000 payable once we have received an aggregate of $25.0 million in proceeds from sales of our Common Stock under the Facility and (iii) $625,000 payable once we have received an aggregate of $50.0 million in proceeds from sales of our Common Stock under the Facility (collectively, the “Commitment Fee”). We also paid Chardan a documentation fee equal to $25,000 (the “Documentation Fee”) as consideration in connection with the preparation of the Purchase Agreement. On September 14, 2026, pursuant to Amendment Nos. 2 and 3 to the October 2025 Agreement, we agreed to pay Chardan a commission in an amount equal to 1.5% for a VWAP Purchase or Intraday VWAP Purchase, or 3.0% discount for a Off-Hour VWAP Purchase, of the aggregate proceeds we received under the Facility, following the sale of the first 160,000,000 shares of Common Stock pursuant to the Purchase Agreement (including any shares of Common Stock previously registered and sold pursuant to the Existing Registration Statement).

No Short-Selling or Hedging by Chardan

Chardan has agreed that neither it nor any entity managed or controlled by it, will engage in, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which, with respect to items (i) and (ii), establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to Chardan from time to time at our discretion over a period until the earliest to occur of the Termination Provisions. The resale by Chardan of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Chardan under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to Chardan all, some or none of the Common Stock that may be available for us to sell to Chardan pursuant to the Purchase Agreement. If we elect to sell Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such shares, Chardan may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from Chardan in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to the Facility—Investors who buy Common Stock from Chardan at different times will likely pay different prices.”

Investors may experience a decline in the value of the Common Stock they purchase from Chardan in this offering as a result of future sales made by us to Chardan at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to Chardan under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with Chardan may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Chardan for the Common Stock that we may elect to sell to Chardan under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable period for each VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to Chardan under the Purchase Agreement, the actual purchase price per share to be paid by Chardan for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. Assuming all of the 160,000,000 shares of our Common Stock offered for resale by Chardan under this prospectus were issued and outstanding as of September 8, 2026, such shares would represent approximately 40.2% of total number of shares of our Common Stock outstanding after such issuance. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan in this offering.

The number of shares of Common Stock ultimately offered by Chardan for resale under this prospectus (and any additional prospectuses included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Chardan under the Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such shares, Chardan may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to Chardan pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

For illustrative purposes only, and based on an assumed trading price of $11.93, the closing price of our Common Stock on September 8, 2026, resulting in an assumed VWAP Purchase Price of $11.75 (which is equal to 98.5% of the assumed trading price), the aggregate purchase price for all 160,000,000 Purchase Shares being registered for resale under this prospectus to Chardan under the Purchase Agreement would be $1,880 million. Actual purchase prices for the sale of Purchase Shares issued and sold to Chardan under the Facility will be based on the actual VWAP Purchase Price of our Common Stock after the closing of the Transactions and therefore may not be indicative of the assumed trading price used to estimate certain equity consideration amounts in connection with the Transactions. In addition, the number of shares of our Common Stock offered by this prospectus may not cover all the shares of our Common Stock we ultimately may sell to Chardan under the Purchase Agreement. We have included only those shares of our Common Stock being offered for resale by Chardan under this prospectus, without regard to the Beneficial Ownership Limitation.

Chardan Registration Rights Agreement

The Chardan Registration Rights Agreement provides that no later than the 10th business day following the signing of the Purchase Agreement, the Company will file a registration statement covering the Purchase Shares, and have such registration statement declared effective as promptly as practicable but no later than the earlier of (x) the 90th calendar day following the filing thereof if the SEC notifies us that it will “review” such registration statement, (y) the 10th calendar day after the date the Company is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review and (z) 20th calendar day following the filing of such registration statement if the SEC remains closed at such time and no delaying amendment with respect to such registration statement has been filed. The registration statement of which this prospectus forms a part was filed to satisfy the Company’s obligations under the Chardan Registration Rights Agreement.

USE OF PROCEEDS

All of the shares of our Common Stock offered by Chardan will be solely for Chardan’s account. We will not receive any of the proceeds from these sales. We may receive up to $2.5 billion in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of our shares of our Common Stock to Chardan pursuant to the Purchase Agreement from time to time. As of September 8, 2026, we had received approximately $1.1 billion in aggregate gross proceeds, leaving approximately $1.4 billion in potential gross proceeds we may receive after that date. However, the actual proceeds we receive may be less than this amount (before being reduced for the discount to Chardan) depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

We intend to use any net proceeds from any sales of shares of our Common Stock to Chardan under the Facility for general corporate purposes, including potential purchases of HYPE Tokens. We will have broad discretion in the way we use these proceeds. See “Risk Factors—Risks Related to the Facility—We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”

Chardan will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by Chardan in disposing of its shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by Chardan under this prospectus.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PURR.”

On September 8, 2026, the last sale price of the Common Stock as reported on Nasdaq Capital Market was $11.93 per share. As of such date, there were 237,919,288 shares of Common Stock outstanding held of record by approximately 57 holders. Because many of the shares of our Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

Rorschach has never declared or made any cash distribution to its equity holders. Sonnet has never declared or paid any cash dividend on Sonnet Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition, as well as the applicable provisions of our certificate of incorporation, bylaws and applicable law. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing agreements then in effect. In addition, the expectation is that we will retain future earnings for the development, operation and expansion of our business and we do not anticipate declaring or paying any cash dividends for the foreseeable future.

See “Risk Factors—Risks Related to the Company’s Securities—The Company is not expected to pay dividends on the Company Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the common stock.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements and related notes and disclosures contained in this prospectus were prepared as of and for the periods presented based on information available to the Company as of February 17, 2026, the date that the current report on Form 8-K (the “Closing 8-K”) containing the pro forma financial information relating to the Closing of the Transactions was prepared, and is not intended to, and does not purport to, represent what the Company’s actual results or financial condition would have been if the Business Combination had been consummated on September 30, 2025, and is not intended to project the future results or the financial condition of the Company. Except as set forth herein, no modifications have been updated since the date of the registration statement, and the Company has not updated any information therein to reflect events that have occurred since February 17, 2026.

On July 11, 2025 Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”) entered into a business combination agreement (as amended, the “Transaction Agreement”) with Rorschach I LLC (“Rorschach”), the Company, TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of the Company and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company. The Transaction Agreement provided that (i) Rorschach Merger Sub would merge with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company, and (ii) immediately following the Rorschach Merger, the Company Merger Sub would merge with and into Sonnet (the “Sonnet Merger”), with Sonnet surviving the merger as a direct wholly owned subsidiary of the Company. The acquisition of Sonnet pursuant to the Sonnet Merger is referred to as the “Acquisition” or the “Sonnet Acquisition.”

Rorschach was formed on June 13, 2025 for the purpose of completing the Acquisition pursuant to the Transaction Agreement and had no business operations as of the closing of the Transaction Agreement and related transactions. On July 8, 2025, the Company issued 100 shares of common stock to Rorschach for no consideration. On December 2, 2025, under the Transaction Agreement, HSI acquired all of the issued and outstanding stock of Rorschach pursuant to the Rorschach Merger (the “Reverse Recapitalization”).

The Company is a holding and operating company that was formed to pursue a business strategy of acquiring HYPE tokens (“HYPE”), the native digital asset of the Hyperliquid decentralized protocol (the “Protocol” or “Hyperliquid”). As part of the Acquisition described above, the Company was the legal acquirer.

On December 2, 2025, the closing of the Acquisition and the Reverse Recapitalization contemplated by the Transaction Agreement was completed (the “Closing,” and such date, the “Closing Date” or “Effective Time”). Related to the Acquisition, the following exchange of Sonnet securities outstanding took place:

•

Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE (as defined below)) was canceled and converted into the right to receive one-fifth of one share of the Company Common Stock and one Contingent Value Right (a “CVR”) (together, the “Per Share Merger Consideration”);

•

Each Sonnet vested restricted stock unit (each a “Sonnet Vested RSU”) outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;

•

Each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of Sonnet Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;

•

Each Sonnet Out-Of-The-Money Warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet Out-Of-The-Money Warrant in respect of shares of Sonnet common stock and was assumed by the Company and automatically converted into a warrant to acquire the same number of shares of the Company Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet Out-Of-The-Money Warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet common stock the holder of such Sonnet Out-Of-The-Money Warrant would have received had such Sonnet Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet Out-Of-The-Money Warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s Sonnet Out-Of-The-Money Warrant; and

•	All shares of Sonnet common stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.

Concurrently with the execution of the Transaction Agreement, (i) certain accredited investors entered into subscription agreements with Sonnet and the Company, pursuant to which Sonnet agreed to issue, and the subscribers agreed to purchase, immediately prior to the Effective Time, shares of Sonnet common stock which were immediately converted into shares of the Company, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”) and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Effective Time (the “Contributions”), resulting in the investors that provided both the Closing PIPE and the Contributions receiving equity in the Company at the Closing. The gross proceeds expected to be received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million as of July 11, 2025 (the “Commitment Date”), for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. At the Closing Date, the Company received total fair value consideration of $711.2 million, which was comprised of $299.9 million in cash and 12,517,592 HYPE tokens with a fair value of $411.3 million based on the fair value of the shares issued for the tokens. The shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into shares of the Company Common Stock at the Closing.

Advisor Transaction Fees

Pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to Rorschach Advisors LLC (the “Advisor”) (i) that number of shares of the Company Common Stock equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time (“Advisor Shares”) and (ii) warrants (the “Advisor Warrants”) to purchase a number of shares of the Company Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. The instruments issued to the Advisor at Closing and as reflected in this pro forma financial information are the following: (i) 7,761,860 shares of the Company Common Stock as Advisor Shares and (ii) 27,394,800 as Advisor Warrants to purchase shares of the Company Common Stock. The Advisor Shares and Advisor Warrants were treated as transaction costs and have been allocated between the transactions as further described below.

Chardan Capital Markets, LLC (“Chardan”) acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Acquisition and was entitled to receive a fee payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $4.0 million (“Chardan Sonnet Fee”). Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $4.0 million, divided by $6.25 per share, for approximately 0.64 million shares of the Company Common Stock.

Chardan was entitled to a fee for services performed with respect to the Closing PIPE payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $9.6 million (“Chardan Closing PIPE Fee”). Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $9.6 million, divided by $6.25 per share, for approximately 1.54 million shares of the Company Common Stock.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Company’s condensed financial position or results of operations actually would have been had the Acquisition been consummated on or prior to September 30, 2025. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by the Company and Sonnet management that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of Sonnet and Rorschach into the Company, does not purport to represent the actual results of operations that the Company, Sonnet, and Rorschach would have achieved had the Acquisition and Reverse Recapitalization closed during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Acquisition and Reverse Recapitalization.

During preparation of the unaudited pro forma condensed combined financial information, the Company management performed a preliminary analysis of Sonnet, Rorschach and the Company accounting policies and is not aware of any material differences between accounting policies, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Securities Act”), and combines the historical consolidated financial position and consolidated results of operations of the Company and the financial position and results of operations of Sonnet and Rorschach, adjusted to give effect to the following transactions:

•	The combination of Rorschach and the Company accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer;

•	Acquisition of Sonnet by the Company as further described herein;

•	Issuance of the Company Common Stock pursuant to the Closing PIPE and the Contributions;

•	Issuance of Advisor Shares and Advisor Warrants; and

•	The pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma condensed combined statements of operations for the year ended September 30, 2025, combines the historical statements of operations of the Company, Sonnet, and Rorschach, giving effect to the Acquisition, the Reverse Recapitalization, the Closing PIPE, and related transactions as if they had occurred on October 1, 2024, based on the values of the digital assets and Sonnet’s stock price as of the Closing. The unaudited pro forma condensed combined balance sheet data assumes that the Acquisition, the Reverse Recapitalization, the Closing PIPE, and related transactions occurred on September 30, 2025 and combines the historical balance sheets of the Company, Sonnet, and Rorschach as of such date.

The following unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Sonnet included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2025

(in thousands)

	HSI Historical Adjusted	ROR Historical Adjusted (Note 3)	SONN Historical Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash	$—	$213	$5,195	(67)	A	$302,928
	—	—	—	$297,587	C
Restricted cash	—	—	8,237	—		8,237
Prepaid expenses and other current assets	—	114	471	—		585
Incentive tax receivable	—	—	515	—		515

Total current assets	—	327	14,418	297,520		312,265
Property and equipment, net	—	—	11	—		11
Operating lease right-of-use asset	—	—	44	—		44
Other assets	—	—	487	—		487
Intangible asset	—	—	—	800	A	800
Digital assets	—	—	—	411,309	C	411,309

Total Assets	$—	$327	$14,960	$709,629		$724,916

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,138	$646	$2,942	$(1,138)	E	$3,588
Accrued expenses and other current liabilities	75	—	1,108	(75)	E	6,369
	—	—	—	5,261	D
PIPE financing commitment liability	—	169,156	—	(169,156)	F	—
Current portion of operating lease liability	—	—	47	—		47

Total current liabilities	1,213	169,802	4,097	(165,108)		10,004
Deferred tax liability	—	—	—	37,837	G	37,837

Total liabilities	1,213	169,802	4,097	(127,271)		47,841

Stockholders’ equity (deficit):
Sonnet Preferred stock	—	—	—	—		—
Sonnet Common stock	—	—	1	(1)	B	—
Sonnet Additional paid-in capital	—	—	144,554	(144,554)	B	—
Rorschach Additional paid-in capital		296				296
Pubco Common stock	—	—	—	—	A	1,409
				1,409	C
Pubco Additional paid-in capital	—	—	—	44,826	A	916,208
				707,487	C
				(5,261)	D
				169,156	F
Accumulated deficit	(1,213)	(169,771)	(133,692)	(33,230)	A	(240,838)
				133,692	B
				1,213	E
				(37,837)	G

Total stockholders’ equity (deficit)	(1,213)	(169,475)	10,863	836,900		677,075

Total liabilities and stockholders’ equity (deficit)	$—	$327	$14,960	$709,629		$724,916

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations`

For Year Ended September 30, 2025

(In thousands, except share and per share data)

	HSI Historical	ROR Historical	SONN Historical	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Collaborative revenue	$—	$—	$1,000	$—		$1,000

Operating expenses
Acquired in-process research and development	$—	$—	$—	33,230	DD	33,230
Research and development	—	—	8,355	—		8,355
General and administrative	1,213	615	8,489	(1,213)	CC	9,104
Loss on HYPE contribution commitment	—	13,380	—	(13,380)	BB	—

Total operating expenses	1,213	13,995	16,844	18,637		50,689

Loss from operations	(1,213)	(13,995)	(15,844)	(18,637)		(49,689)
Other income	—	—	720	—		720
Foreign currency gain (loss)	—	—	(113)	—		(113)

(Loss) income before provisions for income taxes	(1,213)	(13,995)	(15,237)	(18,637)		(49,082)
Income tax expense (deferred)	—	—	—	(37,837)	EE	(37,837)

Net (loss) income	$(1,213)	$(13,995)	$(15,237)	$(56,474)		$(86,919)

Per share information
Net (loss) income per share, basic and diluted	$—	$—				$(0.68)

Weighted average shares outstanding, basic and diluted	—	—		127,034,605	AA	127,034,605

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information reflect the combination of Rorschach and the Company, which was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer. Prior to the Effective Time, Rorschach owned 100% of the Company. Under the Reverse Recapitalization, the assets and liabilities of the Company were recorded at historical cost. No goodwill or intangible assets was recognized.

The unaudited pro forma condensed combined financial information was also prepared on the basis that the merger between the Company and Sonnet is accounted for as an asset acquisition of Sonnet by the Company under accounting principles generally accepted in the United States. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, the Company first evaluated the initial screen test to determine if substantially all of the fair value of the gross assets acquired of Sonnet is concentrated in a single asset or a group of similar assets. the Company concluded that substantially all of the fair value of the gross assets being acquired of Sonnet is concentrated in the in-process research and development (“IPR&D”) asset. Accordingly, the Company accounted for the acquisition of Sonnet as an asset acquisition. Under the asset acquisition method of accounting, the cost of the Sonnet Acquisition was allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill was recorded, and all direct acquisition costs were included in the total cost of the Sonnet Acquisition. The excess of the cost paid to Sonnet stockholders over the fair value of Sonnet’s net assets acquired was allocated to the acquired IPR&D and subsequently expensed.

Consequently, the unaudited pro forma condensed consolidated financial statements of the Company reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of the Company and Sonnet subsequent to the Effective Time.

The pro forma adjustments reflecting the consummation of the Acquisition of Sonnet by the Company, the Reverse Recapitalization, the Closing PIPE, the Contributions and related transactions, are based on certain currently available information, assumptions and methodologies that the Company believes are reasonable under the circumstances. The information, assumptions and methodologies used to determine the pro forma adjustments, which are described in these notes, may change as additional information becomes available and is evaluated by the Company. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. the Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition of Sonnet by the Company, the Reverse Recapitalization, the Closing PIPE, and related transactions based on information available to the Company management as of February 17, 2026 and that the pro forma adjustments give appropriate effect to those assumptions and methodologies and are properly applied in the unaudited pro forma condensed combined financial information.

2. Asset Acquisition of Sonnet

Costs Incurred to Acquire Sonnet

The fair value of the cost incurred to acquire Sonnet as part of the Sonnet Acquisition was comprised of the following components (in thousands):

Equity issued to equity holders of Sonnet	$35,569
CVR contingent consideration	—
Direct transaction costs	9,324

Total cost of the acquisition	$44,893

The fair value of the cost incurred to acquire Sonnet assets was calculated based on the following assumptions for the Sonnet Acquisition:

•

Equity issued to equity holders of Sonnet: This is comprised of the following two components: 1) $17.8 million related to 2,819,468 shares of the Company Common Stock issued to the pre-Acquisition equity holders of Sonnet, which was based on the number of shares of the Company Common Stock outstanding and the closing stock price of Sonnet Common stock on the Nasdaq Stock Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share; and 2) $12.5 million related to 2,426,481 the Company replacement warrants issued to pre-Acquisition equity holder, which were valued using a Black-Scholes option pricing model based on assumptions as of December 2, 2025, and 3) $5.3 million obligation to be paid in cash to settle outstanding warrants held by the pre-Acquisition equity holders, which was recognized as part of accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. the Company warrants were concluded to be equity classified.

•

CVR contingent consideration: As of the closing of the Sonnet Acquisition, the estimated fair value related to the CVR was nominal as the probability of the occurrence of a Sonnet Legacy Transaction was determined to be remote.

•

Estimated direct transaction costs: This amount represents the estimated legal and advisory transaction costs incurred by the Company through the closing of the Acquisition. This amount is comprised of $0.1 million of transaction costs paid in cash and $9.2 million of transaction costs related to the allocated Advisor Shares and Advisor Warrants.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (3%) and the Closing PIPE (97%) based on the proportion of the equity issued in each transaction as compared to the total the Company shares issued at the Closing. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet Common stock on the Nasdaq Global Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share. The Advisor Warrants were valued using the Black-Scholes option pricing model based on assumptions as of December 2, 2025. Advisor Shares and Advisor Warrants allocated to the Sonnet Acquisition totaled $5.2 million.

For the Chardan Sonnet Fee, Chardan was entitled to receive a fee payable in cash or equity, at the Chardan’s option, equal to $4.0 million. Chardan chose to receive the fee in shares. This fee was allocated to the Sonnet Acquisition and the number of shares issued to Chardan was $4.0 million divided by $6.25 per share, for 640,000 shares of the Company Common Stock shares issued. This fee payable in the Company Common Stock was estimated to be $4.0 million using the Sonnet stock price as of December 2, 2025 (adjusted by the 5 for 1 exchange ratio).

Purchase Price Allocation

The fair value of the Historical Adjusted net assets of Sonnet acquired as of September 30, 2025 are as follows (in thousands):

Cash	$5,195
Restricted cash	8,237
Prepaid expenses and other current assets	471
Incentive tax receivable	515
Property and equipment, net	11
Operating lease right-of-use asset	44
Other assets	487

Total tangible assets acquired	$14,960
Liabilities assumed:
Accounts payable	$2,942
Accrued expenses and other current liabilities	1,108
Current portion of operating lease liability	47

Total liabilities assumed:	$4,097
Net tangible assets acquired	10,863
Intangible assets acquired:
Assembled workforce	$800
In-process research and development	33,230

Total net assets acquired:	$44,893

The above allocation of the cost to acquire Sonnet is based on the Sonnet historical net assets as of September 30, 2025, and the purchase price allocated to IPR&D will fluctuate until the closing date of the Acquisition.

Reverse Recapitalization

Rorschach and the Company were formed to facilitate the Transactions. As noted previously, concurrently with the completion of Transaction, the combination of Rorschach and the Company was accounted for as a Reverse Recapitalization, with Rorschach being the accounting acquirer. Concurrent with the closing of the Transaction, both a reorganization and the Closing PIPE and Contributions took place, with the Company receiving the following consideration from investors (in thousands):

Cash	$299,902
Digital Assets	580,466

Total Closing PIPE consideration	$880,368

As part of the Closing PIPE and Contributions, investors committed to contribute $299.9 million in cash and 12.5 million HYPE tokens with a fair value of $580.5 million. The fair value of HYPE tokens was determined based on the price of $46.37 per HYPE token as of the Commitment Date. The HYPE tokens recognized at Closing were fair valued at $411.3 million based on the fair value of the stock issued in the transaction. The difference between the fair value at the Commitment Date and Closing of $169.2 million was recognized as a Loss on HYPE contribution commitment.

3. Historical Adjusted Financial Information

Rorschach

The Rorschach Historical Adjusted Pro Forma Balance Sheet as of September 30, 2025, has been adjusted to reflect significant financing transactions that occurred subsequent to September 30, 2025, through February 17, 2026, as described in the following table:

	RORR Historical	PIPE Financing Commitment Liability	RORR Historical Adjusted
Assets		A
Current assets:
Cash	$213	$—	$213
Prepaid expenses and other current assets	114	—	114

Total current assets	327	—	327

Total Assets	$327	$—	$327

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$646	$—	$646
PIPE financing commitment liability	13,380	155,776	169,156

Total current liabilities	14,026	155,776	169,802

Total liabilities	14,026	155,776	169,802

Members’ equity (deficit):
Additional paid-in capital	296	—	296
Accumulated deficit	(13,995)	(155,776)	(169,771)

Total members’ equity (deficit)	(13,699)	(155,776)	(169,475)

Total liabilities and members’ equity (deficit)	$327	$—	$327

A – At Closing, the 12.5 million HYPE tokens contributed by Rorschach were valued at $411.3 million, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in an aggregate Loss on HYPE contribution commitment of $169.2 million. Reflects an adjustment to increase the PIPE financing commitment liability to reflect the full commitment from Rorschach and an increase to accumulated deficit to reflect the aggregate Loss on HYPE contribution commitment through the Closing Date.

Sonnet

The Sonnet Historical Adjusted Pro Forma Balance Sheet as of September 30, 2025, has been adjusted to reflect significant financing transactions that occurred subsequent to September 30, 2025, through February 17, 2026, as described in the following table:

	Sonnet Historical	Warrant Exercises Adjustment	Sonnet Historical Adjusted
Assets		A
Current assets:
Cash	$5,120	$75	$5,195
Restricted cash	8,237	—	$8,237
Prepaid expenses and other current assets	471	—	471
Incentive tax receivable	515	—	515

Total current assets	14,343	75	14,418
Property and equipment, net	11		11
Operating lease right-of-use asset	44	—	44
Deferred offering costs	—	—	—
Other assets	487	—	487

Total Assets	$14,885	$75	$14,960

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,942	$—	$2,942
Accrued expenses and other current liabilities	1,108	—	1,108
Current portion of operating lease liability	47	—	47
Convertible notes payable	—	—	—

Total current liabilities	4,097	—	4,097

Warrant liabilities	—		—

Total liabilities	4,097	—	4,097

Stockholders’ equity (deficit):
Sonnet Preferred stock	—	—	—
Sonnet Common stock	1	—	1
Sonnet Additional paid-in capital	144,479	75	144,554
Accumulated deficit	(133,692)	—	(133,692)

Total stockholders’ equity (deficit)	10,788	75	10,863

Total liabilities and stockholders’ equity (deficit)	$14,885	$75	$14,960

A – Reflects the proceeds received from the exercise of 64,879 Sonnet Warrants for total proceeds of $75K subsequent to September 30, 2025.

4. Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained in the Transaction Agreement, and other related agreements.

Pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2025:

(A)

Represents the cost of the asset acquisition of $44.8 million that was comprised of (i) $0.1 million of direct transaction costs incurred through the closing date of the Acquisitions and paid in cash (ii) $9.2 million of transaction costs allocated to the Acquisitions related to the issuance of Advisor Shares, Advisor Warrants, and Chardan Sonnet Fee and (iii) $35.5 million of equity issued as the Company Common Stock and the Company warrants.

The cost of the asset acquisition allocated to assembled workforce of $0.8 million was reflected as an intangible asset and the cost of the asset acquisition allocated to the IPR&D asset of $33.2 million was reflected in accumulated deficit. The equity issued was estimated using the closing price of Sonnet common stock on the Nasdaq Stock Market on December 2, 2025 of $6.30 per share (adjusted by the 5 for 1 exchange ratio) on 2,819,468 shares issued to the pre-Acquisition equity holders of Sonnet at the closing of the Acquisition, as well as 2,426,481 the Company replacement warrants issued to pre-Acquisition equity holders and a $5.3 million obligation to be paid in cash to settle outstanding warrants held by the pre-Acquisition equity holders, which was recognized as part of accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. (The warrant obligation is further discussed in D).

(B)	Represents the elimination of Sonnet’s historical equity balances that included common stock, additional-paid-in-capital and accumulated deficit.

(C)

Represents proceeds of $711.2 million from the Closing PIPE and Contributions and the Company equity issued to Rorschach equity holders, offset by $2.3 million in transaction costs paid in cash, for net proceeds of $708.9 million. At Closing, 122,032,897 shares of the Company Common Stock and 166,173 shares of the Company Series A Preferred stock were issued to investors for $711.2 million, which was comprised of cash proceeds of $299.9 million and the contribution of 12.5 million Hype tokens with an estimated fair value of $411.3 million based on the stock issued at closing, which represented $32.86 per HYPE token as of the Effective Time. HYPE tokens are measured at fair value on a recurring basis using quoted prices in its principal market (i.e., Level 1 inputs). the Company has designated a principal market based on the market the Company has access to that has the greatest volume and level of orderly transactions for HYPE tokens. the Company reassesses its principal market when facts and circumstances change, including but not limited to when new markets become accessible, or the volume/activity in the current principal market declines.

As noted previously, the associated transaction costs allocated to the Closing PIPE and Contributions were $2.3 million paid in cash and $188.1 million allocated to the Closing PIPE for Advisor Shares, Advisor Warrants, and the Chardan Closing PIPE Fee.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (3%) and Closing PIPE (97%) based on the proportion of the shares issued in each transaction as compared to the total the Company shares issued. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet common stock on the Nasdaq Stock Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share. The Advisor Warrants were valued using the Black-Scholes option pricing model based on assumptions as of December 2, 2025. Advisor Shares and Advisor Warrants allocated to the Closing PIPE and Contributions totaled $178.4 million.

Chardan was entitled to the Chardan Closing PIPE Fee for services performed with respect to the Closing PIPE and Contributions payable in cash or equity at the deal price ($6.25 adjusted for the 5 to 1 exchange ratio), at Chardan’s option, equal to $9.6 million. Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $9.6 million, divided by $6.25 per share, for the Company Common Stock shares issued of approximately 1.54 million. This amount has been fully allocated to the Closing PIPE and Contributions. This fee was estimated to be $9.7 million using the Sonnet stock price as of December 2, 2025 (adjusted by the 5 for 1 exchange ratio).

(D)

In connection with the Company’s acquisition of Sonnet, holders of certain Sonnet Warrants had the right to optionally cash settle their outstanding warrants upon the occurrence of a change in control based on a predefined calculation in the applicable warrant agreement. At Closing, the former Sonnet holders had 30 days post-close to exercise this cash settlement option based on the calculation(s) detailed in the underlying agreements. At Closing, Sonnet expected that the applicable former Sonnet Warrant holders would exercise this option and that Sonnet would be required to settle the warrants for approximately $5.3 million.

(E)

Represents the elimination of the historical HSI balance sheet as of September 30, 2025 as the combination of Rorschach and the Company was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer.

(F)

At Closing, the 12.5 million HYPE tokens contributed by Rorschach were valued at $411.3 million, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in an aggregate Loss on HYPE contribution commitment of $169.2 million. Reflects an adjustment to increase the Company additional paid-in capital to reflect the full commitment from Rorschach, with a decrease to the PIPE financing commitment liability that existed through the Closing Date.

(G)

In connection with the receipt of HYPE tokens from certain investors at Closing, the Company recognized a deferred tax liability for $37.8 million, with a corresponding increase to accumulated deficit.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended September 30, 2025:

(AA)

The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of the Company Common Stock in connection with the Acquisitions as of October 1, 2024, which includes (i) 2,819,468 shares issued to the pre-Acquisitions equity holders of Sonnet, (ii) 114,271,037 shares issued pursuant to the Closing PIPE and Contributions, (iii) 2,182,240 shares issued to Chardan for the Chardan Sonnet Fee and Chardan Closing PIPE Fee, and (iv) 7,761,860 shares issued in connection with the Advisor Agreement. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

(BB)

Reflects the removal of the Loss on HYPE contribution commitment as such amount relates to the PIPE Financing and will not impact the combined company on a go-forward basis. At September 30, 2025, the Rorschach had estimated the fair value of the HYPE contribution $567.1 million based on the token price at the time, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in a Loss on HYPE contribution commitment of $13.4 million as the PIPE Financing commitment represents a freestanding instrument that is precluded from being equity classified since it fails indexation from the Commitment Date through the Closing Date.

(CC)

Represents the elimination of the historical HSI net loss during the year-ended September 30, 2025 as the combination of Rorschach and the Company was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer.

(DD)	Represents the immediate expensing of the acquired Sonnet IPR&D asset in the Sonnet Acquisition.

(EE)

Represents income tax expense (deferred) recognized by the Company in connection with the receipt of HYPE tokens from certain investors at Closing, where the Company recognized a deferred tax liability for $37.8 million at Closing.

5. Net Loss per Share

For the unaudited pro forma condensed combined statements of operations, the Acquisitions, the Reverse Recapitalization, the Closing PIPE, and related transactions are being reflected as if such transactions had occurred as of October 1, 2024. The weighted average shares outstanding for the pro forma basic and diluted net loss per share have been adjusted to give effect to the issuance of common stock in connection with the Acquisitions and Reverse Recapitalization as of October 1, 2024. the Company’s outstanding Series A Preferred Stock is a participating security and does not have a contractual obligation to share in the Company’s losses. As such, the Company has concluded to exclude the Series A Preferred Stock in the calculation of basic net loss per share.

The unaudited pro forma condensed combined financial information has been prepared for the year ended September 30, 2025 (in thousands, except share and per share amounts):

Year Ended September 30, 2025
Pro forma net loss	$(86,919)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	127,034,605

Pro forma net loss per share, basic and diluted	$(0.68)

The unaudited pro forma diluted net loss per share excludes the outstanding 29,821,281 warrants to purchase shares of the Company Common Stock because including them would have had an anti-dilutive effect for the year ended September 30, 2025.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of the Company is not meant to be complete and is qualified in its entirety by reference to the Company Charter and the Company Bylaws.

General

The Company Charter provides that the total authorized shares of capital stock of the Company consists of 2,100,000,000 shares, divided into two classes, one class consisting of 2,000,000,000 shares of common stock of the Company, par value $0.01 per share and the second class consisting of 100,000,000 shares, par value $0.01 per share, of preferred stock.

As of September 8, 2026, there were 237,919,288 shares of the Company Common Stock outstanding and 166,173 shares of the Company Series A preferred stock, par value $0.01 per share (the “Company Series A Preferred Stock”) initially convertible into an aggregate of 26,587,647 shares of the Company Common Stock (subject to certain blocker provisions).

Common Stock

Under the Company Charter, the holders of the Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. the Company Charter also provides, however, that notwithstanding the foregoing, the holders of the Company Common Stock are not entitled to vote on any amendment to the Company Charter that relates solely to the terms of any outstanding series of the Company preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to the Company Charter.

Subject to the preferential rights of the holders of any series of preferred stock, holders of the Company Common Stock will be entitled to receive dividends when and as declared by the Company Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company.

Preferred Stock

Pursuant to a certificate of designation filed by the Company with the Secretary of State of the State of Delaware on the Closing Date (the “Certificate of Designation”), the Company designated up to 200,000 shares of the Company preferred stock as the Company Series A Preferred Stock, with each share of the Company Series A Preferred Stock having a stated value equal to $1,000 (the “Stated Value”). Each share of the Company Series A Preferred Stock will be convertible, at the option of the holder, into that number of shares of the Company Common Stock determined by dividing the Stated Value by $6.25 (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of certain fundamental transaction described in the Certificate of Designation. A holder of the Company Series A Preferred Stock will not have the right to convert any portion of its Company Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of the Company Common Stock outstanding immediately after giving effect to such conversion.

The shares of the Company Series A Preferred Stock are not redeemable by the Company and not entitled to receive dividends, except that if dividends are paid on the Company Common Stock then the Company would be required to pay a dividend on the Company Series A Preferred Stock on a pro rata basis with the Company Common Stock determined on an as-converted basis. The Company Series A Preferred Stock has no voting rights, except as required by the Company Charter, applicable law and with respect to any vote to approve a fundamental transaction (in which case each holder of the Company Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of the Company Common Stock into which such holder’s shares of the Company Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Company Series A Preferred Stock would be entitled to participate with the holders of the Company Common Stock then outstanding, pro rata as a single class on an as-converted basis.

The Company Board is authorized by the Company Charter without stockholder approval, to create and issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company Common Stock. The issuance of one or more additional series of preferred stock could have the effect of restricting dividends on the Company Common Stock, diluting the voting power of the Company Common Stock, diluting the liquidation rights of the Company Common Stock, or delaying or preventing a change in control of the Company, all without further action by the Company stockholders.

Advisor Warrants

The Advisor Warrants are exercisable for five years following December 2, 2025, the Closing of the Transactions, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

In addition, the Advisor Warrants may be exercised on a cashless basis, at the election of the holders thereof in lieu of delivery of the exercise price. In such instances, the Holder shall be entitled to receive that number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which holder elects to exercise the Advisor Warrant by means of a “cashless exercise”;

(B) = the applicable exercise price, as adjusted; and

(X) = the number of Advisor Warrant Shares that would be issuable upon exercise of the Advisor Warrant in accordance with the terms of the Advisor Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If the Advisor Warrant Shares are issued in such a cashless exercise, in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Advisor Warrant Shares being issued may be tacked on to the holding period of the Advisor Warrant.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) the daily volume weighted average price of the Company Common Stock for such date (or the nearest preceding date) on the trading market of the Company on which the Company Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of the Company Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Company Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Company Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Company Common Stock so reported, or (d) in all other cases, the fair market value of a share of the Company Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

For other rights afforded to the Advisor, see “Information about the Company –The Advisor Agreements.”

Certain Anti-Takeover Provisions of Delaware Law and the Company Charter and the Company Bylaws

Certain provisions of the DGCL and the Company Charter and the Company Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company Board. the Company believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Company Board to maximize stockholder value.

Provisions of the DGCL

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (which generally is defined to include any person that owns 15% or more of a corporation’s voting stock) for a period of three years following the date on which the person became an “interested stockholder” unless:

•

prior to the date the person becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by consent in lieu of a meeting, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock.

The Company Charter and the Company Bylaws Provisions

The Company Charter and the Company Bylaws (together with the Company Charter, the “Company Organizational Documents”) include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company, including the following:

•

Special Meetings of Stockholders. The Company Organizational Documents provide that special meetings of the Company stockholders may be called only by, the chairman of the board, the chief executive officer and the directors entitled to cast a majority of the votes of the Company Board.

•

Stockholder Advance Notice Procedures. The Company Organizational Documents provide that stockholders seeking to present proposals before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected must provide timely notice in writing and also comply with the specific requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before an annual meeting of the Company stockholders or from making nominations for directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected, which could delay or deter takeover attempts or changes in the Company Board.

•

Exclusive Forum. The Company Organizational Documents provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of the Company, as to which the DGCL confers jurisdiction upon the Court of Chancery or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action, the sole and exclusive forum for such action will be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties.

•

No Action by Consent in Lieu of a Meeting. The Company Charter provides that any action required or permitted to be taken by the Company stockholders at a meeting must be effected at a duly constituted annual or special meetings of the stockholders and not by consent in lieu of a meeting.

•

Undesignated Preferred Stock. Because the Company Board has the authority under the Company Charter to create and issue one or more additional series of preferred stock and thereby to establish the preferences and rights of the shares of each such series of preferred stock, it may afford holders of any additional series of preferred stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of the Company Common Stock, which could adversely affect the holders of the Company Common Stock and could discourage a takeover of the Company even if a change of control of the Company would be beneficial to the interests of the Company stockholders.

These and other provisions contained in the Company Charter and the Company Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for the Company Common Stock is Continental Stock Transfer & Trust Company.

Nasdaq Listing

The Company Common Stock is traded on Nasdaq Capital Market under the symbol “PURR.”

INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, references in this prospectus to “Company,” “we,” “us” and “our” and any related terms refer to Hyperliquid Strategies Inc and its consolidated subsidiaries.

Overview

We are a Delaware corporation and U.S. publicly listed digital asset treasury company. Our primary business is accumulating HYPE, the native token of the Hyperliquid Layer 1 blockchain ecosystem, on behalf of our stockholders. The Company’s primary strategic objective is to benefit from the growth of the Hyperliquid ecosystem directly through its ownership of HYPE Tokens, through pursuing income earning activities related to the Hyperliquid ecosystem, or by otherwise fostering growth of the Hyperliquid ecosystem. The Hyperliquid ecosystem has positioned itself to play an increasingly larger role in the global financial system, and the Company believes finding ways in which to participate in its growth offers the potential to generate long-term value for the Company’s stockholders. There can be no assurance, however, as to the future growth of the Hyperliquid protocol or the value of the HYPE Token.

We were formed on July 2, 2025 as a holding and operating company. Our wholly owned subsidiary, Rorschach I is a Delaware limited liability company formed on June 13, 2025 as the vehicle through which founding investors contributed HYPE Tokens and cash to establish the Company’s initial treasury.

On July 11, 2025, Sonnet, the Company, Rorschach, the Sonnet Merger Sub and the Rorschach Merger Sub, entered into the Transaction Agreement, pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub would merge with and into Rorschach with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub would merge with and into Sonnet, with Sonnet surviving the Sonnet Merger, as a direct wholly owned subsidiary of the Company.

On December 2, 2025, we completed the Transactions with Sonnet, at which point the Company became a publicly listed entity on Nasdaq Capital Market under the symbol “PURR.”

At the Closing, the Company held approximately 12.5 million HYPE Tokens contributed through Rorschach and approximately $299.9 million in cash proceeds from the Closing PIPE (as defined). As of September 8, 2026, the Company holds approximately 33.2 million HYPE Tokens, which it believes represents the largest HYPE holdings of any U.S. public company. The Company’s HYPE balance is published on its website (hypestrat.xyz), updated weekly with a one-week data delay.

On March 31, 2026, we entered into an asset purchase agreement (the “APA”) with Guidant Biotherapeutics, Inc. (“Guidant”), a newly-formed company, where we completed the sale of most of Sonnet’s assets to Guidant, in exchange for shares of Guidant’s common stock. Following the transaction, the Company’s operations are focused on its HYPE digital asset treasury strategy, though it continues to wind down its remaining Sonnet operations.

The principal executive offices of the Company are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4241.

Overview of the Hyperliquid Ecosystem

Hyperliquid is a Layer 1 blockchain designed to support a fully on-chain open financial system.

Designed and optimized from first principles to upgrade the financial system, it is best known for trading spot pairs and perpetual futures (“perps”), processing billions in daily trading volume.

As of September 8, 2026, Hyperliquid accounts for approximately 38% of total on-chain perpetuals 24 hour volume globally and 62% of on-chain perpetuals open interest. Since inception, cumulative perps trading volume on Hyperliquid has exceeded $5.4 trillion, and in 2025 the protocol generated approximately $857 million in protocol revenue, based on publicly available data.

The protocol’s state execution is divided into two core components:

•

HyperCore — The native execution environment for Hyperliquid’s fully on-chain perpetual futures and spot order books. Every order, cancel, trade, and liquidation is processed on-chain with one-block finality, inherited from the HyperBFT consensus mechanism. HyperCore currently supports up to 200,000 orders per second, with throughput continuing to improve as the node software is optimized.

•

HyperEVM — A general-purpose, EVM-compatible smart contract environment. The HyperEVM enables developers to access the liquidity and order-book infrastructure of HyperCore through open smart contract interfaces, supporting the development of DeFi applications including borrowing, lending, stablecoin issuance, and structured products on the Hyperliquid infrastructure.

Based on publicly available information, Hyperliquid is designed to operate as open financial infrastructure with the following characteristics:

•	Transparency: All transactions are recorded on a public ledger, verifiable by anyone in real time.

•	Open Access: Anyone can use and build applications without centralized gatekeepers.

•	Resilience: A permissionless and expanding set of independent validators secures the network, with 27 active validators as of the date of this prospectus.

•	Performance: The protocol supports up to 200,000 transactions per second.

Hyperliquid provides the liquidity infrastructure for developers to build financial applications, extending the Hyperliquid ecosystem beyond trading into borrowing, lending, minting compliant stablecoins, and launching perpetual contracts on any asset.

HIP-3: Permissionless Perpetual Markets

In October 2025, Hyperliquid launched HIP-3, a permissionless market framework that enables third-party deployers to create new perpetual markets directly on the Hyperliquid order book by bonding HYPE as collateral. HIP-3 extended Hyperliquid’s perpetual futures infrastructure beyond digital asset contracts to include contracts referencing equities, commodities, indices, and other real-world assets.

As of September 8, 2026, HIP-3 markets represent approximately 30% of total trading volume (trailing 30 days) on Hyperliquid and have driven over $548.1 billion in cumulative volume since launch. If this activity continues, HIP-3 may have a positive effect on demand for HYPE Tokens, as HYPE is required as collateral for all HIP-3 market deployments, though no assurance can be given as to the effect on trading volumes, HYPE demand, or HYPE’s market price.

HIP-4: Event and Outcome Markets

HIP-4 introduces fully collateralized, expiry-based event contracts that settle at either zero or one depending on whether a specified real-world outcome occurs, enabling prediction markets and related structured products on the Hyperliquid infrastructure. HIP-4 launched on the Hyperliquid mainnet on May 2, 2026 in limited form, with a curated set of markets deployed and settled by the validator set.

Following a period of testnet availability beginning July 31, 2026, a network upgrade completed on August 29, 2026 opened HIP-4 to permissionless third-party deployment. A builder seeking to deploy outcome markets must stake 500,000 HYPE Tokens, subject to a minimum lock-up period, which may be slashed by validator vote if the builder deploys inadequately specified markets, settles an outcome incorrectly, or leaves a market unsettled beyond a prescribed period. Deployment activity is initially subject to protocol limits on the number of concurrent outcomes and daily deployments. Outcome contracts are collateralized and settled in USDC, and a trader may hold outcome contracts and perpetual futures within a single margin account.

As of September 8, 2026, aggregate daily trading volume in HIP-4 markets was approximately $445.8 million and three third-party builders had bonded HYPE Tokens to deploy outcome markets. HIP-4 volumes remain small relative to trading volumes in Hyperliquid’s perpetual futures markets, and a substantial portion of activity to date has been supported by deployer-funded incentive programs. No assurance can be given that HIP-4 activity will grow or be sustained, or as to the effect of HIP-4 on demand for HYPE Tokens or the market price of HYPE.

The Assistance Fund

The Hyperliquid protocol maintains a reserve known as the Assistance Fund, which is funded through protocol fee revenues and used to purchase HYPE Tokens from the open market on a continuous basis. Currently, 99% of all fees generated by the protocol are allocated to the Assistance Fund. The Assistance Fund’s fee allocation was increased from 97% to 99% following an announcement by Hyperliquid on August 26, 2025. A portion of the HYPE Tokens acquired by the Assistance Fund may be sent to a burn wallet to be permanently removed from circulation. As of September 8, 2026, 47.1 million HYPE Tokens have been acquired by the Assistance Fund and permanently removed from circulation, representing 4.7% of the total initial supply. This mechanism links protocol fee revenues directly to open-market HYPE purchases and, if protocol transaction volumes grow, may contribute positively to demand for HYPE Tokens. No assurance can be given, however, as to the effect of this mechanism on the market price of HYPE.

Overview of the HYPE Token

HYPE is the native token of the Hyperliquid ecosystem. It is used for governance, staking, fee payment, protocol incentives, and collateral across the Hyperliquid infrastructure. As of September 8, 2026, HYPE is among the top ten cryptocurrencies by market capitalization as reported by CoinMarketCap.com.

The HYPE Token was launched in November 2024 via the Genesis airdrop event on November 29, 2024, distributing 31% of the total supply to approximately 100,000 eligible users based on prior protocol activity. The total supply of HYPE Tokens is capped at 1 billion, with no further HYPE Tokens currently expected to be issued beyond this cap.

Token Supply and Allocation

The maximum supply of 1 billion HYPE Tokens has been allocated as follows:

•	38.9% (388 million HYPE Tokens) — Reserved for future emissions and community rewards, subject to cliff vesting.

•	31.0% (310 million HYPE Tokens) — Distributed unlocked through the Genesis airdrop event on November 29, 2024.

•	23.8% (238 million HYPE Tokens) — Allocated to core contributors, subject to a lock-up with monthly vesting commencing November 2025, continuing through 2027-2028.

•	6.0% (60 million HYPE Tokens) — Reserved for the Hyper Foundation budget, not subject to a public lock-up schedule.

•	0.3% (3 million HYPE Tokens) — Allocated for community grants (no public lock-up schedule disclosed).

•	0.012% (approximately 120,000 HYPE Tokens) — Allocated for specific initiatives including HIP-2, currently unlocked.

As of September 8, 2026, HYPE had a circulating supply of approximately 235.2 million tokens out of a total supply of 1 billion tokens, based on information from Hypeburn.fun and the Hyperliquid blockchain. The HYPE Token is the native gas token for the HyperEVM, and both base fees and priority fees are burned for every transaction. To date, transaction fees have burned approximately 1.4% of the total supply, according to publicly available data.

The combination of a fixed maximum supply of 1 billion HYPE Tokens, the protocol’s Assistance Fund buyback mechanism, and the gas burn mechanics may result in a decline in the circulating supply of HYPE over time. This would contribute to deflationary pressure on circulating supply. The precise timing and magnitude of any such trend cannot be predicted and no assurance can be given that a decline in circulating supply will result in any increase in the market price of HYPE.

Token Utility

HYPE serves multiple utility functions within the Hyperliquid ecosystem, including:

•

Staking and Network Security: HYPE holders can stake tokens to validators under the delegated proof-of-stake (DPoS) model, earning staking rewards while contributing to network security and consensus. Staking also provides tiered trading fee discounts and unlocks governance voting rights.

•	Governance: HYPE enables on-chain governance, allowing holders to propose and vote on protocol upgrades, parameter adjustments, validator selection, and other network decisions through HIPs.

•

HIP-3 Perpetual Markets: HYPE serves as the required collateral and incentive mechanism for permissionless perpetual markets deployed under HIP-3. Deployers must bond HYPE to create new markets, and staked HYPE plays a central role in the protocol’s economic security.

•

HIP-4 Event and Outcome Markets: Outcome contracts are fully collateralized and settle in USDC. HYPE’s role is the 500,000-token deployer bond, which is subject to a minimum six-month lock and is slashable by validator vote.

•

DeFi and Ecosystem Participation: On HyperEVM, HYPE is used for liquidity provision, yield strategies, liquid staking derivatives (such as kHYPE via Kinetiq), cross-network bridging, and accessing premium features across the broader Hyperliquid DeFi ecosystem.

•

Transaction Fee Payment: HYPE is the gas token for transactions on the HyperEVM. Base fees and priority fees denominated in HYPE are burned upon each transaction, creating ongoing deflationary pressure.

As the Hyperliquid protocol continues to evolve through additional HIPs and ecosystem development, the utility functions of HYPE may expand across trading, governance, collateral, and application-layer use cases, though no assurance can be given as to the nature or timing of any such developments.

Token Transaction Lifecycle

The lifecycle of a HYPE Token transaction begins with user initiation. A user connects a wallet and deposits tokens into the Hyperliquid ecosystem through a relevant interface, specifying details such as recipient address, amount, and transaction type, signed with a private key. Any proposed and signed transaction is broadcasted to the Hyperliquid network, where it enters the mempool and awaits validation by network nodes. Validators using the HyperBFT consensus mechanism then validate the transaction — verifying sufficient balance, correct signatures, and other parameters — in near-real time with sub-second finality. Upon validation, the transaction is added to a block. The transaction record is immutable upon inclusion in the blockchain’s distributed ledger and is reflected in the user’s wallet balance, with any associated fees deducted in HYPE Tokens.

Emissions and Inflation

Staking rewards for HYPE Tokens are sourced from the protocol’s sustainable emissions reserve, with the reward model designed after Ethereum’s staking economics. The annual staking reward rate is dynamically calculated to be inversely proportional to the square root of the total number of HYPE Tokens staked across the network. Rewards accrue every minute and are distributed daily to stakers, with automatic restaking and redelegation to compound rewards. As of September 8, 2026, with approximately 440.4 million HYPE Tokens staked, with an average net annualized staking reward rate of 2.18%.

This emissions model, in combination with the Assistance Fund’s continuous buyback mechanism and the HyperEVM fee burn, is designed to limit inflationary pressure on the circulating supply of HYPE while supporting long-term network participation. No assurance can be given that this design will achieve its intended effect or that the rate of inflation will not increase.

Company Strategy

The Company’s primary strategic objective is to benefit from the growth of the Hyperliquid ecosystem directly through ownership of HYPE Tokens, through income earning activities related to Hyperliquid, or indirectly by fostering growth of the Hyperliquid ecosystem.

As part of this, the Company accumulates HYPE Tokens on behalf of its stockholders and to participate in the Hyperliquid ecosystem over the long term. The Company intends to implement this objective by using current available cash as well as any future capital-raising transactions to accumulate HYPE, the native token of the Hyperliquid ecosystem.

In addition to its HYPE Token accumulation strategy, the Company seeks to generate income through the selective deployment of its HYPE holdings. The Company’s current primary income-generating activity is staking substantially all of its HYPE holdings, which the Company expects will generate ongoing staking rewards. To a lesser degree, secondary income-generating activities may include appropriate DeFi-related activities within the Hyperliquid ecosystem. Any non-staking DeFi-related activities will only be undertaken after thorough internal reviews and assessments — including legal, operational, risk, and compliance reviews — confirming that the Company’s principal HYPE holdings will not be affected.

On an opportunistic basis, the Company may selectively deploy a portion of its HYPE holdings or future capital-raising proceeds into mergers and acquisitions involving businesses operating within or related to the Hyperliquid ecosystem. The Company may consider acquiring other digital asset treasury companies holding HYPE positions or entities that directly contribute to or operate within the Hyperliquid blockchain and its DeFi infrastructure.

The Company’s strategy provides investors with a means of obtaining exposure to the Hyperliquid ecosystem through its direct HYPE Token ownership, its deployment of HYPE Tokens to generate additional income, and its engagement with the Hyperliquid ecosystem.

As captured in the Company’s Treasury Strategy Policy Handbook (the “Treasury Strategy Policy”), the Company pursues this objective through a disciplined three-pillar treasury strategy consisting of capital raising, capital allocation, and capital deployment.

The Company’s primary financial objective is to maximize long-term HYPE token exposure per share of the Company Common Stock, while maintaining a strong balance sheet and sufficient liquidity to support ongoing operations.

Capital Raising Framework

The Company seeks to raise capital primarily through the issuance of the Company Common Stock in registered public offerings, at-the-market (“ATM”) programs, or other equity transactions when it believes its shares are trading at a premium to its market net asset value (“mNAV”) ratio, which we define as the ratio of the Company’s total market capitalization to its net asset value (“NAV”), with NAV calculated as the reported stockholders’ equity of the Company, adjusted to reflect, among other things, (i) the fair market value of the Company’s HYPE Token holdings as of the applicable measurement date, (ii) the net proceeds of any capital raises completed after the most recent balance sheet date, and (iii) the cost of any HYPE Tokens acquired after the most recent balance sheet date. The Company may also, from time to time, consider selling HYPE Tokens to replenish working capital or to fund share repurchases when it determines that the market price of HYPE exceeds its internal estimate of the token’s fundamental long-term value.

All capital-raising decisions are made by the Company’s Treasury Committee — comprised of the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer — and are subject to Board oversight. Equity sales generally require an mNAV above an established target ratio, while HYPE Token sales are conditioned on the Company’s assessment that the prevailing market price exceeds fundamental value.

The Company will not conduct equity sales while an active share repurchase program is in effect and activated, and maintains strict policies to ensure compliance with applicable securities laws, including Regulation FD and applicable blackout periods.

Capital Allocation Framework

The Company maintains a structured capital allocation framework that categorizes its treasury assets into three primary reserves:

•

Working Capital Reserve (“WCR”): Liquid assets held to cover projected operating expenses for at least 12 months. This reserve is non-deployable for treasury strategy purposes and is held primarily in cash, short-term U.S. Treasury securities, and approved stablecoins.

•

Cash Reserve (“CR”): Cash proceeds from recent capital raises that have not yet been deployed into HYPE. This reserve is dynamic and is managed to preserve capital while remaining available for rapid deployment.

•	HYPE Holdings: The core treasury asset, consisting of spot HYPE Tokens accumulated through deployment activities.

The Company regularly reviews and rebalances its reserves to ensure adequate liquidity and to manage counterparty and concentration risks. All material allocations are subject to review by the Treasury Committee and, where appropriate, the Company Board.

Capital Deployment Framework

The Company deploys capital with the objective of increasing HYPE exposure per share of the Company Common Stock over time. Deployment decisions are guided by two primary conditions:

•

The Company will consider purchasing HYPE Tokens when it believes the market price is below its internal estimate of the token’s fundamental long-term value, based on a forward-looking valuation framework that incorporates on-chain metrics, relevant valuation multiples, ecosystem growth trends, peer valuations, and other factors.

•	The Company will consider repurchasing the Company Common Stock when its shares trade at a meaningful discount to mNAV, thereby increasing HYPE exposure per share through accretion.

All deployment activities are executed in accordance with pre-approved trading plans, best-execution principles, and strict market practice and compliance policies designed to minimize market impact and avoid any appearance of manipulation. The Company maintains robust counterparty due diligence, multi-signature controls, and real-time monitoring procedures for all deployment transactions.

This three-pillar framework is reviewed at least annually by the Board of Directors and is designed to ensure that all treasury strategy activities are conducted in a disciplined, transparent, and shareholder-aligned manner.

Sources and Uses of Capital for HYPE Accumulation

The Company received gross cash proceeds of approximately $299.9 million from the Closing PIPE. In addition, investors contributed approximately 12.5 million HYPE Tokens at the Closing of the Transactions.

In addition to the Closing PIPE, the Company has established the Equity Facility with Chardan, providing capacity to sell up to $2.5 billion of Company Common Stock, and continues to evaluate additional capital-raising opportunities. Proceeds from the Transactions and any other capital-raising activities are held in U.S. dollars until deployed in accordance with the Treasury Strategy Policy.

Current HYPE Token Holdings

As of September 8, 2026, the Company holds approximately 33.2 million HYPE Tokens, which includes token acquired through the deployment of proceeds from the Closing PIPE and other capital-raising activities, together with the approximately 12.5 million HYPE Tokens received in the Contribution. The Company’s HYPE balance is tracked on its website (hypestrat.xyz), updated weekly with a one-week delay in underlying data. The Company believes its current HYPE holdings represent the largest holdings of any U.S. public company.

HYPE Staking Strategy

The Company stakes substantially all of its total HYPE Token holdings, subject to ongoing risk assessments and market conditions, in order to generate staking rewards and participate in the security and consensus of the Hyperliquid network. The Company’s staking program prioritizes security, liquidity, and compliance.

Mechanics of Staking

Staking HYPE Tokens refers to the process by which holders of HYPE lock or delegate their tokens to support the security, consensus, and operations of the Hyperliquid network, in exchange for potential rewards and other benefits. This mechanism is integral to the protocol’s delegated proof-of-stake (“DPoS”) consensus model, known as HyperBFT, which supports distributed validation of transactions and block production.

At present, staking HYPE Tokens occurs exclusively within the HyperCore infrastructure. To initiate staking, a staker must first transfer HYPE Tokens from a spot account to a dedicated staking account. This transfer is instantaneous and incurs no fees. Once in the staking account, the staker delegates its HYPE Tokens to one or more validators — entities responsible for producing blocks and participating in consensus. Delegation is flexible, allowing stakers to allocate tokens across multiple validators without restriction.

Each delegation is subject to an initial one-day lock-up period, during which the tokens cannot be undelegated. After this period, stakers may partially or fully undelegate at any time, with the undelegated balance immediately returning to the staking account for potential redelegation or withdrawal (subject to a 7 day unstaking queue).

Staking Rewards

Staking rewards are calculated on-chain, where the annual reward rate is inversely proportional to the square root of the total HYPE Tokens staked across the network. For example, at a total staked amount of 440.4 million HYPE, the average net annualized reward rate was 2.18% as of September 8, 2026. Rewards accrue every minute and are distributed daily, with automatic compounding by redelegation to chosen validators. These rewards are funded from the protocol’s future emissions reserve.

Staking rewards are received in the form of HYPE Tokens, which are added to the Company’s treasury holdings net of any fees paid to the validator of the staking node. Staking also confers governance rights, enabling participation in on-chain decisions, including voting to jail underperforming validators.

Fee Discount Tiers

Staking HYPE also provides tiered discounts on trading fees based on the amount of HYPE staked. These tiers, implemented effective May 5, 2025, are as follows:

•	Wood Tier: Greater than 10 HYPE staked — 5% discount on trading fees.

•	Bronze Tier: Greater than 100 HYPE staked — 10% discount on trading fees.

•	Silver Tier: Greater than 1,000 HYPE staked — 15% discount on trading fees.

•	Gold Tier: Greater than 10,000 HYPE staked — 20% discount on trading fees.

•	Platinum Tier: Greater than 100,000 HYPE staked — 30% discount on trading fees.

•	Diamond Tier: Greater than 500,000 HYPE staked — 40% discount on trading fees.

To the extent multiple orders are executed through the same trading wallet and order volumes accumulate in such trading wallets, volume-based fee discounts may apply. As the Company’s execution strategies include executing orders through multiple trading wallets as well as executing orders through trading service providers, the relevant discount on trading fees received varies per order. To date, such discounts have ranged from no discount to 30%.

Company Validator Operations

On May 13, 2026, the Company launched a validator node on the Hyperliquid network under the name “Hyperliquid Strategies x Unit” (the “Validator”) and engaged Nexus Research Labs, Inc., parent of Unit Labs (the “Operator”), to provide technical validator operation services for the Validator (discussed below). The newly launched Validator operates within the HyperCore infrastructure and participates in the HyperBFT consensus mechanism, producing blocks and validating transactions alongside the network’s existing active validators. The Validator is able to accept delegations from third-party HYPE holders, deepening the Company’s participation in and contribution to the Hyperliquid ecosystem’s security and decentralization. The newly launched Validator operations are subject to the same performance standards, jailing criteria, and uptime requirements applicable to all Hyperliquid validators. The Operator is responsible for the day-to-day technical operation of the validator infrastructure under a service-level agreement with the Company under specific guidelines that were negotiated to ensure compliance with the Company’s staking risk management framework.

Under the validator agreement, the Operator develops, deploys, operates and maintains the Company’s validator infrastructure subject to customary service-level commitments, including uptime, security-patching and incident-response obligations, with periodic performance reporting. The Operator is obligated to reimburse the Company for slashing penalties and missed staking rewards resulting from the Operator’s breach of the service levels or its gross negligence, willful misconduct or fraud, subject to a customary liability cap. The agreement contains mutual indemnification provisions, has an initial one-year term that renews automatically for successive one-year terms unless either party elects not to renew on customary notice, and may be terminated by either party under customary circumstances. The Validator’s commission rate is currently 2%. The Operator is paid a service fee equal to a fixed percentage of that commission, and the Company retains the balance. The Company does not expect the amounts payable to it under this arrangement to be material to its revenues or financial results.

As of September 8, 2026, the Company staked approximately 25.1 million HYPE Tokens, representing approximately 75.7% of its total staked HYPE, to the Validator, and delegated approximately 8.1 million HYPE Tokens, representing approximately 24.3%, to Anchorage (which was the only third-party validator used by the Company as of that date). Also as of that date, third parties had delegated approximately 2.3 million HYPE Tokens to the Validator, representing approximately 8.4% of the total HYPE staked to the Validator.

Staking Provider Selection

Since the establishment of the Validator in May 2026, the Company stakes the substantial majority of its HYPE Tokens to the Validator. To the extent the Company stakes or delegates HYPE other than to the Validator, to date it has done so through Anchorage, its qualified custodian, which facilitates staking as part of the custody services it provides, under the arrangement described under the section entitled “Information about the Company—Custody of the Company’s HYPE Tokens” below. Anchorage has partnered with Figment to provide an institutional grade validator infrastructure, which provides staking services to the Company at a commission rate of 10%. The Company may unstake HYPE delegated to the Anchorage validator at any time with the ability to transfer any unstaked HYPE Tokens subject to the seven day unlock period prescribed by the Hyperliquid protocol. The Company intends to continue to engage reputable third-party staking providers to facilitate staking operations, leveraging their specialized infrastructure and expertise in validator management. Criteria for selecting staking providers include regulatory compliance, a proven track record in secure staking services, insurance coverage for staked assets, transparent fee structures, integration with qualified custodians, and demonstrated uptime and performance in the Hyperliquid ecosystem.

The Company may engage multiple third-party staking providers to diversify risk and improve staking efficiency. Allocations among providers are determined based on quantitative and qualitative factors including historical performance metrics (yield rates, uptime, and slashing incidents), security and insurance coverage, fee competitiveness, integration compatibility with the Company’s custodian or custodians, and alignment with the Company’s risk management framework, including limits on concentration exposure to any single provider. Allocations are periodically reviewed and adjusted by the Company with the objective of maximizing risk-adjusted staking returns while maintaining the staking program’s focus on security and liquidity.

Staking Risk Management

To manage liquidity risks associated with staking, the Company implements the following risk management practices:

•	Diversifying delegations across multiple high-performing validators.

•	Monitoring validator metrics such as uptime, commission rates, and response times via blockchain analytics tools.

•	Conducting regular stress tests for scenarios including network congestion or reward rate declines.

•	Maintaining thresholds for automatic undelegation if validator performance falls below predefined benchmarks or if market volatility warrants increased liquidity.

The Company’s staking program may evolve based on regulatory developments, network upgrades, or changes in staking mechanics within the protocol, with all decisions properly reviewed, approved, and documented.

Validator Infrastructure

Validators operate within the HyperCore infrastructure, leveraging the HyperBFT consensus algorithm, which processes transactions in discrete rounds requiring signatures from a quorum — more than two-thirds of total staked HYPE — for commitment. The network currently has 27 active validators. Validators must self-delegate a minimum of 10,000 HYPE Tokens to become eligible and may receive delegations from other HYPE holders, increasing their total stake and influence in consensus.

To become an active validator, an entity must meet technical requirements including minimum hardware specifications (at least 4 CPU cores, 32 GB RAM, and 200 GB disk space), operate using the protocol’s open-source node software, and achieve a position in the top 27 validators by total stake. Validator rewards are proportional to total stake and are modeled after Ethereum’s staking economics. Validators may impose commissions on delegator rewards, typically ranging from 1% to 5%, with increases capped at 1% per staking epoch to protect stakers.

Custody of the Company’s HYPE Tokens

The Company holds substantially all of its HYPE Tokens in a custody account at a regulated digital asset custodian, and expects to continue to hold substantially all of its HYPE Tokens in custody accounts at one or more well-regarded regulated digital asset custodians. As a result, the primary counterparty risk the Company is exposed to with respect to its HYPE Token holdings is the performance obligations under the relevant custody arrangement or arrangements.

In light of the significant amount of HYPE Tokens the Company holds, it expects to evaluate additional digital asset custodians to diversify custody of its HYPE Tokens. The Company selected its current custodian, and intends to select any additional custodians, after undertaking a thorough due diligence process, evaluating factors including: (i) strict security protocols including multifactor authentication procedures, (ii) robust insurance coverage against risks such as cyberattacks, theft, loss, or operational failures, (iii) offline or “cold” storage of private keys, (iv) multi-signature custody controls, and (v) regulatory compliance credentials.

Substantially all of the Company’s HYPE Tokens are currently held by Anchorage, a federally chartered digital asset bank and qualified custodian. The Company has entered into a master custody services agreement (the “Custody Agreement”) with Anchorage. Under the Custody Agreement, in consideration for Anchorage providing custody services, the Company pays fees depending on the assets under custody (“AUC”) tier, ranging from 13 annual basis points for AUC up to and under $250 million to 11 annual basis points for AUC greater than $250 million. The Custody Agreement also provides that Anchorage will offer staking validator services in exchange for a fee equal to 10% of the staking rewards earned by the Company from an Anchorage validator. The Custody Agreement has an initial term of three years and automatically renews for additional one-year terms unless either party provides at least 30 days’ notice prior to the end of the then-current term, subject to earlier termination for cause.

Under the Custody Agreement, private keys for HYPE Tokens are maintained in offline cold storage using air-gapped hardware security modules (“HSMs”) distributed across secure locations. Anchorage’s custody approach includes segregated, bankruptcy-remote accounts that keep client assets separated from other assets and verifiable on-chain; and passwordless user authentication with biometric verification integrated with behavioral analytics and multi-factor authentication on pre-enrolled devices. Regulatory compliance is upheld through Anchorage’s status as a federally chartered digital asset bank, regular audits, and SOC 1 Type 2 certification.

The Company also conducts ongoing due diligence reviews during the custodial relationship to monitor the safekeeping of its HYPE Tokens. As part of this process, the Company obtains and reviews its custodian’s Services Organization Controls reports and reviews relevant internal controls through a variety of methods.

The Company’s HYPE Token accumulation transactions are executed primarily in coordination with reputable digital asset trading service providers, which may in certain cases be affiliated with the Company’s custodian. Counterparties that the Company has entered into execution agreements with to date include Flowdesk, Anchorage, Galaxy, IMC and Coinbase. To the extent that any service provider is affiliated with our custodian, conflicts of interest may arise. For more information, please see “Risk Factors — Risks Related to the Company’s Business – We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE, cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities, and potential conflicts of interest.” The Company conducts extensive due diligence on counterparties’ compliance and risk infrastructure prior to engagement. Material agreement terms typically include best-execution obligations, capped fees, multi-signature custody with audit rights, indemnification for counterparty negligence, and termination rights. Where the Company utilizes affiliates of its HYPE custodian for transaction execution, it requires full transparency of counterparty actions, ethical walls, and independent oversight to ensure best execution and fair treatment.

The Company has negotiated contractual terms with its custodian, and expects to negotiate contractual terms with any additional custodians it may engage, that it believes establish, under existing law, that the Company’s property interest in custodied HYPE Tokens is not subject to claims by the custodian’s creditors in the event the custodian enters bankruptcy, receivership, or similar insolvency proceedings.

Incidental Rights

The Company may have incidental rights to passively receive additional benefits or digital assets arising from its HYPE Token holdings during events such as airdrops, hard forks, or similar events. While such events have the potential to create value for the Company, they may also introduce risks including security vulnerabilities, regulatory compliance issues, tax liabilities, and operational complexities. The Company intends to implement policies aimed at prioritizing security, compliance, and alignment with its overall treasury strategy. Key elements of these policies are expected to include:

•

General Principles: Ensuring the safety and security of the Company’s existing digital assets is the highest priority. The Company will not automatically support any fork, airdrop, or similar event, and any decision to claim or support new digital assets will be subject to a careful evaluation process.

•

Monitoring and Identification: The Company will actively track the Hyperliquid ecosystem for upcoming forks, airdrops, or similar events through official announcements, developer forums, and reliable crypto news sources.

•

Evaluation and Approval: The Company will assess the technical stability, security, regulatory compliance, and cost implications of any potential incidental event before determining whether to claim or support it. Any decision to support or claim an incidental asset will go through a formal internal approval process.

•

Claiming Process: The Company will work closely with its custodian or custodians to design and implement secure procedures for claiming, specifically directed at avoiding exposure to risks such as phishing or chain-specific vulnerabilities.

•

Compliance: The Company will ensure continued compliance with regulatory requirements, including legal, tax, and accounting rules, and will develop accounting guidelines for events that create valuation challenges.

•	Documentation: The Company will document all decisions, including rationales for supporting or declining events, to support audits and regulatory inquiries.

The Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement.

Advisor Rights Agreement

Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to satisfy the Minimum Holding Condition, the Advisor will have the right to nominate a number of Advisor Directors to our Board equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of Nasdaq (or other securities exchange on which the Common Stock is then listed).

The Advisor Rights Agreement also provides the Advisor with certain information rights. It also subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities for any 20 trading days within any 30 trading day period.

Advisory Agreement

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide to us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, unless and until it revokes such waiver with respect to future financings. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.

At the Closing, pursuant to the terms of the Transaction Agreement, the Company issued 7,761,860 Advisor Issued Shares and 27,394,800 Advisor Warrants to the Advisor.

Government Regulation

The laws and regulations applicable to HYPE Tokens and other digital assets are evolving and subject to interpretation and change. Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in jurisdictions such as the United States, transactions involving digital assets are subject to overlapping, uncertain, and evolving regulatory requirements. The application of state and federal securities laws and other laws and regulations to transactions involving digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE Tokens, or the ability of individuals or institutions such as the Company to own or transfer HYPE Tokens.

The U.S. federal government, states, regulatory agencies, and foreign governments may enact new laws and regulations, or pursue regulatory, legislative, enforcement, or judicial actions, that could materially impact the price of HYPE Tokens or the ability of individuals or institutions such as the Company to own or transfer HYPE Tokens. Among recent significant regulatory developments:

•

On April 13, 2026, the staff of the Division of Trading and Markets of the SEC issued a statement, expressing its opinion that the Exchange Act does not require developers or operators of website, browser or mobile app interfaces to register as a broker-dealer, where the user interfaces are embedded in wallets or made available to assist user-initiated crypto asset securities transactions on blockchain protocols utilizing the user’s self-custodial wallet.

•

In July 2025, the U.S. House of Representatives passed the CLARITY Act, which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities, seeking to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets and secondary trading in digital assets would be regulated by the CFTC.

•

The U.S. Senate Committee on Banking, Housing, and Urban Affairs has been considering the RFIA, a comprehensive regulatory framework for digital assets, with the most recent amendment released on January 12, 2026, which remains under negotiation. The U.S. Senate Committee on Agriculture has also advanced the DCIA, which, like the CLARITY Act, would subject spot trading of digital assets classified as commodities to CFTC regulation.

•

The SEC and the CFTC launched “Project Crypto” in late 2025, a joint initiative aimed at harmonizing federal oversight and moving away from regulation by enforcement. In 2025, the SEC dropped or froze approximately 89 high-profile cryptocurrency enforcement cases. On March 17, 2026, the SEC issued an interpretive release clarifying the application of federal securities laws to certain crypto assets and related transactions, creating a new taxonomy system for classifying digital assets as digital commodities, digital collectibles, digital tools, stablecoins, or digital securities, and signaled potential rulemaking activities for creating exemptions and safe harbors for digital assets under federal securities laws.

•

In May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use proof-of-stake protocols do not involve the offer or sale of securities under the Securities Act or the Exchange Act.

•	In January 2025, the SEC announced the formation of a “Crypto Task Force,” created to provide clarity on the application of federal securities laws to the crypto asset market.

•	The European Union adopted the Markets in Crypto Assets Regulation (MiCA), a comprehensive digital asset regulatory framework.

•	The United Kingdom adopted the Financial Services and Markets Act 2023, which regulates market activities in crypto assets.

•	China has declared all cryptocurrency transactions illegal and outlawed cryptocurrency mining.

Classification of HYPE as a Commodity

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether the HYPE Token is a “security”, nor has any court addressed the status of the HYPE Token under the U.S. federal securities laws or similar laws. Therefore, while we believe that the HYPE Token is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that the HYPE Token is a “security” or that transactions in HYPE Tokens constitute “securities transactions,” which could require us to register as an investment company under the Investment Company Act.

This belief is premised, among other reasons, on the Company’s conclusion that HYPE does not meet the elements of the Howey test, is neither a security nor bought and sold in securities transactions. Rather, the Company believes the HYPE Token is a commodity not subject to U.S. securities laws.

In March 2026, the SEC issued an interpretive release addressing the application of U.S. federal securities laws to digital assets and transactions involving digital assets. The interpretive release describes “digital commodities” as digital assets intrinsically linked to and deriving their value from the programmatic operation of a functional crypto system and supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. The release further notes that digital commodities do not have intrinsic economic properties conveying rights to future income, profits, or assets of a business enterprise, and are necessary to participate in or use certain aspects of the associated functional crypto system. The Company believes the characteristics of HYPE are consistent with this description. However, the interpretive release does not have the force and effect of law, and a regulator or court may reach a different conclusion.

CFTC Jurisdiction

The CFTC takes the position that some digital assets, including HYPE Tokens, fall within the definition of a “commodity” under the Commodity Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital asset markets. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing — however, potential future legislation may expand the CFTC’s authority over spot digital asset transactions.

Investment Company Act

The Investment Company Act requires an issuer primarily engaged in the business of investing, reinvesting, or trading in securities to register as an investment company unless a valid exemption applies. The Company does not believe it is an “investment company” under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act, as it does not hold itself out as engaged primarily in investing, reinvesting, or trading in securities and does not own investment securities having a value exceeding 40% of total assets on an unconsolidated basis, given the Company’s position that HYPE Tokens are not investment securities.

If the Company were deemed to be an investment company, restrictions imposed by the Investment Company Act — including limitations on issuance of different classes of stock, equity compensation, and transactions with affiliated persons — would likely make it impractical to continue the Company’s business as contemplated and could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Employees

As of June 30, 2026, the Company had 5 employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE COMPANY

The following discussion and analysis is based on, and should be read in conjunction with our financial statements for the year ended June 30, 2026 and for the period from June 13, 2025 (inception) through June 30, 2025, which are included elsewhere in this Prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this Prospectus. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this Prospectus, and other factors that we have not identified.

Overview

We are a Delaware corporation and U.S. publicly listed digital asset treasury company. Our primary business is accumulating HYPE, the native token of the Hyperliquid Layer-1 blockchain ecosystem, on behalf of our stockholders. We believe Hyperliquid has established a significant and growing on-chain revenue base and that HYPE offers a long-term value proposition for our stockholders.

Our primary focus is building, managing, and optimizing our treasury with HYPE tokens, which are the native digital assets of the Hyperliquid Layer-1 blockchain. Our core operations include accumulating our long-term HYPE position and staking HYPE tokens, which we expect will generate ongoing staking rewards. While staking remains our central focus, secondary initiatives may include decentralized finance (DeFi) activities within the ecosystem to enhance long-term growth and income generation. Our aim is to provide capital-efficient and productive access to the HYPE token for U.S. and institutional investors, generating stockholder returns that individual holders may not be able to replicate through staking, yield optimization, and active ecosystem engagement.

Reverse Recapitalization and Sonnet Acquisition

On July 11, 2025, Sonnet, the Company, Rorschach, Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC entered into the Transaction Agreement, pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub LLC would merge with and into Rorschach with Rorschach surviving the merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub Inc. would merge with and into Sonnet, with Sonnet surviving the merger as a direct wholly owned subsidiary of the Company.

On December 2, 2025, the Closing of the Transaction contemplated by the Transaction Agreement was completed. The combination of Rorschach and HSI was accounted for as a reverse recapitalization (the “Reverse Recapitalization”), with Rorschach surviving as the accounting acquirer. Under the Reverse Recapitalization, our assets and liabilities were recorded at historical cost. No goodwill or intangible assets were recognized. Consequently, our consolidated financial statements reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of HSI and Sonnet subsequent to the Closing Date.

Concurrently with the execution of the Transaction Agreement, (i) certain accredited investors entered into subscription agreements with us and Sonnet, pursuant to which Sonnet agreed to issue, and the subscribers agreed to purchase, immediately prior to the Closing, shares of Sonnet common stock, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”) and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Closing (the “Contributions”). The gross proceeds received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million based on the fair value of the shares issued for the tokens for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. At the Closing, the shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into an aggregate of 123,354,259 shares of HSI common stock (“Common Stock”) and 166,173 shares of HSI Series A preferred stock (“Series A Preferred Stock”). The gross proceeds amount of $880.4 million was recorded to Common Stock and Series A Preferred Stock based on the respective par values, with the excess of the gross proceeds above par values recorded to additional paid-in capital. Additional paid-in capital was reduced for the impact of cash paid for transaction costs of $2.3 million related to the Closing PIPE financing. Additionally, as noted in Note 5 of the accompanying financial statements, on the Closing Date, such approximately 12.5 million HYPE tokens were valued at $411.3 million, resulting in a loss on commitment of $169.2 million recognized by the Company on the HYPE tokens. The majority of net proceeds from the Transaction are intended to establish our HYPE treasury strategy. Subsequently, during the year ended June 30, 2026, we purchased an additional 16,537,519 HYPE tokens for approximately $773.4 million at the respective times of purchase.

Pursuant to the terms of the Transaction Agreement, at the effective time of the Transaction (the “Effective Time”):

(i)

Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE) was canceled and converted into the right to receive one-fifth of one share of Common Stock and one Contingent Value Right (a “CVR”) (together, the “Per Share Merger Consideration”)

(ii)	Each Sonnet vested restricted stock unit outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;

(iii)

Each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of our Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;

(iv)

Each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet out-of-the-money warrant in respect of shares of Sonnet Common Stock and was assumed by us and automatically converted into a warrant to acquire the same number of shares of Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant; and

(v)	All shares of Sonnet Common Stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.

Also pursuant to the terms of the Transaction Agreement, (a) the equity holders of Rorschach immediately prior to the Closing received, in the aggregate, that number of shares of Common Stock equal to one-fifth of the aggregate amount of the cash and HYPE Tokens Value (as defined in the Transaction Agreement) held by Rorschach immediately prior to the Closing, divided by $1.25 (except that one equity holder of Rorschach received, in lieu of a portion of the shares of Common Stock otherwise issuable to it, shares of Series A Preferred Stock), and (b) at the Closing we issued to the Advisor (as defined below) 7,761,860 shares of Common Stock (the “Advisor Shares”) and the Advisor Warrants (defined below).

As of June 30, 2026, we had the following outstanding securities (in addition to the CVRs):

•	200,550,458 shares of Common Stock;

•

166,173 shares of Series A Preferred Stock, which are initially convertible into an aggregate of 26,587,647 shares of Common Stock (subject to the provisions thereof, including certain “blocker” provisions);

•	The Advisor Warrants, exercisable for up to an aggregate of 27,394,800 shares of Common Stock in accordance with the terms thereof; and

•	Certain warrants previously issued by Sonnet, exercisable for up to an aggregate of 1,263,814 shares of Common Stock.

Disposition of Certain Sonnet Assets

During the year ended June 30, 2026, we entered into an asset purchase agreement (the “APA”) with Guidant Bio Therapeutics Inc. (“Guidant”). In connection with the consummation of the transactions contemplated by the APA, we transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant, and subsequently in the fourth fiscal quarter in accordance with the terms of the APA provided an additional $1.0 million upon the execution of definitive investment agreements. In exchange, we received a 40% common stock interest in Guidant. In connection with the APA, we engaged Guidant under a transaction services agreement (the “TSA”) to provide services to us for fees of $0.175 million, paid at the closing of the APA.

Equity Facility

On October 22, 2025, we entered into an agreement (the “Purchase Agreement”), with Chardan Capital Markets LLC (“Chardan”), establishing a committed equity facility (the “Facility”), which was subsequently amended by Amendment No. 1, dated as of September 1, 2026, and Amendment Nos. 2 and 3, dated as of September 14, 2026. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, we have the right from time to time at our option to direct Chardan to purchase up to $2.5 billion of shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, are determined by us from time to time in our sole discretion and depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. Pursuant to the first amendment to the Purchase Agreement, beginning after the sale of $1.0 billion in the aggregate of shares of Common Stock pursuant to the Purchase Agreement, we may not issue or sell any shares of Common Stock pursuant to the Purchase Agreement if, after giving effect to the transaction, the aggregate number of shares to be issued and sold at a price of less than $12.02 per share would exceed 42,641,847 shares (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the first amendment, the “Exchange Cap”) if the weighted average purchase price of all such excess shares is less than the Minimum Price of $12.02 per share, unless the Company’s stockholders have approved the issuance of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap in accordance with the rules of the Nasdaq Stock Market (or such approval is not required in accordance with such rules). The net proceeds from any sales under the Facility will depend on the frequency with, and prices at which the shares of our Common Stock are sold to Chardan. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes, including potential purchases of HYPE tokens. As of June 30, 2026, 76,063,600 shares of common stock have been issued under the Equity Facility for gross proceeds of $646.6 million. Subsequent to June 30, 2026, as of September 8, 2026, 36,888,500 shares of common stock have been issued under the Equity Facility for gross proceeds of $424.9 million.

Per the requirements of the Purchase Agreement, we paid total fees of $1.1 million to Chardan for the year ended June 30, 2026. Fees consisted of initial amounts paid at inception, in addition to additional commitment fees based on the amount of shares sold under the Purchase Agreement, including $0.3 million paid upon the Company’s receipt of an aggregate of $25.0 million in proceeds from sales of Common Stock under the Purchase Agreement, and $0.6 million paid upon the Company’s receipt of an aggregate of $50.0 million in proceeds from sales of Common Stock under the Purchase Agreement.

Advisor Rights and Strategic Advisor Agreement

Pursuant to the Transaction Agreement, on the Closing Date, we entered into the Advisor Rights Agreement and the Strategic Advisor Agreement with the Advisor, and we issued to the Advisor three Advisor Warrant. Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of our Common Stock held by the Advisor as of immediately following the Closing, the Advisor will have the right to nominate a number of Advisor Directors to our board of directors equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the board of directors (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, we will take all necessary action to cause the board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed). The Advisor Rights Agreement also provides the Advisor with certain information rights, and subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, unless and until it revokes such waiver with respect to future financings. Revocation requires two weeks’ advance notice provided to the Company and no such notice has been provided through the date of this filing. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Company’s board of directors.

Each Advisor Warrant is exercisable to purchase an aggregate of 9,131,600 shares of Common Stock for a period of five years following the Closing Date. The three Advisor Warrants have per share exercise prices equal to $9.375, $12.50 and $18.75, respectively (in each case subject to adjustment for stock splits, share dividends and other similar events).

Contingent Value Rights Agreement

Also pursuant to the Transaction Agreement, at the Closing we entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), pursuant to which holders of shares of Sonnet common stock, excluding the shares of Sonnet common stock issued pursuant to the Closing PIPE, and in-the-money warrants, in each case, as of immediately prior to the Effective Time, received one CVR for each then-outstanding share of Sonnet common stock held by such stockholder (or, in the case of Sonnet in-the-money warrants, each share of Sonnet common stock for which such in-the-money warrants was exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Company Legacy Assets (as defined in the CVR Agreement) during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date. The shares of Common Stock issuable in connection with the CVR Payment are subject to certain deductions pursuant to the terms of the CVR Agreement.

Stock-Based Compensation

Effective as of the Closing Date, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of us and our subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan.

During the year ended June 30, 2026, we granted 1,169,558 RSUs and recognized stock-based compensation expense of $0.9 million. No stock-based compensation expense was recognized for the period from June 13, 2025 (inception) through June 30, 2025.

Stock Repurchase Program

On December 8, 2025, we announced that our board of directors had authorized a stock repurchase program of up to $30 million of the Company’s outstanding Common Stock that will be in place for up to 12 months. For the year ended June 30, 2026, a total of 3,067,097 shares of Common Stock were repurchased by us for a total of approximately $10.5 million.

Stockholders’ Equity

On the Closing Date, we adopted an amended and restated certificate of incorporation, which became effective upon the filing thereof with the Secretary of State of the State of Delaware (the “Restated Charter”). Among other things, the Restated Charter increased the authorized capital stock of the Company to consist of 2,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Also on the Closing Date, the Board adopted and we filed with the Secretary of State of the State of Delaware a certificate of designation (the “Certificate of Designation”) designating the rights, preferences and limitations of the Series A Preferred Stock. Up to 200,000 shares were designated Series A Preferred Stock, with each share of Series A Preferred Stock having a stated value equal to $1,000 (the “Stated Value”). Each share of Series A Preferred Stock will be convertible, at the option of the holder, into that number of shares of Common Stock determined by dividing the Stated Value by $6.25 (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the Certificate of Designations for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Certificate of Designation). A holder of Series A Preferred Stock will not have the right to convert any portion of its Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

The shares of Series A Preferred Stock are not redeemable by us and are not entitled to receive dividends, except that if dividends are paid on the Common Stock then we would be required to pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis. The Series A Preferred Stock has no voting rights, except as required by the Restated Charter, applicable law and with respect to any vote to approve a Fundamental Transaction (in which case each holder of Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Series A Preferred Stock would be entitled to participate with the holders of Common Stock then outstanding, pro rata as a single class on an as-converted basis.

Key Factors Affecting Our Performance

Limited Operating History

Each of the Company and Rorschach has a limited operating history and there is limited historical financial information upon which to base an evaluation of their performance. The Company’s and Rorschach’s respective financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As each entity was recently incorporated, the audited financial statements of Rorschach as of and for the period from June 13, 2025 (inception) to June 30, 2025 presented in this Prospectus do not present results for the full twelve-month period or for any prior periods.

Public Company Expenses

Our primary strategic objective is to accumulate HYPE tokens on behalf of our stockholders and to participate in the Hyperliquid ecosystem over the long term. We intend to implement this objective by using the net proceeds from the Closing PIPE and any future capital-raising transactions to accumulate HYPE, the native token of the Hyperliquid ecosystem. In addition to its HYPE token accumulation strategy, we seek to generate income through the selective deployment of its HYPE holdings. Our primary income-generating activity is staking substantially all of its HYPE holdings, which we expect will generate ongoing staking rewards. On an opportunistic basis, we may selectively deploy a portion of our HYPE holdings or future capital-raising proceeds into mergers and acquisitions involving businesses operating within or related to the Hyperliquid ecosystem. We may consider acquiring other digital asset treasury companies holding HYPE positions or entities that directly contribute to or operate within the Hyperliquid blockchain and its DeFi infrastructure.

We have incurred and expect to incur increased expenses in connection with our status as a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to our HYPE treasury strategy.

Financial Overview

Revenue

Digital Assets

Digital assets are initially recorded at cost and then subsequently remeasured at fair value as of the balance sheet date with changes in fair value recognized as unrealized gains or losses in operating income (expense). Upon derecognition of the digital assets, we recognize realized gains or losses in operating income (expense) on the consolidated statements of operations, based upon the fair value of digital assets on the date of derecognition. We recognize revenue by applying the guidance in ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Staking Revenue

The Company stakes substantially all of its HYPE tokens. HYPE tokens earned from validators, in the form of staking rewards, are recognized as revenue when we satisfy our performance obligations (i.e., providing our tokens to the validator in order to validate blocks or transactions as determined by the protocol) ratably over the contract term. Staking rewards accrue every minute and are distributed to us on a daily basis. The HYPE tokens earned are non-cash consideration and therefore measured at fair value at the inception of each contract. Because we do not unilaterally control the validator, we are not the principal to the validation service. As such, we present staking rewards as revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled.

Validator Commission Income

On May 13, 2026, we launched a validator node on the Hyperliquid network, “Hyperliquid Strategies x Unit” (the “Validator”) in partnership with Nexus Research Labs, Inc. (“Unit”). The Company stakes the majority of its tokens to the Validator. The Validator operates within the HyperCore infrastructure and participates in the HyperBFT consensus mechanism, producing blocks and validating transactions alongside the network’s active validators. The Validator is able to accept delegations from both us and third-party HYPE holders (the customers), and we earn commission income from staking rewards at the Validator level. Under our validator services agreement with Unit, commission revenue earned at the Validator level is shared with Unit, who is responsible for the day-to-day technical operation of the validator infrastructure, while we exercise direct oversight over validator performance and compliance with our staking risk management framework. The Validator earns commissions, paid in HYPE tokens, for its services. Commission income is recognized as revenue when blocks or transactions are successfully validated in accordance with the protocol. Under the Company’s Validator Service Agreement with Unit, Unit controls the operation, maintenance, monitoring, and technical management of Validator Nodes and Platform on behalf of the Company. As such, we have concluded that we do not control the validator service, and therefore we are not the principal to the validation service. Accordingly, we present validator commission income on a net basis in Staking and Validator Commission revenue, reflecting only the portion of protocol rewards and commission to which we are entitled after amounts payable to Unit.

Other Income (Expense)

We hold a portion of our capital in highly liquid money market funds and short term treasury bills in addition to cash deposits placed with financial institutions of high credit quality. These allocations offer liquidity while providing a yield in the form of interest income. This income is classified as “Interest income” on our consolidated statements of operations.

The Company’s Equity Facility qualifies as a derivative. Any changes in the fair value of any equity sold between the time the forward was entered into (trade execution under the Equity Facility) and the ultimate settlement is treated as other income (expense). This income (expense) is classified as “Other expense” on our consolidated statements of operations.

Selling, general and administrative and research and development expenses

Selling, general and administrative and research and development expenses consist primarily of payroll and related expenses, legal and other professional services, and insurance expenses. We anticipate that our general and administrative expenses will decrease in the short term as requirements to support our continued research and development and commercial activities decline subsequent to the establishment of our treasury strategy, in addition to the completion of the Transaction Agreement and APA, discussed in Note 5 of the accompanying financial statements.

Results of Operations

The Company has selected June 30 as its fiscal year end. The following is a summary of the Company’s results of operations for the year ended June 30, 2026 compared with the period from June 13, 2025 (inception) through June 30, 2025.

Revenue

Revenue for the year ended June 30, 2026 totaled $9.5 million, which was primarily net staking revenue. As noted above, we present staking rewards as revenue on a net basis.

The Company did not have revenue for the period from June 13, 2025 (inception) through June 30, 2025.

Digital Assets

Unrealized gain on HYPE digital tokens for the year ended June 30, 2026 was $709.9 million, resulting from the fair value changes of HYPE at June 30, 2026. Additionally, we recognized an unrealized loss on HYPE contribution commitment of $169.2 million, which was the result of a decrease in fair value of the 12.5 million HYPE tokens from the Closing PIPE commitment amount, as further described in Note 5 of the accompanying consolidated financial statements.

As we did not hold any digital tokens for the period from June 13, 2025 (inception) through June 30, 2025, there was no unrealized gain or loss during the period.

IPR&D write-off from Sonnet acquisition

We recognized a loss of $35.6 million on acquired IPR&D from the Sonnet acquisition for the year ended June 30, 2026, as it was determined to have no alternative future use at the time of the asset acquisition.

Selling, general and administrative and research and development expenses

Our selling, general and administrative and research and development expenses for the year ended June 30, 2026 were $14.0 million, which includes professional fees, salaries and wages, insurance, and research and development costs.

We incurred expenses of $0.6 million for the period from June 13, 2025 (inception) through June 30, 2025 related to formation and operating costs.

Other Income (Expense)

Other expense for the year ended June 30, 2026 totaled approximately $11.6 million. Other expense for the year ended June 30, 2026 primarily resulted from an expense under the Equity Facility related to the increase in the price of our equity between the share issuance and settlement as well a loss of $0.4 million related to our share of losses from our equity method investment in Guidant. These expenses were partially offset by interest income, which is derived from money market funds, treasury assets, and interest received on cash positions held with financial institutions.

No other income was recognized for the period from June 13, 2025 (inception) through June 30, 2025.

Income tax expense (deferred)

We recognized an income tax expense of $183.5 million for the year ended June 30, 2026 related to the creation of a deferred tax liability at the closing of the transaction in addition to a deferred tax liability created by the increase in value of our HYPE digital tokens during the period.

No income tax expense was recognized for the period from June 13, 2025 (inception) through June 30, 2025.

Liquidity and Capital Resources

Under Accounting Standards Codification (“ASC”) Subtopic 205-40, “Presentation of Financial Statements—Going Concern”, we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet future financial obligations as they become due within one year after the date that our financial statements are issued. Since our inception, we have had a history of recurring net losses from operations and working capital deficits.

As disclosed in the June 30, 2025 financial statements of Rorschach, there was substantial doubt about Rorschach’s ability to continue as a going concern for at least one year from the date the financial statements were issued. This was based on Rorschach having insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding was uncertain. During the year ended June 30, 2026, we raised capital through the Closing PIPE, and entered into the Purchase Agreement, which has alleviated the substantial doubt about our ability to continue as a going concern.

Based on our current financial condition and forecast of cash flow needs for the next twelve months, we expect that our existing resources will be sufficient to enable us to fund our anticipated level of operations through one year from the date these financial statements were issued.

We plan to continue to pursue additional methods to obtain funding for working capital in the future, however, such funding may not be available to us. Although we believe that such capital sources will continue to be available, there can be no assurances that additional working capital will be available to us when needed, or if available, on terms acceptable to us. If we are unable to obtain capital on terms that are satisfactory to us, when we require it, our ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect our business plans.

Cash Flows

Since inception, our operations have primarily been funded by proceeds from equity financings.

Our net income (loss) was $305.5 million and ($0.6) million for the year ended June 30, 2026 and for the period from June 13, 2025 (inception) through June 30, 2025, respectively. As of June 30, 2026, we had accumulated earnings of approximately $304.9 million. As of June 30, 2026, we had cash and cash equivalents of $137.9 million and HYPE digital assets with a fair value of $1.9 billion, working capital (inclusive of cash and cash equivalents) of $148.7 million and stockholders’ equity of $1.9 billion.

During the year ended June 30, 2026, our sources and uses of cash were as follows:

Net cash used in operating activities was approximately ($19.1) million, which includes net income of $305.5 million, offset by ($317.3) million of net non-cash items and net changes in operating assets and liabilities of ($7.4) million.

Net cash used in investing activities for the year ended June 30, 2026 was approximately ($777.4) million, which was primarily related to HYPE and net USDC purchases, partially offset by the cash acquired from the acquisition of Sonnet.

Net cash provided by financing activities for the year ended June 30, 2026 totaled approximately $934.5 million, which was primarily attributable to $947.3 million of net cash proceeds from the Closing PIPE, and subsequent equity issuances, offset by $2.3 million in payments for equity issuance costs and $10.5 million in payments for the repurchase of Common Stock.

We incurred a net loss of $0.6 million for the period from June 13, 2025 (inception) through June 30, 2025 related to formation and operating costs, offset by a $0.6 million net change in operating assets and liabilities. There was no net cash used in investing or financing activities during the period.

Off-Balance Sheet Financing Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2026. We do not participate in transactions that create relationships with unaudited consolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any material long-term debt, capital lease obligations, operating lease obligations or long-term liabilities that affect our liquidity or capital resources.

In the normal course of business, we enter into contracts for services. The amount owed by us as of June 30, 2026 is $3.7 million and is included in “accounts payable” and “other current liabilities” on the consolidated balance sheets.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are items within our financial statements that require estimation but are not deemed critical, as defined above. There are no critical accounting estimates as of June 30, 2026.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply until we are no longer an “emerging growth company.”

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

The business and affairs of the Company are managed by or under the direction of the Company Board. The following table lists the names, ages as of the date hereof, and positions of the individuals who serve as directors and executive officers of the Company:

Name	Age	Position
Executive Officers
David Schamis	52	Chief Executive Officer and Director
Brett Beldner	55	Chief Financial Officer
Jeroen Nieuwkoop	54	Chief Operating Officer
Directors
Bob Diamond	75	Chairman of the Board
Jeff Tuder	53	Director
Eric S. Rosengren	68	Director
Thomas C. King	65	Director
Larry Leibowitz	66	Director
Nailesh Bhatt	54	Director
Albert Dyrness	63	Director

David Schamis serves as the Chief Executive Officer of the Company and a member of the Company Board since December 2025. Mr. Schamis is Founding Partner and Chief Investment Officer of Atlas Merchant Capital LLC. Previously, Mr. Schamis worked at J.C. Flowers from 2000 to 2014, most recently as a Managing Director and member of the management committee. Mr. Schamis joined J.C. Flowers at its inception and has significant experience investing in financial services and related businesses globally. Prior to J.C. Flowers, Mr. Schamis worked in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Schamis is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Panmure Liberum Limited, Kepler Cheuvreux SA, Marsh, Berry & Company, LLC, Cascadia Capital and Proformex. Mr. Schamis received a B.A. in Economics from Yale University. Mr. Schamis also is a member of the Board of Trustees of the village of Sands Point, NY.

Brett Beldner serves as the Chief Financial Officer of the Company since December 2025. Mr. Beldner is a seasoned finance professional with a track record of both decentralized and traditional finance experience. Over the past five years, he has worked in the decentralized finance industry as both a Partner / Head of Finance for a private investment fund, Hard Yaka Ventures LP, from July 2022 to January 2025, focusing on payment technology and cryptocurrency as well as the Controller of Digital Currency Group, Inc., a global venture capital firm that builds and supports blockchain and digital companies, from February 2021 to February 2022. Mr. Beldner brings 13 years of traditional finance experience as well, from his time working as a finance / accounting professional at Macquarie Group, Barclays PLC and Lehman Brothers. Prior to working in industry, he spent seven years working at PwC advising clients on complicated financial structures and transactions. Mr. Beldner received a B.A. from Duke University in economics and an MBA from the University of Maryland in Finance. He also is a New York State licensed CPA.

Jeroen Nieuwkoop serves as the Chief Operating Officer of the Company since December 2025. From November 2020 to November 2025, Mr. Nieuwkoop served as the Group Chief Strategy Officer of NASDAQ-listed Triller Group Inc. (previously AGBA Group Holding Limited) (“AGBA”). Mr. Nieuwkoop brings extensive experience in operational management, private equity, mergers and acquisitions, and general corporate finance across the financial services industry. As part of the AGBA team, he spearheaded strategic corporate development initiatives, managed FinTech investments, and headed up several corporate departments. At AGBA, he was a board member or observer at Nutmeg, a British digital wealth platform; Tandem Money, a British challenger bank and Zai, a global payments company based in Ireland and Australia. Prior to AGBA, from 2005 to July 2020, Mr. Nieuwkoop was a Managing Director at Primus Pacific Partners, a private equity firm focused on financial services. From 2000 to 2005,

Mr. Nieuwkoop held corporate development positions at Fubon Financial Holding Co., Ltd. Mr. Nieuwkoop started his career in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Nieuwkoop received a Master of Science (MSc) in Business Administration and Management from the Erasmus University Rotterdam.

Bob Diamond serves as the Chairman of the Company Board since December 2025. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors. He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently Chairman of the Board of Concord Acquisition Corp II and Finstreet Limited, as well as Chairman of the Advisory Committee of the Export Import Bank of the United States. He previously served as a member of the Board of Directors of South Street Securities Holdings, Inc., Crux Informatics, Atlas Mara, Concord Acquisition Corp and Concord Acquisition Corp III. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees.

Jeff Tuder serves a member of the Company Board since December 2025. Mr. Tuder is currently an Operating Partner of Atlas Merchant Capital LLC, having joined in September 2020. He also founded Tremson Capital Management, LLC in January 2015 to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Mr. Tuder also serves as Chief Executive Officer of Concord II and is a Co-Chairman and Chief Financial Officer of each of Digital Asset Acquisition Corp. (Nasdaq: DAAQ) and Space Asset Acquisition Corp. (Nasdaq: SAAQ). In addition, Mr. Tuder was the Chief Executive Officer of each of Concord Acquisition Corp and Concord Acquisition Corp III from 2021 to 2022 and 2022 to 2024, respectively, and Chief Financial Officer of Real Asset Acquisition Corp from 2025 to 2026. In addition, Mr. Tuder has served on the board of directors of Inseego Corporation (NYSE: INSG), since April 2017, where he is Chairman of the Board and Audit Committee. Mr. Tuder has also served on the board of directors of GCT Semiconductor (NYSE: GCTS) since March 2023, where he serves on the Compensation Committee, and has served on the Board of Directors of IQM Quantum Computers OY (Nasdaq: IQMX) since July 2026, where he is Chairman of the Audit Committee. Mr. Tuder held various investment positions at JHL Capital Group, KSA Capital Management, and CapitalSource Finance. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, Nassau Capital, and ABS Capital Partners. Mr. Tuder received a B.A. in English Literature from Yale College. We believe Mr. Tuder is qualified to serve on our Board due to his extensive financial, investment and public company experience.

Eric S. Rosengren serves as a member of the Company Board since December 2025. Mr. Rosengren is CEO of Rosengren Consulting and Visiting Scholar at the MIT Golub Center for Finance and Policy. He previously served as President and CEO of the Federal Reserve Bank of Boston from 2007 to his retirement in 2021. As a Federal Reserve Bank president, he was a participant and voting member of the Federal Open Market Committee. Mr. Rosengren joined the Boston Fed in 1985 and held various roles in the Bank’s Research and Supervision, Regulation, and Credit Departments. He has published numerous papers and articles, and is often cited in leading academic journals and is featured in major media on topics including macroeconomics, monetary policy, international banking, bank supervision, and risk management. Mr. Rosengren serves on the board of directors of Beacon Financial Corporation, Inc. (NYSE: BBT), f/k/a Berkshire Hills Bancorp, Inc., a bank holding company, is a member of the Investment Advisory Group for the Harold Alfond Foundation, and is a member of the Board of Trustees of Colby College. He graduated Summa Cum Laude from Colby College and received a PH.D. in economics from University of Wisconsin-Madison.

Thomas C. King serves as a member of the Company Board since December 2025. Mr. King has served as an Operating Partner at Atlas Merchant Capital LLC since November 2018. From December 2009 through March 2016, Mr. King held several senior roles at Barclays PLC (NYSE: BCS), an international investment banking firm, including serving as Chief Executive Officer of Investment Banking and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays PLC businesses. Mr. King currently serves as a director, and as Chair of the compensation committee, of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), an out-of-home advertising company. Mr. King served as a director of Leerink Partners LLC, a leading investment bank focused on the healthcare and life science industries, until its sale in January 2019. Mr. King also served on the board of directors of Panmure Gordon, a British corporate and institutional investment bank, from December 2018 until it completed its merger with Liberum Investment in May 2024. Additionally, Mr. King served as a director of Concord Acquisition Corp from December 2020 until its delisting in December 2022, as a director of Concord Acquisition Corp II from September 2021 to January 2023, as a director of Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc in March 2024, as a director of Silicon Valley Bank from September 2022 until March 2023, as a director of SVB Financial Group from September 2022 until its reorganization in November 2024 and as a director of Radius Global Infrastructure, Inc. (NASDAQ: RADI), an international aggregator of rental streams underlying wireless and other digital infrastructure sites, from November 2020 until its sale in September 2023. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College.

Larry Leibowitz serves as a member of the Company Board since December 2025. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas Merchant Capital LLC, and serves as a member of the boards of Concord Acquisition Corp II and Forge Global Holdings, Inc. (NYSE: FRGE), as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products. He is also on the board of various other private companies in the data management, fintech, digital law, and site logistics businesses. Mr. Leibowitz also served on the boards of directors of Enfusion Inc. (NYSE: ENFN), a software provider in the investment management industry, until its merger with Clearwater Analytics Holdings, Inc., in April 2025, and Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc. in March 2024, Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston. Mr. Leibowitz graduated from Princeton University with an A.B. in Economics.

Nailesh Bhatt serves as a member of the Company Board since December 2025. Mr. Bhatt has been the Chief Executive Officer of VGYAAN Pharmaceuticals LLC (“VGYAAN”), a company focused on developing and commercializing clinically critical drugs. Mr. Bhatt was also a Board Member of VGYAAN until June 2023. Prior to that, in November 2001, Mr. Bhatt founded Proximare and is its Managing Director. Proximare is a strategic advisory firm focused exclusively on the pharmaceutical industry. Mr. Bhatt also serves as a Board Member of Azurity Pharmaceuticals, Inc., CoreRx Pharma and Spectra Medical Devices. In June 2015, Mr. Bhatt founded Proximare Lifesciences Fund. Mr. Bhatt pursued a Bachelor of Arts at Boston University with a major in Biology. The Company believes Mr. Bhatt can make valuable contributions to the Board due to his years of experience in the pharmaceutical industry working with start-ups to Fortune 500 companies.

Albert Dyrness serves as a member of the Company Board since December 2025. Mr. Dyrness has served as a member of the Board since the Closing Date. Mr. Dyrness is a recognized biopharmaceutical industry expert in bio-process engineering with expertise in upstream, downstream, and fill/finish processes. Since July 2019, Mr. Dyrness has been the Managing Director of ADVENT Engineering Services, Inc., a Trinity Consultants Company, which serves as its life-sciences division. In 1988, Mr. Dyrness Co-Founded ADVENT Engineering Services, Inc., an engineering consulting firm serving the energy and life sciences industries. Starting with only 4 employees in the San Francisco Bay Area, ADVENT has grown to a staff of over 130 engineers with offices in Toronto, Canada, Singapore, Raleigh, North Carolina, Portland Oregon, Boston, Massachusetts, Irvine and San Ramon, California. In 2016, Mr. Dyrness became President and Chief Technical Officer of ADVENT and, in 2017, guided the company to a merger with Trinity Consultants, a 700-person engineering consulting firm. He also served as a member of the board of directors of Oncobiologics, Inc. (now Outlook Therapeutics, Inc.; Nasdaq: OTLK) from December 2015 to September 2017. In 1986, Mr. Dyrness graduated from the Massachusetts Institute of Technology where he studied mechanical engineering and entrepreneurism. The Company believes Mr. Dyrness is capable of making valuable contributions to the Board due to his years of experience in a Nasdaq-listed public company, along with years of entrepreneurial experience.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees, and executive officers has been involved in any legal or regulatory proceedings, as set forth in Item 401 of Regulation S-K, during the past ten years.

Composition of the Board of Directors

The Company Board currently consists of eight members. Other than the Advisor Rights Agreement described elsewhere in this prospectus, there are no contractual obligations regarding the election of the directors. The nominating and corporate governance committee and the Company Board may therefore consider a broad range of factors relating to the qualifications and background of nominees. The nominating and corporate governance committee’s and the Company Board’s priority in selecting board members is identification of persons who will further the interests of the stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of the Company’s business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. The directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. The Company Charter and Company Bylaws also provide that the directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all the Company’s stockholders would be entitled to cast in an annual election of directors, and that any vacancy on the Company Board, including a vacancy resulting from an enlargement of the Company Board, may be filled only by vote of a majority of the directors then in office.

Staggered Board

The Company Board is divided into three staggered classes of directors, and each director is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.

•	Our current Class I directors are Nailesh Bhatt and Albert Dyrness;

•	Our Class II directors are Larry Leibowitz, Eric S. Rosengren and Jeff Tuder; and

•	Our Class III directors are Bob Diamond, Thomas C. King and David Schamis.

The Company Charter and Company Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the Company Board.

The division of the Company Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control. It is expected that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Board.

Director Independence

The Company Board has determined that each of the directors except for Mr. Schamis, Mr. Diamond and Mr. Tuder on the Company Board qualify as independent directors under the Nasdaq Listing Rules and the SEC with respect to each director and director nominee and that all members of the Company audit and risk committee, compensation committee and nominating and corporate governance committee qualify as independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.

The Nasdaq Listing Rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.

In addition, audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

The Company Board will perform an annual review of the independence of our directors based, in part, on the review of information by our management and outside legal counsel.

Board Meetings and Committees

Pursuant to the Company Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Company Board, unless a greater number is required by law or by the Company Charter.

Audit and Risk Committee

The Company audit and risk committee will assist the Company Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and financial statement audits, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the independent auditor’s engagement, qualifications, performance, compensation, and independence, (v) review and approval of related party transactions, and (vi) the communication among the Company’s independent auditors, the Company’s financial and senior management and the Company Board.

The Company audit and risk committee consists of three members, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership: Eric Rosengren, Larry Leibowitz and Thomas King. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and Eric Rosengren qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Company Board has adopted a written charter for the audit committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

The purpose of the Company compensation committee is to evaluate, recommend, approve, and review the Company’s executive officer and director compensation arrangements, plans and programs and to administer its cash-based and equity-based plans for employees and consultants. The Company compensation committee’s principal functions are to: (i) review and recommend to the Company Board for approval all forms of the Company’s non-equity and equity-based compensation of executive officers and directors; and (ii) administer the Company’s equity-based compensation plans, pursuant to which various types of incentive awards, including, without limitation, stock options, restricted stock awards, stock appreciation rights, and stock units may be granted to the Company’s directors, executive officers, and key employees. The Company compensation committee is responsible for evaluating executive compensation, including equity awards for all of the Company’s executive officers, setting base salary amounts, fixing incentive opportunity levels, and other supplemental benefits. This includes reviewing and making recommendations to the Company Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other executive officers that report to him, evaluating, at least annually, the performance of these officers in light of these goals and objectives, and reviewing and making recommendations to the Company Board regarding the compensation level of these officers based on such evaluation.

The Compensation Committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Company Board. From time to time as the Company compensation committee deems appropriate or as requested by the Company Board, the Company compensation committee will evaluate director compensation arrangements and make recommendations to the Company Board accordingly.

The Company compensation committee is authorized to engage compensation consultants, if they deem necessary, to assist with its responsibilities related to the Company’s executive compensation program and the director compensation program.

The Company compensation committee consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. The Company Board has adopted a written charter for the compensation committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

The purpose of the Company nominating and corporate governance committee is to exercise general oversight with respect to the governance of the Company Board by (i) identifying, reviewing the qualifications of, and recommending to the Company Board proposed nominees for election to the Company Board, consistent with criteria approved by the Company Board, and (ii) selecting, or recommending that the Company Board select, the director nominees for the next annual meeting of stockholders. the Company nominating and corporate governance committee provides advice, counsel, and direction to management on the basis of the information it receives, discussions with management, and the experience of the Company nominating and corporate governance committee members.

The Company nominating and corporate governance committee members consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. the Company Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at hypestrat.xyz. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. the Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year of Sonnet, Albert Dyrness and Raghu Rao served as members of the Sonnet compensation committee, none of whom was formerly an officer of Sonnet or has served as an employee of Sonnet during the last completed fiscal year.

Executive and Director Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation earned by the Company’s executive officers for the fiscal year ended June 30, 2026. No compensation was paid prior to the Closing Date of December 2, 2025.

Name and Principal Positions	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	Total
David Schamis	$86,668	—	$199,458	—	$286,126
Chief Executive Officer
Jeroen Nieuwkoop(3)	$231,111	—	$3,432,011	—	$3,663,122
Chief Operating Officer
Brett Beldner	$231,111	—	$2,816,442	—	$3,047,553
Chief Financial Officer

(1)

Bonus determinations for the fiscal year ended June 30, 2026 have not yet been determined. Once determined the Company will report any bonus amounts paid to its named executive officers in the definitive proxy statement for the annual meeting or in a Current Report on Form 8-K.

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown in these columns represent the full grant date fair value of the restricted stock, performance-based restricted stock or option awards, as applicable, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Note 10 of the audited financial statements included elsewhere in the prospectus.

(3)

Mr. Nieuwkoop provides services to us pursuant to an Executive Placement Agreement between the Company and SBR Limited, an entity controlled by Mr. Nieuwkoop (and prior to the Executive Placement Agreement was entered into, pursuant to a consulting arrangement), and all compensation reported is paid to that entity.

Elements of Compensation

The primary elements of compensation for the executive officers in year ended June 30, 2026 were base salary and equity awards. Bonus decisions with respect to year ended June 30, 2026 have not yet been determined. The Company’s executive officers are also entitled to participate in employee benefit plans and programs that it offers to its other employees, described below:

Health and Welfare Benefits. The executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on generally the same basis as all of the Company’s other employees.

401(k) Plan. The Company maintains a defined contribution employee retirement plan, or 401(k) plan, for its employees. The executive officers are eligible to participate in the 401(k) plan on the same basis as the other employees. The 401(k) plan qualifies as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $24,500 for calendar year 2026, and other testing limits. Participants who are 50 years or older can also make “catch-up” contributions, which for calendar year 2026 is up to an additional $8,000 above the statutory limit. The 401(k) plan provides for discretionary matching and profit-sharing contributions, for which the Company currently provides a one-time 50% match of each employee contribution to the 401(k) plan at the end of each calendar year. Participant contributions are held by the plan’s trustee and invested pursuant to the participant’s instruction. We did not maintain a 401(k) plan prior to calendar year 2026.

Nonqualified Deferred Compensation. The Company does not maintain non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Outstanding Equity Awards at 2026 Fiscal Year End

The following table sets forth information concerning unvested restricted stock unit awards for each executive officer had outstanding as of the end of year ended June 30, 2026. Each restricted stock award and performance-based restricted stock unit award is shown separately for each executive officer. No performance-based restricted stock unit awards were granted in fiscal year 2026.

Name	Grant Date	Number of Shares or Units of Stock that have not Vested(1) #		Market Value of Shares or Units of Stock that have not Vested(2) ($)
David Schamis	2/9/26	40,789	(4)	321,009
Jeroen Nieuwkoop(3)	6/23/26	271,923	(4)	2,140,034
	6/23/26	149,700	(5)	1,178,139
Brett Beldner	5/5/26	271,923	(4)	2,140,034
	5/5/26	149,700	(5)	1,178,139

(1)	This column reflects the number of time-based restricted stock units (“RSUs”) awarded to executives.
(2)	The amounts in this column are based on the closing price of the common stock on June 30, 2026 of $7.87.
(3)	Awards were issued to SBR Limited, an entity controlled by Mr. Nieuwkoop.
(4)	Award vests in three equal installments on each of December 2, 2026, 2027 and 2028.
(5)	Award vests in three equal installments on each of May 5, 2027, 2028 and 2029.

Fiscal Year 2026 Compensation Arrangements

The Company has written employment agreements with each of David Schamis and Brett Beldner, and has a written executive placement agreement with SBR Limited, an entity controlled by Mr. Nieuwkoop, pursuant to which Mr. Nieuwkoop provides the services of Chief Operating Officer to the Company.

CEO Employment Agreement

Pursuant to the Company’s Executive Employment Agreement with David Schamis, entered into on May 5, 2026 and amended on June 22, 2026 (as so amended, the “CEO Employment Agreement”), Mr. Schamis shall continue to serve as the Company’s Chief Executive Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CEO Employment Agreement. Mr. Schamis was originally entitled to receive an annual base salary of $150,000, which amount was increased to $600,000 for the fiscal year beginning July 1, 2026, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Commencing with the year beginning July 1, 2026, Mr. Schamis is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of his base salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Mr. Schamis was originally entitled to receive equity and equity-based awards under the 2025 Equity Incentive Plan, on an annual basis effective on the first business day following the date of the first Board meeting following the Company’s annual stockholders meeting, with a target grant date fair value of $150,000 per annual award and vesting on the first anniversary of the applicable grant date, subject to Mr. Schamis’s continuous employment through such vesting date. Pursuant to the amendment to the CEO Employment Agreement, subject to Board approval, starting with the fiscal year beginning July 1, 2026 (after the close of the applicable fiscal year and related financial statements for such fiscal year have been filed), Mr. Schamis will no longer receive the $150,000 target fair value annual award and will instead be eligible to receive equity and equity-based awards with a target grant date fair value of between $2,000,000 and $3,000,000 for each fiscal year, with vesting schedules and performance criteria to be determined by the compensation committee and/or the Board and set forth in the applicable award agreement.

Upon the termination of Mr. Schamis’ employment pursuant to the CEO Employment Agreement, Mr. Schamis will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CEO Employment Agreement), Mr. Schamis will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Schamis remained an active employee, for the same six-month period, subject to Mr. Schamis’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Schamis at the time of termination. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case during a Change in Control Period, Mr. Schamis will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Schamis at the time of termination, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Schamis’ execution of a general release of claims, and such release becoming effective.

The CEO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CEO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

CFO Employment Agreement

Pursuant to the Company’s Executive Employment Agreement with Brett Beldner, entered into on May 5, 2026 (the “CFO Employment Agreement”), Mr. Beldner shall continue to serve as the Company’s Chief Financial Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CFO Employment Agreement. Mr. Beldner is entitled to receive an annual base salary of $400,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Mr. Beldner is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of his base salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Subject to Board approval, Mr. Beldner is eligible to receive annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1,000,000 for the current fiscal year (and anticipated to be the same in future fiscal years), each vesting on an annual basis over a three-year period, subject to Mr. Beldner’s continuous employment through such vesting date. In addition, in connection with the execution of the CFO Employment Agreement Mr. Beldner received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with vesting commencing on that date, and the second has a target fair value of $1,000,000 based on the closing price of the Company’s common stock on May 5, 2025, with vesting commencing on that date.

Upon the termination of Mr. Beldner’s employment pursuant to the CFO Employment Agreement, Mr. Beldner will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Beldner’s employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CFO Employment Agreement), Mr. Beldner will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Beldner remained an active employee, for the same six-month period, subject to Mr. Beldner’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Beldner at the time of termination. If Mr. Beldner employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case during a Change in Control Period, Mr. Beldner will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Beldner at the time of termination, payment of an annual bonus for the calendar year in which the termination occurs, pro-rated based on the portion of the year during which Mr. Beldner was employed, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Beldner’s execution of a general release of claims, and such release becoming effective.

The CFO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CFO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

Executive Placement Agreement

On June 23, 2026, the Company entered into an Executive Placement Agreement with SBR Limited (the “Consultant”), a Hong Kong company controlled by Jeroen Nieuwkoop, the Company’s Chief Operating Officer (the “COO Placement Agreement”). Pursuant to the terms of the COO Placement Agreement, the Consultant shall provide the services of Mr. Nieuwkoop as the Chief Operating Officer of the Company, or such other title and position as the Company may request from time to time, for a term that commenced on June 22, 2026 and shall continue until terminated in accordance with the terms of the COO Placement Agreement. The Consultant is entitled to receive annual base remuneration of $400,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Company Board. The Consultant is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of the base remuneration based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion.

Subject to Board approval, the Consultant is eligible to receive annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1,000,000 for the current fiscal year (and anticipated to be the same in future fiscal years), each vesting on an annual basis over a three-year period, subject to the Consultant’s continuous engagement through such vesting date. In addition, in connection with the execution of the COO Placement Agreement the Consultant received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with vesting commencing on that date, and the second has a target fair value of $1,000,000 based on the closing price of the Company’s common stock on May 5, 2026, with vesting commencing on that date.

Upon the termination of the COO Placement Agreement for any reason, the Consultant will be entitled to receive all accrued but unpaid base remuneration through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If the COO Placement Agreement is terminated by the Company without Cause or by the Consultant for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the COO Placement Agreement), the Consultant will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base remuneration for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had the Consultant remained engaged, for the same six-month period, and (iii) accelerated vesting of 50% of all outstanding equity awards held by the Consultant at the time of termination. If the COO Placement Agreement is terminated by the Company without Cause or by the Consultant for Good Reason, in each case during a Change in Control Period, the Consultant will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by the Consultant at the time of termination, payment of the annual bonus for the calendar year in which the termination occurs, pro-rated based on the portion of the year during which the COO Placement Agreement was in effect, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on the Consultant’s execution of a general release of claims, and such release becoming effective.

The COO Placement Agreement contains customary confidentiality and non-competition covenants applicable during the term of the COO Placement Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

2025 Equity Incentive Plan

Effective as of the closing date of the Transactions on December 2, 2025, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of the Company and its subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan. All awards under the Equity Incentive Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Director Compensation

The Company’s non-employee directors receive compensation in the form of an annual retainer for the Company Board and committee service, including service as chair of the Company Board or of a committee, and an annual grant of equity. Each non-employee director received an annual retainer of $100,000, and the Company Board chairman and the chair of the audit and risk, compensation and nominating and corporate governance committees receive additional annual retainers of $50,000, in each case paid in quarterly installments.

Each non-employee director receives an initial award of RSUs upon joining the Board, as well as annual RSU awards, in each case with a deemed equity value of $150,000. The current non-employee directors received their initial RSU awards on February 9, 2026, with each such award granted for 40,789 RSUs and vesting in three equal installments on December 2, 2026, 2027 and 2028 (the anniversary dates of their commencement of service on the Board). Annual awards are to be granted on the first business day following the date of the first Board meeting following the Company’s annual stockholders meeting and are to have one-year cliff vesting.

The following table sets forth information regarding the compensation of our non-employee directors for the year ended June 30, 2026 (commencing on the Closing Date of December 2, 2025).

Name	Cash Compensation(1)	Stock Awards ($)(2)(3)	Total ($)
Bob Diamond	$75,000	$199,458	$274,458
Nailesh Bhatt	$50,000	$199,458	$249,458
Albert Dyrness	$50,000	$199,458	$249,458
Thomas King	$75,000	$199,458	$274,458
Larry Leibowitz	$75,000	$199,458	$274,458
Eric Rosengren	$75,000	$199,458	$274,458
Jeff Tuder	$50,000	$199,458	$249,458

(1)

Commencing in the quarter ended March 31, 2026, each director has had the option to elect to receive Board fees in shares of common stock in lieu of cash. For the fiscal year ended June 30, 2026, the following directors elected to receive a portion of their fees in shares of common stock in lieu of cash, and received the following number of shares: Nailesh Bhatt, 4,043 shares in lieu of $12,500; Thomas King and Eric S. Rosengren, 12,131 shares in lieu of $37,500; and Larry Leibowitz, 5,391 shares in lieu of $16,667.

(2)

Grants of restricted stock units were made on February 9, 2026. The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The valuation assumptions regarding the stock awards are included in Note 10 in the financial statements for the year ended June 30, 2026 included elsewhere in the prospectus.

(3)	As of June 30, 2026, each non-employee director held an aggregate of 40,789 restricted stock units.

Stock Ownership Policy

Pursuant to the Company’s director compensation plan, non-employee directors are expected to own a number of shares of Company Common Stock with a market value equal to five times the annual cash retainer paid to directors.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s compensation plan under which our equity securities are authorized for issuance as of June 30, 2026:

	Equity Compensation Plan Information As of June 30, 2026
	(in thousands, except exercise price)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by security holders
2025 Equity Incentive Plan	1,190,021	(1)	—		5,161,257
Equity compensation plans not approved by security holders	—		—		—
Total	1,190,021	(1)	—		5,161,257

Represents shares of Common Stock underlying RSUs granted under the 2025 Equity Incentive Plan.

Indemnification of Officers and Directors

The Company Charter provides that the Company will indemnify to the fullest extent permitted by the DGCL its directors and officers and any person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Company Charter also provides that the Company may indemnify its employees and agents as determined by the Company Board in accordance with applicable law.

The Company has entered into indemnification agreements (each, an “Indemnification Agreement”) with most of the Company’s directors and executive officers (and the Company intends to enter an Indemnification Agreement with the remaining directors and executive officers in the near future). The Indemnification Agreement provides each Indemnitee with contractual indemnification, hold harmless, exoneration, and expense advancement rights, and are in addition to the indemnification and related provisions contained in the Company’s amended and restated certificate of incorporation. Among other things, the Indemnification Agreements require the Company to indemnify the applicable director or officer to the fullest extent permitted under applicable law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, the Company Charter states that it will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of the Company Common Stock immediately as of September 8, 2026 by:

•	each person who became an executive officer or director of the Company; and

•	all executive officers and directors of the Company.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. As of September 8, 2026, to our knowledge there were no holders of more than 5% of shares of the Company Common Stock outstanding.

As of September 8, 2026, there are 237,919,288 shares of the Company Common Stock issued and outstanding.

The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the persons and entities with the SEC, except for modifications that are disclosed below and except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on September 8, 2026.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares Beneficially Owned	Percent of Class(2)
Name and Address of Beneficial Owner(1)
Directors and Executive Officers:
Bob Diamond(3)	3,761,580	1.8
Jeff Tuder(4)	842,298	*
Eric S. Rosengren	36,011	*
Thomas C. King	35,511	*
Larry Leibowitz	45,191	*
Nailesh Bhatt	6,125	*
Albert Dyrness	882	*
David Schamis(5)	1,708,275	*
Brett Beldner	31,840	*
Jeroen Nieuwkoop	31,840	*
Total Directors and Executive Officers as a Group (nine persons)(6)	7,136,353	2.8

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table is 477 Madison Avenue, 22nd Floor, New York, New York, 10022.
(2)	Percentage calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act.
(3)	Includes 3,761,580 shares issuable upon exercise of warrants that are currently exercisable.
(4)

Represents securities held directly by Tremson Capital Management, LLC (“Tremson”) and indirectly by Jeffrey Tuder, managing member of Tremson. Mr. Tuder disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Includes 834,110 shares issuable upon exercise of warrants that are currently exercisable.

(5)	Includes 1,612,755 shares issuable upon exercise of warrants that are currently exercisable.
(6)	See footnotes (3) through (5).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed below, there has been no transaction since June 13, 2025, the date of our incorporation, and there is no current transaction, in which (i) the amounts involved exceeded the lesser of $120,000 or 1% of Company’s total assets for the period ended June 30, 2026 and (ii) any person serves as an executive officer or director of the Company or beneficially owns more than 5% of the outstanding shares of the Company Common Stock, or any immediate family member of, or any person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to the Advisor (i) 7,761,860 Advisor Shares, which was equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Sonnet Merger Effective Time and (ii) 27,394,800 Advisor Warrants to purchase 27,394,800 shares of the Company Common Stock, which was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. David Schamis, the Company’s Chief Executive Officer and a director, is a manager of Advisor.

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement. The Advisor Rights Agreement provides the Advisor certain rights with respect to the Company, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to the Company related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that the Company raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of the Company Common Stock equal to 5% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of the Company Common Stock equal to 15% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by the Company and Advisor. The Company has not issued any additional shares of Common Stock or warrants to the Advisor following the Closing as the Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, and such wavier shall remain in effect unless and until it revokes such waiver with respect to future financings. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Company Board.

Rob Diamond, the son of Bob Diamond, our Chairman, is employed by the Company as Director of Corporate Affairs.

We have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

SELLING SECURITYHOLDER

This prospectus relates to the possible offer and resale from time to time by Chardan of up to 160,000,000 shares of our Common Stock that have been or may be issued by us to Chardan pursuant to the Purchase Agreement upon the terms and subject to the conditions and limitations of the Purchase Agreement. For additional information regarding the issuance of the shares of Common Stock to be offered by Chardan included in this prospectus, see the section titled “Committed Equity Financing.” We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Chardan Registration Rights Agreement in order to permit Chardan to offer the shares of Common Stock for resale from time to time. Except for the transactions described in this section below under the heading “Material Relationships” and elsewhere in this prospectus, contemplated by the Purchase Agreement and as set forth in the section titled “Plan of Distribution (Conflicts of Interest)” in this prospectus, Chardan has not had any material relationship with us or any of our affiliates within the past three years.

The following table is prepared based on information provided to us by Chardan. It sets forth the name and address of Chardan, the aggregate number of shares of our Common Stock that Chardan may offer pursuant to this prospectus, and the beneficial ownership of Chardan both before and after the offering. We have based percentage ownership after this offering on 237,919,288 shares of Common Stock outstanding as of September 8, 2026.

We cannot advise you as to whether Chardan will in fact sell any or all of such shares of our Common Stock or how long Chardan will hold any shares of our Common Stock before selling them. In addition, Chardan may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. Because the purchase price of the shares of our Common Stock that may be issued under the Purchase Agreement is determined on each purchase date with respect to each purchase, the number of shares of our Common Stock that we may actually sell to Chardan under the Purchase Agreement may be fewer than or more than the number of shares of our Common Stock being offered by this prospectus. For purposes of this table, we have assumed that Chardan will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by Chardan, including regarding the identity of, and the securities held by, Chardan will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution (Conflicts of Interest)” for further information regarding Chardan’s method of distributing these securities.

	Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Common Stock to be Offered Pursuant to this Prospectus	Common Stock Owned After this Offering(2)
Name of Selling Securityholder	Number of Shares	Percent		Number of Shares	Percent
Chardan Capital Markets LLC(1)	383,278	1.6%	160,000,000	383,278	1.6%

(1)

Consists of 383,278 shares held by Chardan Capital Markets LLC. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Chardan may be required to purchase upon the terms and subject to the conditions and limitations of the Purchase Agreement, because the issuance of such shares of Common Stock is solely at our discretion and is subject to conditions and limitations contained in the

Purchase Agreement, the satisfaction of which are entirely outside of Chardan’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Agreement prohibits us from issuing and selling any shares of Common Stock to Chardan to the extent such shares of Common Stock, when aggregated with all other shares of our Common Stock then beneficially owned by Chardan, would cause Chardan’s beneficial ownership of our Common Stock to exceed 4.99%. The business address of Chardan is 1 Pennsylvania Plaza, Suite 4800, New York, New York 10119. Each of Steven Urbach, Jonas Grossman and Scott Blakeman has voting and dispositive power over the shares held by Chardan.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

Material Relationships

Relationships with the Company

Chardan currently owns approximately 383,278 shares of Common Stock, separate and apart from any shares of Common Stock it may purchase under the Purchase Agreement.

Relationships with Rorschach

Chardan acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Business Combination and was entitled to receive a fee, payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $4.0 million (“Rorschach Fee”). Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $4.0 million, divided by $6.25 per share, for approximately 0.64 million shares of the Company Common Stock.

Relationships with Sonnet

Chardan acted as Sonnet’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and was entitled to receive its fee (“Sonnet Fee”), payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $9.6 million. Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $9.6 million, divided by $6.25 per share, for approximately 1.54 million shares of the Company Common Stock. Sonnet reimbursed Chardan for certain of its expenses of $100,000.

Chardan also served as underwriter and placement agent to Sonnet in connection with a series of offerings as follows:

•

In Sonnet’s public underwritten offerings in November 2024 (the “November 2024 Offering”), in October 2023 (the “October 2023 Offering”), and in February 2023 (the “February 2023 Offering”), Chardan served as an underwriter, and was compensated as such in that capacity.

•

In Sonnet’s registered direct and concurrent private placement offerings in December 2024 (the “December 2024 Offering”) and in June 2023 (the “June 2023 Offering”), Chardan served as a placement agent, and was compensated as such in that capacity.

In addition, May 2024, Sonnet entered into a committed equity facility with Chardan to sell to Chardan up to $25.0 million of shares of Sonnet’s common stock at a discount, and Chardan was also paid commitment fees for such services.

PLAN OF DISTRIBUTION

(CONFLICTS OF INTEREST)

We are registering the resale by Chardan of up to 160,000,000 shares of our Common Stock. Although the Purchase Agreement provides that we may sell up to an aggregate of $2.5 billion of shares of our Common Stock to the Selling Securityholder, only 160,000,000 shares of our Common Stock issuable under the Facility are being registered for resale under the registration statement that includes this prospectus. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to Chardan in this offering.

We will not receive any of the proceeds from the sale of the securities by Chardan. However, we may receive up to $2.5 billion in aggregate gross proceeds from Chardan under the Purchase Agreement in connection with sales of shares of our Common Stock to Chardan pursuant to the Purchase Agreement from time to time. As of September 8, 2026, we had received approximately $1.1 billion in aggregate gross proceeds, leaving approximately $1.4 billion in potential gross proceeds we may receive after that date. The aggregate proceeds to Chardan will be the purchase price of the securities less any discounts and commissions borne by Chardan.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by Chardan covered by this prospectus may be offered and sold from time to time by Chardan, including any donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from Chardan as a gift, pledge, partnership distribution or other transfer. Chardan will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Chardan reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. Chardan and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to any limitations set forth in any applicable agreement that provides for registration rights, Chardan may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	distributions to their members, partners or stockholders;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

We are required to pay all fees and expenses incident to the registration of shares of our Common Stock to be offered and sold pursuant to this prospectus.

Chardan is a selling securityholder and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Chardan is a registered broker-dealer and FINRA member and has informed us that it presently anticipates effectuating resales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Chardan has informed us that each such broker-dealer (excluding Chardan), may receive commissions from Chardan for executing such sales for Chardan and, if so, such commissions will not exceed customary brokerage commissions.

The purchase price of the shares of our Common Stock that we elect to sell to Chardan pursuant to the Purchase Agreement will be determined by reference to the VWAP of the Common Stock during the applicable purchase date on which we have timely delivered written notice to Chardan directing it to purchase shares of our Common Stock under the Purchase Agreement, less a fixed 1.5% discount for a VWAP Purchase or Intraday VWAP Purchase, or 3.0% discount for a Off-Hour VWAP Purchase over the Off-Hour VWAP Purchase Period. Such discount will be deemed to be underwriting compensation in connection with sales of the shares of our Common Stock by Chardan to the public.

As consideration for its irrevocable commitment to, at our request, purchase our shares of Common Stock under the Purchase Agreement, upon the mutual agreement of the parties, we have paid Chardan the Commitment Fee consisting of (i) $125,000 paid on the Commencement Date, (ii) $250,000 paid when we received an aggregate of $25.0 million in proceeds from sales of our Common Stock under the Facility and (iii) $625,000 paid when we have received an aggregate of $50.0 million in proceeds from sales of our Common Stock under the Facility. In accordance with FINRA Rule 5110, the Commitment Fee will be deemed underwriting compensation in connection with sales of the shares of Common Stock by Chardan to the public. We also paid Chardan the Documentation Fee, consisting of $25,000 in connection with the preparation of the Purchase Agreement. In accordance with FINRA Rule 5110, the Documentation Fee is deemed underwriting compensation in connection with sales of shares of Common Stock by Chardan to the public. Further, we agreed to reimburse Chardan for its fees and expenses (including fees and disbursements of its counsel) (i) for initial diligence and documentation related to the Facility in an amount up to $125,000 (against which the Documentation Fee was credited), and (ii) up to $25,000 per fiscal quarter during which the Facility is active and not suspended for its reasonable and documented fees and expenses related to ongoing diligence of Pubco except for any quarter in which additional diligence is reasonably required because of a material amendment or restatement to the registration statement. Any amounts described in this paragraph that remain due to Chardan within 30 days of the original due date for such expense shall be subject to an increase equal to 2.5% on a monthly basis from the original due date for such expense. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation in connection with sales of shares of Common Stock by Chardan to the public.

The total underwriting compensation to be received in connection with sales of shares of our Common Stock by Chardan to the public, as determined under FINRA Rule 5110, will not exceed eight percent (8%) of the maximum dollar amount of shares of Common Stock to be sold to the public that have been or will be acquired by Chardan under the Facility.

We also have agreed to indemnify Chardan and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Chardan has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Chardan specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Chardan has agreed that neither it nor any entity managed or controlled by it, will engage in, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which, with respect to items (i) and (ii), establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, Chardan may enter into hedging transactions with broker-dealers or other financial institutions, subject to the limitations in the Purchase Agreement. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Chardan. Chardan may also sell shares of Common Stock short and redeliver the shares to close out such short positions. Chardan may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker- dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Chardan may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Chardan may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any stockholder or borrowed from any stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by Chardan may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from Chardan in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised Chardan that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of Chardan and its affiliates. In addition, we will make copies of this prospectus available to Chardan for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Chardan may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We know of no existing arrangements between Chardan or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock offered by this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PURR”.

Conflicts of Interest

Chardan is a member of FINRA and is expected to act as an executing broker for the resale of the shares of Common Stock in this offering. The receipt by Chardan of all the proceeds from resales of shares of Common Stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” (as defined in FINRA Rule 5121) is not necessary for this offering because the shares of common stock being offered have a “bona fide public market” (as defined in FINRA Rule 5121). Pursuant to FINRA Rule 5121, Chardan will not confirm resales of shares of Common Stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. No offer of these securities is being made in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

The validity of the Common Stock and certain other legal matters will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The balance sheet of Hyperliquid Strategies Inc as of June 30, 2026, and for the year ended June 30, 2026 and for period from June 13, 2025 (inception) through June 30, 2025, has been included herein in reliance upon the report of CBIZ CPAs P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Hyperliquid Strategies Inc as of July 2, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as going concern, as described in Note 1 to the financial statements, has been included herein in reliance upon the report of CBIZ CPAs P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 2, 2025 consolidated financial statements contains an explanatory paragraph that states that Hyperliquid Strategies, Inc. has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations that, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Rorschach I LLC as of June 30, 2025, and for the period from June 13, 2025 (inception) through June 30, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of Rorschach I LLC to continue as going concern, as described in Note 1 to the financial statements, have been included herein in reliance upon the report of CBIZ CPAs P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2025 consolidated financial statements contains an explanatory paragraph that states that Rorschach I LLC has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. as of September 30, 2025 and 2024 and for the years then ended have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2025 consolidated financial statements contains an explanatory paragraph that states that Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Hyperliquid Strategies Inc

477 Madison Avenue

22nd Floor

New York, NY 10022

Copies of these filings are also available through the “Investors” section of our website at hypestrat.xyz. You can also read our electronic SEC filings on the internet at the SEC’s website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Hyperliquid Strategies Inc

Hyperliquid Strategies Inc Audited Financial Statements for the Year ended June 30, 2026

Pages
Report of Independent Registered Public Accounting Firm (PCAOB ID: 199)	F-1
Consolidated Balance Sheets as of June 30, 2026 and 2025	F-2
Consolidated Statements of Operations for the Year ended June 30, 2026, and for the Period from June 13, 2025 (Inception) through June 30, 2025	F-3
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Year ended June 30, 2026, and for the Period from June 13, 2025 (Inception) through June 30, 2025	F-4
Consolidated Statements of Cash Flows for the Year ended June 30, 2026, and for the Period from June 13, 2025 (Inception) through June 30, 2025	F-5
Notes to Consolidated Financial Statements	F-6

Hyperliquid Strategies Inc Audited Balance Sheet as of July 2, 2025
Report of Independent Registered Public Accounting Firm (PCAOB ID: 199)	F-26
Consolidated Balance Sheet	F-27
Notes to Consolidated Balance Sheet	F-28

Rorschach I LLC

Sonnet BioTherapeutics Holdings, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Hyperliquid Strategies Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hyperliquid Strategies Inc (the “Company”) as of June 30, 2026 and 2025, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended June 30, 2026 and for the period from June 13, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2026 and 2025, and the results of its operations and its cash flows for the year ended June 30, 2026 and for the period from June 13, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Philadelphia, Pennsylvania.

August 27, 2026

HYPERLIQUID STRATEGIES INC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	June 30,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$137,917	$—
Prepaids and other current assets	14,084	—
Receivable from related party	405	—

Total current assets	152,406	—
HYPE digital assets	1,904,052	—
Equity method investment	2,675	—
Other non-current assets	875	—

Total assets	$2,060,008	$—

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,190	$597
Other current liabilities	2,472	—

Total current liabilities	3,662	597
Deferred tax liability	183,475	—

Total liabilities	187,137	597

Stockholders’ equity (deficit):
Series A Preferred stock, $0.01 par value, 100,000,000 and 0 shares authorized as of June 30, 2026 and June 30, 2025, respectively; 166,173 and 0 shares issued and outstanding as of June 30, 2026, and June 30, 2025, respectively	2	—
Common stock, $0.01 par value, 2,000,000,000 and 0 shares authorized as of June 30, 2026 and June 30, 2025, respectively; 203,617,555 shares issued and 200,550,458 shares outstanding (excluding treasury shares of 3,067,097) as of June 30, 2026, and 0 shares issued and 0 shares outstanding (excluding treasury shares of 0) as of June 30, 2025	2,036	—
Additional paid-in capital	1,576,369	—
Retained earnings (accumulated deficit)	304,945	(597)
Treasury stock, at cost; 3,067,097 and 0 shares as of June 30, 2026, and June 30, 2025, respectively	(10,481)	—

Total stockholders’ equity (deficit)	1,872,871	(597)

Total liabilities and stockholders’ equity (deficit)	$2,060,008$	—

The accompanying notes are an integral part of these consolidated financial statements.

HYPERLIQUID STRATEGIES INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

		For the Period From
	For the	June 13, 2025 (Inception)
	Year Ended	Through
	June 30,	June 30,
	2026	2025
Revenue
Staking and validator commission revenue	$9,460	$—

Total revenue	9,460	—
Operating income (expense):
Unrealized gain on HYPE digital assets	709,875	—
Loss on HYPE contribution commitment	(169,156)	—
IPR&D write-off from Sonnet acquisition	(35,605)	—
Selling, general and administrative and research and development expenses	(13,951)	(597)

Total operating income (expense)	491,163	(597)
Net operating income (loss)	500,623	(597)
Other income (expense):
Other expense	(14,275)	—
Gain (loss) from equity method investment in Guidant	(362)	—
Other income	323	—
Interest income	2,708	—

Total other income (expense)	(11,606)	—
Net income (loss) before income taxes	489,017	(597)
Provision for income taxes	(183,475)	—
Net income (loss)	305,542	(597)
Less: Net income allocated to participating preferred stockholders	(49,358)	—

Net income (loss) attributable to common stockholders	$256,184	$(597)

Net income (loss) per common share
Basic	$3.21	$0.00

Diluted	$3.21	$0.00

Weighted average number of common shares outstanding
Basic	79,774,081	—

Diluted	79,798,538	—

The accompanying notes are an integral part of these consolidated financial statements.

HYPERLIQUID STRATEGIES INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Year Ended June 30, 2026 and for the Period From June 13, 2025 (Inception) Through June 30, 2025

(In thousands, except share amounts)

						Retained
					Additional	Earnings			Stockholders’
	Preferred Stock		Common Stock		Paid in	(Accumulated	Treasury Stock		Equity
	Shares	Par	Shares	Par	Capital	Deficit)	Shares	Amount	(Deficit)
Balance as of June 13, 2025	—	$—	—	$—	$—	$—	—	$—	$—
Net loss	—	—	—	—	—	(597)	—	—	(597)

Balance as of June 30, 2025	—	—	—	—	—	(597)	—	—	(597)

Member cash contribution to
Rorschach	—	—	—	—	750	—	—	—	750
Net income	—	—	—	—	—	305,542	—	—	305,542
Stock-based compensation	—	—	—	—	893	—	—	—	893
Equity issued related to acquisition of
Sonnet	—	—	3,680,346	37	39,535	—	—	—	39,572
Closing PIPE financing, net of offering costs	166,173	2	123,354,259	1,233	876,808	—	—	—	878,043
Issuance of shares under Equity
Facility	—	—	76,063,600	761	658,284	—	—	—	659,045
Exercise of warrants	—	—	498,887	5	(5)	—	—	—	—
Issuance of shares to Board of
Directors, in lieu of cash	—	—	20,463	—	104	—	—	—	104
Acquisition of treasury stock	—	—	(3,067,097)	—	—	—	3,067,097	(10,481)	(10,481)

Balance as of June 30, 2026	166,173	$2	200,550,458	$2,036	$1,576,369	$304,945	3,067,097	$(10,481)	$1,872,871

The accompanying notes are an integral part of these consolidated financial statements.

HYPERLIQUID STRATEGIES INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended June 30, 2026	For the Period From June 13, 2025 (Inception) Through June 30, 2025
Cash flows from operating activities:
Net income (loss)	$305,542	$(597)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
IPR&D write-off from Sonnet acquisition	35,605	—
Unrealized gain on HYPE digital assets	(709,875)	—
Loss on HYPE contribution commitment	169,156	—
Non cash - other expense	12,408	—
Gain (loss) from equity method investment in Guidant	362	—
Non cash staking and validator commission revenue	(9,460)	—
Stock-based compensation	893	—
Non cash issuance of shares to Board of Directors	104	—
Deferred income tax	183,475	—
Changes in operating assets and liabilities:		—
Prepaids and other current assets	(1,302)	—
Receivable from related party	(405)	—
Other non-current assets	252	—
Accounts payable	(2,114)	597
Other current liabilities	(3,788)	—

Net cash used in operating activities	(19,147)	—

Cash flows from investing activities:
Purchases of HYPE digital assets	(478,174)	—
Purchases of USDC	(307,293)	—
Sales of USDC	27	—
Cash received for the acquisition of Sonnet	10,347	—
Equity method investment	(2,326)	—

Net cash used in investing activities	(777,419)	—

Cash flows from financing activities:
Proceeds from issuance of equity	947,279	—
Payments for equity issuance costs	(2,315)	—
Repurchases of common stock	(10,481)	—

Net cash provided by financing activities	934,483	—

Net increase (decrease) in cash and cash equivalents	137,917	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$137,917	$—

Supplemental disclosure of non-cash investing and financing activities:
Contributions of HYPE digital assets	$580,466	$—
Equity issued in acquisition of Sonnet	$39,572	$—
USDC converted into HYPE digital assets	$295,242	$—
Transfer of assets in exchange for equity method investment	$711	$—

The accompanying notes are an integral part of these consolidated financial statements.

HYPERLIQUID STRATEGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Hyperliquid Strategies Inc (the “Company” or “HSI”), a Delaware corporation, is a digital asset treasury company with a focus on building, managing, and optimizing its treasury with HYPE digital assets. The Company was created on July 2, 2025. In August 2025, the Company incorporated a wholly owned entity in the Cayman Islands, Rorschach Cayman LLC. The Company owns all of the equity and has unilateral control over Rorschach Cayman LLC (“Rorschach Cayman”) and as such consolidates the entity under Accounting Standards Codification (“ASC”) 810, “Consolidations.” The Company has selected June 30 as its fiscal year end.

On July 11, 2025, Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), the Company, Rorschach I LLC (“Rorschach”), Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC, entered into a Business Combination Agreement (as subsequently amended, the “BCA”) pursuant to which, subject to the terms and conditions contained in the BCA, (i) Rorschach Merger Sub LLC would merge with and into Rorschach (the “Rorschach Merger”) with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub Inc. would merge with and into Sonnet (the “Sonnet Merger”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

On December 2, 2025, the closing of the transactions contemplated by the BCA was completed (the “Closing,” and such date, the “Closing Date”). Prior to the Closing, Rorschach owned 100% of the Company. The combination of Rorschach and HSI was accounted for as a reverse recapitalization (the “Reverse Recapitalization”), with Rorschach surviving as the accounting acquirer. Under the Reverse Recapitalization, the assets and liabilities of HSI were recorded at historical cost. No goodwill or intangible assets were recognized. Consequently, the consolidated financial statements of the Company reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of HSI and Sonnet subsequent to the Closing Date.

The overall business combination of the Company, Rorschach and Sonnet was a strategic realignment of HSI as a blockchain-focused entity. Refer to Note 5 for additional information on the Company’s Reverse Recapitalization and the Company’s acquisition of Sonnet, the latter of which was accounted for as an asset acquisition under ASC 805, “Business Combinations.”

During the year ended June 30, 2026, the Company entered into an asset purchase agreement (the “APA”) with Guidant Bio Therapeutics Inc. (“Guidant”). In connection with the closing of the transactions contemplated by the APA on that date, the Company transferred $1.325 million in cash, various developmental assets and patents related to its tumor delivery platforms, certain employees and its Australian subsidiary to Guidant, and subsequently in the fourth quarter in accordance with the terms of the APA provided an additional $1.0 million upon the execution of definitive investment agreements. In exchange, the Company received a 40% common stock interest in Guidant. In connection with the APA, the Company engaged Guidant under a transaction services agreement (the “TSA”) to provide services to the Company for fees of $0.175 million, paid at the closing of the APA.

The Company’s primary strategy is building, managing, and optimizing its treasury with HYPE tokens, which are the native digital assets of the Hyperliquid Layer-1 blockchain.

HSI’s Common Stock (as defined in Note 10) is listed on the Nasdaq stock exchange under the ticker symbol “PURR” and began trading on December 3, 2025; on the same day, Sonnet’s Common Stock ceased to trade.

Liquidity and Going Concern Considerations

Under ASC Subtopic 205-40, “Presentation of Financial Statements—Going Concern”, the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet future financial obligations as they become due within one year after the date that these financial statements are issued. Since the Company’s inception, it has had a history of recurring net losses from operations and working capital deficits.

As disclosed in the June 30, 2025, financial statements of Rorschach, there was substantial doubt about the ability of Rorschach to continue as a going concern for at least one year from the date the financial statements were issued. This was based on Rorschach having insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding was uncertain. During the year ended June 30, 2026, the Company raised capital through the Closing PIPE financing and entered into the Equity Facility, as such terms are defined and further described in Note 10, which has alleviated the substantial doubt about the Company’s ability to continue as a going concern.

Based on the Company’s current financial condition and forecast of cash flow needs for the next twelve months, Management expects that the Company’s existing resources will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date these financial statements were issued.

The Company plans to continue to pursue additional methods to obtain funding for working capital in the future, however, such funding may not be available to the Company. Although management believes that such capital sources will continue to be available, there can be no assurances that additional working capital will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain capital on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plans.

Risks and Uncertainties

The Company’s financial condition is substantially dependent on the market price and liquidity of HYPE tokens as the Company’s treasury assets are concentrated in cash and HYPE tokens. HYPE tokens are the native cryptocurrency of the Hyperliquid Layer 1 blockchain. HYPE tokens have experienced significant price volatility, and the Company’s financial results and carrying value of its HYPE tokens will fluctuate materially based on HYPE token price movements. The Company depends on the success and adoption of the Hyperliquid Layer 1 blockchain for the value of its treasury holdings in HYPE tokens.

Additionally, substantially all of the Company’s HYPE tokens are held with a single custodian, and therefore the ability to access the HYPE tokens is driven by the custodian’s ability to comply with contractual requirements in keeping the tokens secure. To the extent a private key, held by the Custodian, required to access a HYPE address is lost, destroyed or otherwise compromised and no backup of the private key is accessible, the Company may be unable to access the relevant HYPE address controlled by the private key and the private key will not be capable of being restored by the network.

The processes by which the HYPE transactions are settled are dependent on the peer-to-peer network of Hyperliquid, and as such, the Company is subject to operational risk. A risk also exists with respect to previously unknown technical vulnerabilities, which may adversely affect the value of HYPE.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). References to ASC and ASU included herein refer to the Accounting Standards Codification and Accounting Standards Update, respectively, established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP. Certain prior period balances have been reclassified to conform to the current period presentation.

As discussed in Note 1, the combination of Rorschach and HSI was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer. Consequently, the consolidated financial statements of the Company reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of HSI and Sonnet subsequent to the Closing Date.

Cash and Cash Equivalents

Cash and cash equivalents include cash and interest-bearing highly liquid investments, such as money market funds, that is not restricted as to withdrawal or use, or treasury bills with an initial maturity of three months or less.

Cash and cash equivalents are primarily placed with financial institutions which are of high credit quality. These instruments may be in the form of corporate deposits, which may exceed the Federal Deposit Insurance Corporation insurance limit of $250,000, and in highly liquid, highly rated instruments which are uninsured. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Rorschach, Rorschach Cayman and Sonnet. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is no longer an emerging growth company or affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

Segment Reporting

The Company complies with ASC 280, “Segment Reporting”, which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise where discrete financial information is available and evaluated regularly by the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and in assessing performance. Refer to Note 6 for additional information on the Company’s identification of operating segments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates are assessed each period and updated to reflect current information. Significant estimates include valuation of financials instruments, valuation of digital assets, valuation of equity issued as compensation and valuation allowances for income taxes.

Acquisitions and Valuation of Intangibles

The Company accounts for acquired entities as either asset acquisitions or business combinations. If substantially all of the fair value of the assets acquired in a transaction is concentrated in a single asset (or a group of similar assets), the transaction is treated as an asset acquisition. For asset acquisitions, assets acquired and liabilities assumed are recognized at their estimated fair values as of the acquisition date, and the fair value of acquired in-process research and development (“IPR&D”) is expensed if there is no future alternative use. Also, transaction costs directly attributable to the asset acquisition are included as part of the cost of the asset. Contingent consideration issued in connection with either an asset acquisition or business combination is included within the total consideration and is measured at fair value and recorded as a liability. Contingent consideration is remeasured at fair value in each reporting date by reflecting the changes in fair value in the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Valuation allowances are established when the Company has concluded that it is more likely than not that such deferred tax assets are not realizable. The Company’s ability to realize its remaining deferred tax assets as of June 30, 2026, is primarily dependent upon generating sufficient taxable income of the proper character in future years. Management has concluded that there is not sufficient positive evidence to support the expected realization of certain deferred tax assets related to the Company’s net operating loss and tax credit carryforwards, primarily due to Internal Revenue Code Section 382 limitations.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2026. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

For the year ended June 30, 2026, the Company has identified the United States as its only “major” tax jurisdiction. Rorschach Cayman is a Cayman Islands limited liability company and is not considered to have a connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. There are no other tax jurisdictions that are considered material to the Company. The Company is subject to Federal and certain state and local income tax.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. As of June 30, 2026, no tax audits were commenced nor in process.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law which, among other things, provided a permanent extension of certain tax measures initially established under the 2017 Tax Cuts and Jobs Act, which were set to expire at the end of 2025, and modified tax legislation affecting bonus depreciation rules and the tax treatment of research and development expenses and interest deductions. Specifically, the OBBBA provides for 100% bonus depreciation and eliminates the requirement under Internal Revenue Code Section 174 to capitalize and amortize U.S. based research and experimental expenditures over five years, making these expenditures fully deductible in the period incurred beginning after 2024. The Company currently does not expect the OBBBA to have a material impact to its effective tax rate.

Digital Assets

The Company’s digital assets, which are custodied at a qualified custodian, primarily consist of HYPE tokens (the Hyperliquid Layer-1 blockchain network’s utility token). HYPE digital assets are accounted for in accordance with ASC 350-60, “Intangibles—Goodwill and Other—Crypto Assets” (“ASC 350-60”). HYPE digital assets are initially recorded at cost and then subsequently remeasured at fair value as of the balance sheet date with changes in fair value recognized as unrealized gains or losses in operating income (expense). Upon derecognition of HYPE digital assets, the Company recognizes realized gains or losses in operating income (expense) on the consolidated statements of operations, based upon the fair value of HYPE digital assets on the date and time of derecognition. The Company tracks its cost basis of digital assets by wallet in accordance with the specific identification method of accounting. HYPE digital assets are valued using prices as reported on the Company’s principal market exchange as of the date of determination, and one second before midnight UTC as of the end of the reporting period. The price of HYPE for the year ended June 30, 2026, was $65.04.

U.S. Dollar Coin

The Company holds U.S Dollar Coin (“USDC”), a reserve-backed stablecoin issued by Circle Internet Financial, Inc. that is designed to maintain a 1:1 value with the U.S. dollar and is commonly used as a method of payment in digital asset markets. On its consolidated balance sheets, the Company classifies its USDC in “prepaids and other current assets” rather than as part of its digital assets subject to ASC 350-60 because the holdings are readily convertible into known amounts of U.S. dollars, are redeemable or exchangeable on demand, and are subject to insignificant risk of changes in value due to USDC’s intended 1:1 peg to the U.S. dollar, resulting in classification as a financial instrument.

Fair Value Measurements

Fair value accounting is applied for all financial instruments and non-financial instruments that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis, at least annually. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

A three-level valuation hierarchy, based upon observable and unobservable inputs, is used for fair value measurements. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

•

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of financial instruments and non-financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on one or more of the following three valuation techniques:

•	Market - This approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Income - This approach uses valuation techniques to convert future amounts to a single present value amount based on current market expectations.

•	Cost - This approach is based on the amount that would be required to replace the service capacity of an asset (replacement cost).

The carrying amounts of financial instruments carried at cost, including cash and cash equivalents, other current assets (including USDC), accounts payable, and other current liabilities approximate their fair value due to the short-term maturities of such instruments.

Equity Method Investment

The Company accounts for its investment in which it has the ability to exercise significant influence over the investee’s operating and financial policies in accordance with ASC 323, “Investments-Equity Method and Joint Ventures”. ASC 323 prescribes the use of the equity method for investments where the Company has significant influence. Equity method investments are recorded at cost and are adjusted to recognize (1) the Company’s share, based on percent ownership, of the investee’s net income or loss after the date of the investment, (2) amortization of the recorded investment that exceeds the Company’s share of the book value of the investee’s net assets, (3) additional contributions made and dividends received, and (4) impairments resulting from non-temporary declines in fair value.

Revenue

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”) by following the five steps — identify the contract, identify the performance obligation, determine the transaction price, allocate the transaction price to the performance obligation and determine when to recognize revenue. Revenue is recognized upon transfer of control of promised products or services (i.e., performance obligations) to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Staking Revenue

The Company earns staking rewards from the process by which it locks or delegates its HYPE tokens to a validator to support the security, consensus and operations of the Hyperliquid network, in exchange for potential rewards and other benefits. A contract with enforceable rights and obligations exists when the Company delegates its tokens to the validator. The contract term commences at the moment the Company delegates its HYPE tokens to a validator and runs from that period until the next block commences, and continues until the Company undelegates. Staking rewards are recognized as revenue when the Company satisfies its performance obligations (i.e., providing our tokens to the validator in order to validate blocks or transactions as determined by the protocol) ratably over the contract term. Staking rewards for HYPE tokens are calculated on-chain, where the annual reward rate is inversely proportional to the square root of the total HYPE tokens staked across the network. Staking rewards accrue and are earned on a block by block basis and are distributed to the Company on a daily basis. The HYPE tokens earned are non-cash consideration and therefore measured at fair value at the inception of each contract.

The Company engages third party counterparties and its own validator to stake its HYPE holdings. These parties keep a percentage of any staking yield earned as a fee and pass on the remainder to HSI. Because the Company does not unilaterally control the validator, the Company is not the principal to the validation service. As such, the Company presents delegated staking rewards as revenue on a net basis, reflecting only the portion of protocol rewards to which it is entitled. The Company recognized $9.41 million of staking income during the year ended June 30, 2026, which is included within “staking and validator commission revenue” on the Company’s consolidated statements of operations.

Validator Commission Income

On May 13, 2026, the Company launched a validator node on the Hyperliquid network in partnership with Unit Labs (“Unit”), a digital asset infrastructure and staking services provider, as “Hyperliquid Strategies x Unit” (the “Validator”). The Validator operates within the HyperCore infrastructure and participates in the HyperBFT consensus mechanism, producing blocks and validating transactions alongside the network’s existing active validators. The Validator is able to accept delegations from both the Company and third-party HYPE holders (the customers). The newly launched Validator operations are subject to the same performance standards, jailing criteria, and uptime requirements applicable to all Hyperliquid validators. Under the arrangement, Unit is responsible for the day-to-day technical operation of the validator infrastructure under a service level agreement with the Company and the Company exercises direct oversight on validator performance and compliance with its internal staking risk management framework. The Validator earns commissions, paid in HYPE tokens, for its services.

Based on the terms of the contract with Unit, the Company concluded that it does not control the operations at the Validator, and therefore the Company is not the principal to the arrangement with the Validator’s customers. Accordingly, validator commission income is recognized on a net basis in “staking and validator commission revenue” on the Company’s consolidated statements of operations, reflecting only the portion of protocol rewards and commission to which the Company is entitled after amounts payable to Unit under the arrangement.

Derivatives

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.

The Company accounts for the warrants issued to former Sonnet stockholders and the Advisor Warrants (defined in Note 8) as equity, except in certain limited circumstances where the holder has the right to receive cash in certain contingent situations. The fair value of any unexercised warrants where this contingent right exists is nominal.

Equity Facility

The Company’s Equity Facility (see Note 10, section “Equity Facility”) is considered an equity-linked contract and also a derivative accounted for under ASC 815. During the year ended June 30, 2026, the Company recognized $14.3 million of other expenses related primarily to the change in the price of the Company’s equity at the time of entering into the forward (trade date) and the price at settlement, which is included within “Other expense” on the Company’s consolidated statements of operations. The fair values associated with the related asset and liability as of June 30, 2026 are nominal.

Treasury Stock

The Company accounts for treasury stock under the cost method in accordance with ASC 505-30, “Equity: Treasury Stock”. Under this method, the Company records the aggregate purchase price of treasury stock on the trade date at cost and includes treasury stock as a reduction to stockholders’ equity.

Recent Accounting Pronouncements Pending Adoption

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires incremental annual income tax disclosures. This amendment includes disclosures of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold; income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions that meet a quantitative threshold; income (or loss) from continuing operations before income tax expenses (or benefit) disaggregated between domestic and foreign; and income tax expense (or benefit) from continuing operations disaggregated by federal, state and foreign. As an emerging growth company electing to delay the adoption of new or revised accounting standards, the guidance is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and should be applied prospectively (with retrospective application permitted). The Company is currently evaluating the impact that the adoption of ASU 2023-09 will have on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure of specified information about certain costs and expenses (such as purchases of inventory, employee compensation, depreciation, and amortization) within the relevant expense captions presented on the face of the statements of operations. As an emerging growth company electing to delay the adoption of new or revised accounting standards, the guidance is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within annual reporting periods beginning after December 15, 2028. Early adoption is permitted, and should be applied either prospectively or retrospectively. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statements.

Net Income (Loss) Per Common Share

The Company computes net income (loss) per share attributable to common stockholders under the two-class method required for participating securities. The two-class method allocates earnings between common stockholders and holders of participating securities. The Company’s outstanding shares of Series A Preferred Stock (see Note 10) are participating securities due to their rights to participate in dividends with common stock. The Series A Preferred Stock does not have a contractual obligation to share in the Company’s losses and is therefore excluded in the calculation of basic net loss per share during periods when the Company has a net loss.

The Company has one class of Common Stock. The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	For the Year Ended	For the Period From June 13, 2025 (Inception) Through
	June 30, 2026	June 30, 2025
Basic and diluted net income (loss) per share:
Numerator
Net income (loss)	$305,542	$(597)
Less: Net income allocated to preferred stockholders	(49,358)	—

Net income (loss) attributable to common stockholders - basic and diluted	$256,184	$(597)

Denominator
Basic weighted-average shares outstanding	79,774,081	—
Dilutive effect of service based restricted stock units	24,457	—

Diluted weighted-average shares outstanding	79,798,538	—

Net Income (Loss) Per Share
Basic	$3.21	$—

Diluted	$3.21	$—

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive. Diluted net income (loss) per share is computed in the same manner as basic net income (loss) per share in periods when the Company incurs a net loss, because including the effects of potentially dilutive instruments would be antidilutive.

The impact from potential common shares of common stock on the diluted net income (loss) per share calculation are included when dilutive. Potential shares of common stock issuable upon the vesting of restricted stock units are computed using the treasury stock method.

The Company’s potentially dilutive securities, which were excluded from the computation of diluted net income (loss) per share because the exercise prices of the related warrants exceeded the average market price of the Company’s common stock during the period, were as follows:

	For the Year Ended June 30, 2026	For the Period From June 13, 2025 (Inception) Through June 30, 2025
Advisor Warrants	27,394,800	—
Warrants issued to former Sonnet stockholders	1,263,814	—

Total	28,658,614	—

NOTE 3. DIGITAL ASSETS

The Company’s digital assets are comprised primarily of HYPE tokens. The following tables present a reconciliation of the Company’s assets related to its digital assets from both a dollar value and tokens perspective:

	(In thousands)
	HYPE	USDC*	Total
Balance, June 13, 2025 (Inception)	$—	$—	$—
Purchases	—	—	—

Balance, June 30, 2025	$—	$—	$—

Contributions of HYPE digital assets from Rorschach Contributions	580,466	—	580,466
Purchases	773,416	307,293	1,080,709
Unrealized gains	709,875	—	709,875
Unrealized loss on HYPE contribution commitment	(169,156)	—	(169,156)
Receipt of HYPE digital assets from staking and validator activities	9,450	—	9,450
Sales	—	(295,269)	(295,269)
Other receipts of HYPE digital assets	1	—	1

Balance, June 30, 2026	$1,904,052	$12,024	$1,916,076

	(HYPE tokens)	(USDC tokens*)
Balance, June 13, 2025 (Inception)	—	—
Purchases	—	—

Balance, June 30, 2025	—	—

Contributions of HYPE digital assets from Rorschach Contributions	12,517,592	—
Purchases	16,537,519	307,293,249
Receipt of HYPE digital assets from staking and validator activities	219,924	—
Sales	—	(295,268,982)
Other receipts of HYPE digital assets	50	—

Balance, June 30, 2026	29,275,085	12,024,267

*

The tables above include all balances presented within the Company’s HYPE digital assets and digital assets line items on the consolidated balance sheets, based on quoted prices on active exchanges. The table also includes a separate column reflecting transactions involving USDC, which is not presented as digital asset on the consolidated balance sheets. This column has been included to provide additional transparency. USDC is classified within prepaid expenses and other current assets.

HYPE Digital Assets

The following table sets forth the units held, cost basis, and fair value of HYPE digital assets held, as shown on the consolidated balance sheets as of June 30, 2026:

		(In thousands)
	Units	Cost Basis	Fair Value
HYPE digital assets	29,275,085	$1,363,333	$1,904,052

Cost basis is equal to the cost of the HYPE tokens, net of any transaction fees, if any, at the time of purchase or upon receipt. Fair value represents the quoted HYPE token prices within the Company’s principal market at the time of measurement (one second before midnight UTC), which was $65.04 for the year ended June 30, 2026. The receipts of HYPE from native staking represent the rewards earned from staking.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy at June 30, 2026:

	(In thousands)
	Fair Value Measurement at June 30, 2026
Assets:	Total	Level 1	Level 2	Level 3
Money market funds[1]	$100,394	$100,394	$—	$—
Treasury funds[1]	35,662	35,662	—	—
USDC[2]	12,024	12,024	—	—
HYPE digital assets	1,904,052	1,904,052	—	—

Total assets measured at fair value	$2,052,132	$2,052,132	$—	$—

1 - Included in cash and cash equivalents on the consolidated balance sheets. 2 - Included in prepaids and other current assets on the consolidated balance sheets.

The Company assesses the inputs used to measure fair value using the three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market. For investments where little or no public market exists, management’s determination of fair value is based on the best available information which may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration various factors including earnings history, financial condition, recent sales prices of the issuer’s securities and liquidity risks.

HYPE digital assets are measured at fair value on a recurring basis using quoted prices in its principal market (Level 1 inputs). The Company has designated a principal market based on the market the Company has access to that has the greatest volume and level of orderly transactions for HYPE. The Company reassesses its principal market when facts and circumstances change, including but not limited to when new markets become accessible, or the volume/activity in the current principal market declines.

The Company’s equity method investment is accounted for under the equity method of accounting and initially recorded at fair value but is not subject to fair value measurement disclosures. As of June 30, 2026, the Company’s equity method investment included its investment in Guidant with a carrying value of approximately $2.7 million.

NOTE 5. REVERSE RECAPITALIZATION AND SONNET ACQUISITION

On July 11, 2025, Sonnet, the Company and its wholly-owned subsidiaries (Rorschach, Sonnet Merger Sub Inc., and Rorschach Merger Sub LLC), entered into the BCA, which provided for the Rorschach Merger and the Sonnet Merger. On December 2, 2025, the Closing of the transactions contemplated by the BCA was completed. Upon the Closing, each of Sonnet and Rorschach became wholly-owned subsidiaries of the Company.

Reverse Recapitalization

As described in Note 1, pursuant to the terms of the BCA Rorschach merged with Rorschach Merger Sub LLC, a wholly-owned subsidiary of HSI on the Closing Date. The Rorschach Merger was accounted for as a reverse recapitalization with Rorschach as the accounting acquirer. Prior to the Reverse Recapitalization, HSI did not have any material assets or liabilities. Pursuant to the terms of the BCA, (a) the equity holders of Rorschach immediately prior to the closing received, in the aggregate, that number of shares of Common Stock equal to one-fifth of the aggregate amount of the cash and HYPE Tokens Value (as defined in the BCA) held by Rorschach immediately prior to the Closing, divided by $1.25 (except that one equity holder of Rorschach received, in lieu of a portion of the shares of Common Stock otherwise issuable to it, shares of the Company’s newly-designated Series A Preferred Stock), and (b) at the Closing the Company issued to Rorschach Advisors LLC (the “Advisor”) 7,761,860 shares of Common Stock (the “Advisor Shares”) and the Advisor Warrants.

Concurrently with the Closing and in connection with the Rorschach Merger and the Sonnet Merger, the Company received approximately $299.9 million in cash and approximately 12.5 million HYPE tokens from investors who had previously entered into contribution and subscription agreements with Rorschach or Sonnet, respectively. At Closing, such 12.5 million HYPE tokens were valued at $411.3 million, resulting in a unrealized loss of $169.2 million, which has been recorded by the Company on its consolidated statements of operations as a component of “Loss on HYPE contribution commitment”.

Acquisition of Sonnet

Also pursuant to the terms of the BCA, at the Closing the Company acquired all the outstanding equity of Sonnet, as further discussed in Note 1. The acquisition of Sonnet was accounted for as an asset acquisition because the fair value of the assets acquired were concentrated in a single asset (i.e., in-process research and development).

At the effective time of the acquisition of Sonnet (the “Effective Time”):

(i)

Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE) was canceled and converted into the right to receive one-fifth of one share of Common Stock and one Contingent Value Right (a “CVR”) (together, the “Per Share Merger Consideration”)

(ii)

Each Sonnet vested restricted stock unit (the “Sonnet Vested RSU”) outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;

(iii)

Each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;

(iv)

Each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet out-of-the-money warrant in respect of shares of Sonnet Common Stock and was assumed by the Company and automatically converted into a warrant to acquire the same number of shares of Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant; and

(v)	All shares of Sonnet Common Stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.

The total cost of the acquisition of Sonnet is $44.8 million, which is comprised of the issuance of 3,680,346 shares representing $17.8 million of fair value of Common Stock of the Company issued, the issuance of 2,400,000 Common Stock warrants representing $12.5 million of the fair value of the warrants, $5.3 million of cash obligation to settle former Sonnet warrants and $9.3 million of allocated transaction expenses.

The total cost of the acquisition of Sonnet and the allocation to the assets acquired and liabilities assumed are summarized in the following table (in thousands):

Assets Acquired and Liabilities Assumed
Cash	$10,347
Assembled workforce	800
In-process research and development	35,605
Other assets	1,788
Accounts payable	(2,707)
Accrued expenses and other current liabilities	(999)

Total net assets acquired	$44,834

Cost of the Acquisition
Fair value of HSI Common stock issued	17,771
Fair value of HSI Warrants issued	12,478
Cash to settle outstanding Sonnet warrants	5,261

Total consideration paid to Sonnet	35,510
Transaction costs	9,324

Total cost of the acquisition	$44,834

The value attributed to in-process research and development intangible asset was expensed during the year ended June 30, 2026 as a component of “IPR&D write-off from Sonnet acquisition” included as part of Operating Income (Expense) on the Company’s consolidated statements of operations, as it was determined to have no alternative future use at the time of the acquisition.

Disposition of Certain Sonnet Assets

As described in Note 1, on March 31, 2026, the Company entered into an APA with Guidant and consummated the transactions contemplated by the APA. In connection with the APA, the Company transferred $1.325 million in cash, various developmental assets and patents related to Sonnet’s tumor delivery platforms, certain employees and Sonnet’s Australian subsidiary to Guidant, and subsequently in the fourth quarter in accordance with the terms of the APA provided an additional $1.0 million upon the execution of definitive investment agreements. In exchange, the Company received a 40% common stock interest in Guidant. In connection with the APA, the Company engaged Guidant under a transaction services agreement (the “TSA”) to provide services to the Company for fees of $0.175 million, paid at closing of the APA. As a result of the APA, the Company accounted for its investment in Guidant as an equity method investment as of June 30, 2026, and derecognized the intangible asset for the assembled workforce, which was included in the equity method investment.

NOTE 6. SEGMENT INFORMATION

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews these items in the manner presented in the statements of operations, while the net income (loss) of the Company is used as the key metric for measuring performance.

NOTE 7. CONTINGENT VALUE RIGHTS

Pursuant to the BCA, at the Closing, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), pursuant to which holders of shares of Sonnet common stock, excluding the shares of Sonnet common stock issued pursuant to the Closing PIPE, and in-the-money warrants, in each case, as of immediately prior to the Effective Time, received one CVR for each then-outstanding share of Sonnet Common Stock held by such stockholder (or, in the case of the Sonnet in-the-money warrants, each share of Sonnet common stock for which such in-the-money warrants was exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the receipt of cash proceeds from a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Company Legacy Assets (as defined in the CVR Agreement) (a “Company Legacy Transaction”) during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “CVR Term”). The shares of Common Stock issuable in connection with the CVR Payment (the “CVR Shares”) are subject to certain deductions pursuant to the terms of the CVR Agreement.

The Company concluded that the CVR Shares are liability classified as the criterion within ASC 815 are not met. As of the Closing, the Company concluded that the estimated fair value related to the CVR Shares is nominal as the probability of the occurrence of a Company Legacy Transaction is remote. During the CVR Term, the Company will monitor this outstanding liability and adjust the amount recorded to fair value when there is a change in the fair value. There was no change in fair value for the year ended June 30, 2026.

NOTE 8. RELATED PARTIES

In the normal course of business, certain expenses of the Company may be paid by, and then reimbursed to an affiliate of the Company. The Company has a short term shared services agreement and a short term sublease with one of its affiliates. In total, the Company recognized $0.4 million in “Selling, general and administrative and research and development expenses” on the Company’s consolidated statements of operations related to these arrangements for the year ended June 30, 2026. As of June 30, 2026, the Company had a nominal outstanding balance due to the affiliate. The amount is included in “other current liabilities” on the Company’s consolidated balance sheets. These expenses include but are not limited to legal, travel, and other expenses.

As of June 30, 2026, the Company had a receivable of approximately $0.4 million from Guidant and a payable of approximately $0.3 million to Guidant, which are included within “receivable from related party” and “other current liabilities,” respectively, on the Company’s consolidated balance sheets. Additionally, under the TSA, the Company agreed to share cost savings related to the unwind of the remaining Sonnet assets with Guidant.

During the year ended June 30, 2026, total compensation paid to the Company’s board of directors was $0.9 million. This amount included 20,463 shares of Common Stock issued (in lieu of cash compensation) for a total fair value of $0.1 million, as well as $0.5 million of compensation expense recognized related to 326,312 RSUs granted during the year ended June 30, 2026.

Advisor Rights and Strategic Advisor Agreement

Pursuant to the BCA, on the Closing Date, the Company and the Advisor, an affiliate, entered into an Advisor Rights Agreement (the “Advisor Rights Agreement”) and a Strategic Advisor Agreement (the “Advisory Agreement”), and the Company issued to the Advisor Common Stock and three warrants (each, an “Advisor Warrant”). The fair value of the Common Stock issued to the Advisor was approximately $48.9 million. The Advisor Warrants, which are considered a Level 3 asset under the fair value hierarchy, had a cumulative fair value of $134.7 million, calculated using a Black Scholes option pricing model with the following key inputs: (1) volatility of the HYPE token of 123%; (2) risk free rate of 3.66%; (3) expected term of 5.0 years; (4) an annual dividend rate of 0% and (5) stock price of $6.30. The total value of the equity issued to the Advisor of $183.6 million was allocated between the cost of issuance of Common Stock pursuant to the Closing PIPE and the Contributions (as defined in Note 10), of which $178.3 million is recognized in additional paid-in capital and the acquisition of Sonnet, of which $5.3 million is recognized as a cost of the acquisition, based on the number of shares and warrants issued in the transactions contemplated by the BCA.

Pursuant to the Advisor Rights Agreement, among other things, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of the Company’s Common Stock held by the Advisor as of immediately following the Closing (the “Minimum Holding Condition”), the Advisor will have the right to nominate a number of persons (the “Advisor Directors”) to the Company’s board of directors (the “Board”) equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted ”and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as the Minimum Holding Condition is satisfied, the Company will take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed). The Advisor Rights Agreement also provides the Advisor with certain information rights, and subjects the Advisor Shares and Advisor Warrants (and underlying shares of Common Stock) to lock-up restrictions applicable, subject to certain exceptions, for a period ending on the earlier of (x) the first anniversary of the Closing Date, (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any securities subject to the lock-up, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such securities.

Pursuant to the Advisory Agreement, the Advisor has agreed to use commercially reasonable efforts to provide us with certain technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years (subject to earlier termination under certain circumstances). The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that we raise equity or equity-linked financing during the term, the Advisor will be entitled to receive grants of equity in the form of (a) shares of Common Stock equal to 5% of the number of shares of Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Common Stock equal to 15% of the number of shares of Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by us and the Advisor. The Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, unless and until it revokes such waiver with respect to future financings. Revocation requires two weeks’ advance notice provided to the Company and no such notice has been provided through the date of the issuance of the financial statements. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Company’s Board.

Each Advisor Warrant is exercisable to purchase an aggregate of 9,131,600 shares of Common Stock for a period of five years following the Closing Date. The three Advisor Warrants have per share exercise prices equal to $9.375, $12.50 and $18.75, respectively (in each case subject to adjustment for stock splits, share dividends and other similar events).

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation Matters

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Advisor Registration Rights Agreement

Pursuant to the BCA, on the Closing Date the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach, pursuant to which, among other things, the Company agreed to provide such holders with customary registration rights with respect to the shares of the Company’s Common Stock owned by such holders following the Closing.

Sonnet Transaction

In connection with the Company’s acquisition of Sonnet, holders of certain Sonnet warrants had the right to optionally cash settle their outstanding warrants upon the occurrence of a change in control based on a predefined calculation in the applicable warrant agreement. From the Closing Date, the former Sonnet holders had 30 days post-close to exercise this cash settlement option based on calculation(s) detailed in the underlying agreements. As of the Closing, the Company expected that the applicable former Sonnet warrant holders would exercise this option and that the Company would be required to settle the warrants for approximately $5.3 million. For purposes of the fair value of the consideration paid as part of the asset acquisition, HSI has calculated the fair value of the expected cash settlement amount at approximately $5.3 million. HSI has reflected this expected cash payment as part of the consideration paid.

From the Closing Date through June 30, 2026, the Company paid approximately $4.7 million to former Sonnet holders related to exercises of the cash settlement option, and as of June 30, 2026, the remaining expected cash settlement amount of approximately $0.6 million is included on the Company’s consolidated balance sheets as a part of “Other current liabilities.”

NOTE 10. STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

On the Closing Date, the Company adopted an amended and restated certificate of incorporation, which became effective upon the filing thereof with the Secretary of State of the State of Delaware (the “Restated Charter”), and amended and restated bylaws (the “Restated Bylaws”). Among other things, the Restated Charter increased the authorized capital stock of the Company to consist of 2,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Also on the Closing Date, the Board adopted and the Company filed with the Secretary of State of the State of Delaware a certificate of designation (the “Certificate of Designation”) designating the rights, preferences and limitations of the Series A Preferred Stock. Up to 200,000 shares were designated Series A Preferred Stock, with each share of Series A Preferred Stock having a stated value equal to $1,000 (the “Stated Value”). Each share of Series A Preferred Stock is convertible, at the option of the holder, into that number of shares of Common Stock determined by dividing the Stated Value by $6.25 (the “Conversion Price”). The Conversion Price may be

adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Certificate of Designation). A holder of Series A Preferred Stock will not have the right to convert any portion of its Series A Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

The shares of Series A Preferred Stock are not redeemable and are classified within permanent equity. Shares of Series A Preferred Stock are not entitled to receive dividends, except that if dividends are paid on the Common Stock then the Company would be required to pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis. The Series A Preferred Stock has no voting rights, except as required by the Restated Charter, applicable law and with respect to any vote to approve a Fundamental Transaction (in which case each holder of Series A Preferred Stock would be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock were convertible).

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Series A Preferred Stock would be entitled to participate with the holders of Common Stock then outstanding, pro rata as a single class on an as-converted basis.

Stock-Based Compensation

Effective as of the Closing Date, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of the Company and its subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan.

During the year ended June 30, 2026, the Company issued 20,463 shares of Common Stock (in lieu of cash compensation) to its board of directors, for a total fair value of $0.1 million included within “selling, general and administrative and research and development expenses” on the Company’s consolidated statements of operations.

In determining related stock-based compensation expense for any award under the 2025 Equity Incentive Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures

Restricted Stock Units

The Company records stock-based compensation expense related to restricted stock units (“RSUs”). For the year ended June 30, 2026, the Company recorded stock-based compensation expense allocated as follows (in thousands):

	For the Year Ended June 30, 2026	For the Period From June 13, 2025 (Inception) Through June 30, 2025
Selling, general and administrative and research and development expenses	$893	$—

Total	$893	$—

The Company did not issue RSUs or record stock-based compensation expense for the period from June 13, 2025 (inception) through June 30, 2025.

A summary of the restricted stock units (“RSUs”) activity during the year ended June 30, 2026 is presented below:

	Number of RSUs	Weighted Average Grant Date Price
RSUs June 30, 2025	—	—
Granted	1,169,558	$6.71
Vested	—	—
Forfeited	—	—

RSUs undelivered June 30, 2026	1,169,558	$6.71

The weighted average grant date fair value of common share-settled restricted stock units during the year ended June 30, 2026 was $6.71, based on the fair value of the Company’s common stock.

RSUs have been granted to directors and officers of the Company in accordance with the Company’s 2025 Equity Incentive Plan.

During the year ended June 30, 2026, the Company and its Chief Financial Officer entered into an Employment Agreement (the “CFO Employment Agreement”). Per the CFO Employment Agreement, the Chief Financial Officer received two one-time awards of time-based RSU awards, each with a target value of $1.0 million. Each award vests ratably on an annual basis over three years, subject to continued employment through the applicable vesting dates. The first award has a vesting period commencement date of December 2, 2025, with a target fair value based on the volume weighted average price of the Company during its first eight trading days, and the second award has a vesting period commencement date equal to the date of grant, with target fair value based on the stock price of the Company as of the date of grant.

The Chief Financial Officer is also eligible to be granted annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1 million for the current fiscal year (subject to modification in the future based on the Board’s and Compensation Committee’s evaluation of various factors, including but not limited to, the executive’s performance, the Company’s financial condition, and other relevant criteria as determined by the Board and Compensation Committee), 50% of the awards shall be granted pursuant to time-vesting awards that will vest ratably on an annual basis over a three year period (“Time-Based Awards”) and 50% of the awards shall be granted pursuant to performance-vesting awards (“Performance-Based Awards”), subject to the Chief Financial Officer’s continuous employment through such vesting date (other than certain termination provisions outlined in the CFO Employment Agreement).

In accordance with an employment agreement (and subsequent amended agreement) entered into between the Company and its Chief Executive Officer (collectively the “CEO Employment Agreement”), The Chief Executive Officer is eligible to be granted equity and equity-based awards on an annual basis for each fiscal year commencing with the fiscal year beginning July 1, 2026 (after the close of the applicable fiscal year and related financial statements for such fiscal year have been filed) at the Compensation Committee’s discretion. Each such annual award shall have a target grant date fair value between $2 million and $3 million, (subject to modification in the future based on the Board’s and Compensation Committee’s evaluation of various factors, including but not limited to, the executive’s performance, the Company’s financial condition, and other relevant criteria as determined by the Board and Compensation Committee). Annual equity awards are expected to consist primarily of long-term vesting restricted stock units and/or performance stock units, with vesting schedules and performance criteria to be determined by the Compensation Committee and/or the Board and set forth in the applicable award agreement.

During the year ended June 30, 2026, the Company and SBR Limited, a Hong Kong company (the “Consultant”) entered into a placement agreement whereby the Consultant will supply the Company with its Chief Operating Officer (the “Executive Placement Agreement” or the “COO Placement Agreement”). In addition, in connection with the execution of the COO Placement Agreement the Consultant received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with the vesting period commencing on that date, and the second has a target grant date fair value of $1,000,000 based on the closing price of the Company’s common stock on May 5, 2026, with the vesting period commencing on that date.

The Consultant is also eligible to be granted annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1 million for the current fiscal year (subject to modification in the future based on the Board’s and Compensation Committee’s evaluation of various factors, including but not limited to, the Consultant’s performance, the Company’s financial condition, and other relevant criteria as determined by the Board and Compensation Committee), 50% of the awards shall be granted pursuant to time-vesting awards that will vest ratably on an annual basis over a three year period (“Time-Based Awards”) and 50% of the awards shall be granted pursuant to performance-vesting awards (“Performance-Based Awards”), subject to the term of the Executive Placement Agreement continuing through such vesting date and the Consultant’s continuous engagement through the applicable vesting dates. (other than certain termination provisions outlined in the Executive Placement Agreement).

As of June 30, 2026, there was approximately $7.0 million of total unrecognized share-based compensation expense related to unvested RSUs, which the Company expects to recognize over a weighted average vesting period of approximately 1.6 years.

Equity Facility

On October 22, 2025, the Company entered into an agreement (the “Purchase Agreement”) with Chardan Capital Markets LLC (“Chardan”) for Chardan to purchase up to $1.0 billion of shares of the Company’s Common Stock (the “Equity Facility”). The Company engaged LifeSci Capital, LLC as a qualified independent underwriter in connection with the Purchase Agreement. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, beginning on the later of the Closing Date and the date the registration statement registering the resale of such shares is effective (the “Commencement Date”), the Company has the right from time to time at the Company’s option to direct Chardan to purchase up to $1.0 billion of shares of Common Stock. Sales of the Company’s Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in the Company’s sole discretion. Per the requirements of the Purchase Agreement, the Company paid total fees of $1.1 million to Chardan for the year ended June 30, 2026, which are included within “Other expense” on the Company’s consolidated statements of operations. Fees consisted of initial amounts paid at inception, in addition to additional commitment fees based on the amount of shares sold under the Purchase Agreement, including $0.3 million paid upon the Company’s receipt of an aggregate of $25.0 million in proceeds from sales of Common Stock under the Purchase Agreement, and $0.6 million paid upon the Company’s receipt of an aggregate of $50.0 million in proceeds from sales of Common Stock under the Purchase Agreement. As of June 30, 2026, 76,063,600 shares of common stock have been issued under the Equity Facility for gross proceeds of $646.6 million.

PIPE Financing and HYPE Contributions

Concurrently with the execution of the BCA, (i) certain accredited investors entered into subscription agreements with Sonnet and the Company, pursuant to which Sonnet agreed to issue, and the subscribers agreed to purchase, immediately prior to the Closing, shares of Sonnet common stock which would immediately be converted into shares of the Company, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”) and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Closing (the “Contributions”), resulting in the investors that provided both the Closing PIPE and the Contributions receiving equity in the Company at the Closing. The gross proceeds received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million, based on the fair value of the shares issued for the tokens, for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. The shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into shares of Common Stock at the Closing.

At the Closing, one investor received approximately 166,173 shares of HSI Series A Preferred Stock instead of shares of HSI Common Stock. In total, 123,354,259 shares of HSI Common Stock and 166,173 shares of HSI Series A Preferred Stock were issued in exchange for the gross proceeds of the Closing PIPE and the Contributions. The gross proceeds amount of $880.4 million was recorded to Common Stock and Series A Preferred Stock based on the respective par values with the excess of the gross proceeds above par values recorded to additional paid-in capital. Additional paid-in capital was reduced for the impact of cash paid for transaction costs of $2.3 million related to the Closing PIPE financing. Additionally, as noted in Note 5, at Closing, such 12.5 million HYPE tokens were valued at $411.3 million, resulting in a loss on commitment of $169.2 million recognized by the Company on the HYPE tokens.

Stock Repurchase Program

On December 8, 2025, the Company announced that the Board had authorized a stock repurchase program of up to $30 million of the Company’s outstanding Common Stock that will be in place for up to 12 months. Through June 30, 2026, a total of 3,067,097 shares of Common Stock were repurchased by the Company for a total of approximately $10.5 million.

Warrants

A summary of the warrant activity during the year ended June 30, 2026 is presented below:

Number of Warrants
Outstanding as of June 30, 2025	—
Issued	30,203,375
Exercised	(1,544,761)

Outstanding as of June 30, 2026	28,658,614

Included within exercised warrants in the above table, during the year ended June 30, 2026, warrants to purchase 1,162,667 shares of common stock were exercised through a cashless exercise provision. Net shares of 498,887 were issued and 663,780 shares were withheld to cover the aggregate exercise price. There was no warrant activity for the period from June 13, 2025 (inception) through June 30, 2025.

The following table presents information related to warrants as of June 30, 2026:

Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life in Years
$9.38	9,131,600	4.4
$12.50	9,131,600	4.4
$18.75	9,131,600	4.4
$6.25	1,237,334	4.0
Various (> $47.00)	26,480	Various

	28,658,614

NOTE 11. INCOME TAXES

The Company was a partnership for the period beginning on June 12, 2025 and ending June 30, 2025, and as such no income taxes or deferred taxes were recognized. Accordingly, comparative tables have not been included. As a result of the Business Combination, the Company is treated as a corporation for U.S. federal and state income tax purposes. Prior to the Business Combination, the Company was treated as a partnership for U.S. federal income tax purposes and therefore was not subject to U.S. federal and state income taxes.

The components of income (loss) before the provision for income taxes are as follows (in thousands):

For the Year Ended June 30, 2026
Domestic	$182,200
Foreign	306,817

Income (loss) before income taxes	$489,017

The provision for income taxes consists of the following expenses (benefits) (in thousands):

For the Year Ended June 30, 2026
Current:
Federal	$—
State and local	—
Foreign	—

Total current	—
Deferred:
Federal	183,283
State and local	192
Foreign	—

Total deferred	183,475

Total provision for (benefit from) income taxes	$183,475

The effective income tax rate for the year ended June 30, 2026 differs from the statutory federal income tax rate as follows (in thousands):

	For the Year Ended June 30, 2026
	Amount	Rate
Income tax expense at U.S. federal statutory rate	$102,693	21.0%
State and local income tax, net of federal income tax effect*	133	0.0%
Foreign tax effects
Cayman — foreign rate differential	(64,432)	(13.2%)
Effect of changes in tax laws or rates enacted in the current period	—	0.0%
Effect of cross-border tax laws
Unremitted foreign earnings (ASC 740-30 / APB 23 liability)	63,710	13.0%
Subpart F income	722	0.2%
Tax credits	—	0.0%
Changes in valuation allowances	(2,437)	(0.5%)
Nontaxable or nondeductible items
Non-deductible loss on commitment	35,569	7.3%
Non-deductible IP research and development write-off	7,487	1.5%
Non-deductible equity issuance costs	2,970	0.6%
Non-deductible meals and entertainment	3	0.0%
Change in tax status	37,007	7.6%
Changes in unrecognized tax benefits	—	0.0%
Other, net	50	0.0%

Total provision for (benefit from) income taxes / effective tax rate	$183,475	37.5%

*	State taxes in New York made up the majority (greater than 50 percent) of the tax effect in this category.

The Company recorded $183.5 million of income tax expense for the year ended June 30, 2026. The effective tax rate differs from the statutory tax rate of 21% for the year ended June 30, 2026, primarily due to non-deductible transaction-related items associated with executing the BCA, the Company’s change in tax status from a partnership to a corporation as a result of the Business Combination, and the associated HYPE contribution. The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consisted of the following (in thousands):

For the Year Ended June 30, 2026
Deferred tax assets:
Net operating loss carryforwards — federal	$24,588
Net operating loss carryforwards — state	7
Net operating loss carryforwards — foreign	2,112
Capitalized research and development costs (Section 174)	2,391
Section 163(j) interest expense carryforward	572
Stock-based compensation	188
Accrued compensation	221
Tax credit carryforwards	3,008
Other	—

Total gross deferred tax assets	33,087
Less: valuation allowance	(30,287)

Total deferred tax assets, net of valuation allowance	2,800
Deferred tax liabilities:
Digital assets — HYPE token	(122,482)
Undistributed earnings in foreign subsidiary	(63,792)
Property and equipment — depreciation	(1)
Other	—

Total deferred tax liabilities	(186,275)

Net deferred tax asset (liability)	$(183,475)

The Company initially recognized a deferred tax liability and a corresponding deferred tax expense of $37.0 million in connection with the receipt of HYPE from certain investors at the Closing and the change in tax status from a partnership to a corporation as a result of the Business Combination. Subsequently, the Company recognized additional deferred tax expense and deferred tax liability as a result of the net appreciation of the HYPE tokens above the cumulative cost basis of both the HYPE tokens received at Closing and any subsequent purchases. As of June 30, 2026, the Company’s deferred tax liability and corresponding provision for income taxes for the year ended June 30, 2026 was $183.5 million, primarily related to the difference between the fair value of the HYPE tokens and their tax basis.

As of June 30, 2026, the Company has provided for U.S. Income taxes on unremitted earnings of its Cayman subsidiary that are not deemed permanently reinvested and subject to future taxation under the Subpart F regime. The cumulative undistributed earnings of this subsidiary was $303.4 million, with a federal deferred tax liability recorded of $63.7 million.

As of June 30, 2026, the Company had $117.1 million, $26.7 million and $15.1 million of federal, state and foreign net operating losses, respectively. The federal net operating losses will begin to expire in 2031, the state net operating losses will begin to expire in 2039 and the foreign net operating losses begin to expire in 2027.

As of June 30, 2026, the Company has federal and state research and development tax credit carryforwards of $2.8 million available to reduce future tax liabilities which will begin to expire in 2035 and 2032, respectively.

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carryforwards may be subject to annual limitations, against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not yet completed a Section 382 analysis as of the reporting date to determine possible limitations, however any impact of such limitations would not have a material impact to the financial statements due to the valuation allowance maintained.

Realization of the deferred tax assets related to the Company’s net operating loss and tax credit carryforwards are contingent on future taxable income and based upon uncertainty of the both the timing and ability to realize taxable income as well as the statutory limitations provided in the Internal Revenue Code, management has concluded that the deferred tax assets related to the Company’s net operating loss and tax credit carryforwards do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance continues to be recorded against these deferred tax assets as of June 30, 2026.

Activity in the valuation allowance was as follows (in thousands):

For the Year Ended June 30, 2026
Balance at beginning of year	$—
Amounts recorded through the opening balance sheet / business combination	(32,724)
Adjustments to the beginning balance	—
Net change recorded in the provision for income taxes	2,437

Balance at end of year	$(30,287)

There were no cash payments for income taxes made during the year ended June 30, 2026.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Subsequent to June 30, 2026, the Company deployed $17.3 million to repurchase approximately 2.7 million shares of its common stock and subsequently raised $117.1 million through the issuance of approximately 10.7 million shares of its common stock under the Equity Facility. The result was the Company netted approximately $99.8 million in proceeds, which were used for corporate treasury purposes including, but not limited to, purchasing HYPE tokens.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Hyperliquid Strategies Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Hyperliquid Strategies Inc (the “Company”) as of July 2, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.
Philadelphia, PA
August 1, 2025

HYPERLIQUID STRATEGIES INC

CONSOLIDATED BALANCE SHEET

July 2, 2025

Liabilities and Stockholder’s Deficit
Accounts payable and accrued expenses	$2,425

Total Current Liabilities and Total Liabilities	2,425

Commitments and Contingencies
Stockholder’s Deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(2,425)

Total Stockholder’s Deficit	(2,425)

Total Liabilities and Stockholder’s Deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Hyperliquid Strategies Inc (the “Company”) is a shell company incorporated on July 2, 2025, as a Delaware corporation. The Company was formed for the purpose of effecting a proposed Merger (See Note 4).

As of July 2, 2025, the Company had not commenced any operations. All activity as of July 2, 2025 (inception), relates to the Company’s formation. The Company will not generate any operating revenues until after the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of July 2, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding is uncertain.

On July 11, 2025, Rorschach I LLC, a Delaware corporation (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), the Company, TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of the Company (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Rorschach Merger Sub”), entered into a entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

The Company may have insufficient funds available to operate the business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay Rorschach a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse Rorschach for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated balance sheet include the accounts of the Company and its wholly-owned subsidiaries, Rorschach Merger Sub LLC and TBS Merger Sub Inc. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements effective July 2, 2025.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of July 2, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NOTE 3. INCOME TAXES

The Company’s net deferred tax assets are as follows:

July 2, 2025
Deferred tax asset:
Organizational costs/startup expenses	$509

Total deferred tax asset	509
Valuation allowance	(509)

Deferred tax asset, net of allowance	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, if any, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

As of July 2, 2025, the Company had no federal Net Operating Losses (“NOLs”).

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Issuance of Company shares

On July 8, 2025, the Company issued 100 shares of common stock to Rorschach I LLC for no consideration.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Rorschach, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)

each share of non-dissenting common stock of Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

(ii)

each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by the Company and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)

each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by the Company and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)

each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger Consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)

each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by the Company and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with Rorschach to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to Rorschach (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing the Company shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants (the “Advisor Warrants”) to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including the Company requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date.

Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors of

Rorschach I LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rorschach I LLC (the “Company”) as of June 30, 2025, the related statements of operations, changes in member’s deficit and cash flows for the period from June 13, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from June 13, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAS P.C.

We have served as the Company’s auditor since 2025. Philadelphia, PA August 1, 2025

RORSCHACH I LLC

BALANCE SHEET

June 30, 2025

Liabilities and Member’s Deficit
Accounts payable and accrued expenses	$596,667

Total Current Liabilities and Total Liabilities	596,667

Commitments and Contingencies
Member’s Deficit:
Member’s deficit	(596,667)

Total Member’s Deficit	(596,667)

Total Liabilities and Member’s Deficit	$—

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF OPERATIONS

For the period from June 13, 2025 (inception) through June 30, 2025

Formation and operating costs	$(596,667)

Loss from operations and loss before provision for income taxes	(596,667)

Provision for income taxes	—

Net loss	$(596,667)

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF CHANGES IN MEMBER’S DEFICIT

For the period from June 13, 2025 (inception) through June 30, 2025

	Additional Paid-In Capital	Member’s Accumulated Deficit	Total Member’s Deficit
Balance as of June 13, 2025 (inception)	$—	$—	$—

Net loss	—	(596,667)	(596,667)

Balance as of June 30, 2025	$—	$(596,667)	$(596,667)

The accompanying notes are an integral part of these financial statements.

RORSCHACH I LLC

STATEMENT OF CASH FLOWS

For the period from June 13, 2025 (inception) through June 30, 2025

Cash flows from operating activities:
Net loss	$(596,667)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	596,667

Net cash flows from operating activities	—

Net change in cash	—
Cash, June 13, 2025 (inception)	—

Cash, June 30, 2025	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Rorschach I LLC (the “Company”) is a shell company incorporated on June 13, 2025, as a Delaware corporation. The Company was formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of a proposed Merger (See Note 4).

As of June 30, 2025, the Company had not commenced any operations. All activity from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger (See Note 4). The Company will not generate any operating revenues until after the completion of the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of June 30, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, while obtaining such funding is uncertain.

On July 11, 2025, the Company, Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), Hyperliquid Strategies Inc, a Delaware corporation (“Pubco”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of Pubco (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Rorschach Merger Sub”), entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company, with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Hyperliquid Strategies Inc and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

The Company may have insufficient funds available to operate our business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements for the period from June 13, 2025 (inception) through June 30, 2025 (see Note 3).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

As a limited liability company, the tax consequences of the Company’s operations all pass through to the members. Accordingly, the Company’s financial statements do not include a provision for income taxes.

GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. Management has analyzed the tax positions taken by the Company and has concluded that as of June 30 2025, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the Company’s financial statements. The Company has recognized no interest or penalties related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions since inception; however, there are currently no audits for any tax periods in progress.

NOTE 3. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company is a shell company formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of the Mergers. As of June 30, 2025, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of the Mergers, at the earliest.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews in the manner presented in the statement of operations. Formation and operating costs from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger.

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Pubco, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)

each share of non-dissenting Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

(ii)

each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)

each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)

each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)

each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with the Company to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to the Company (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of the Company immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including Pubco requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date

The Transaction Agreement contains certain termination rights for both the Company and Sonnet. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement.

Chardan acted as the SONN’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and is entitled to receive a fee, payable in cash or equity at Chardan’s option, equal to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE.

Acquisition of Hyperliquid Strategies Inc

On July 2, 2025, the Company acquired all of the issued and outstanding stock in Hyperliquid Strategies Inc for no consideration.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Sonnet BioTherapeutics Holdings, Inc. and Hyperliquid Strategies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries (the Company) as of September 30, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception that will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accrued research and development expense

As discussed in Notes 2 and 3 to the consolidated financial statements, research and development costs are expensed as incurred, which include amounts due to third parties for research, development, and manufacturing services. At the end of each reporting period, the Company compares the payments made to third-party service providers to the estimated progress towards completion of the related project, based on the measure of progress as defined in the contract. Factors the Company considers in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of its service providers. Depending on the timing of payments to the third-party service providers and the progress the Company estimates has been made as a result of the services provided, the Company will record a prepaid expense or accrued liability related to these costs. As of September 30, 2025, the Company reported accrued research and development expenses of $0.6 million.

We identified the evaluation of certain accrued research and development expenses for third-party service providers as a critical audit matter. Evaluating the estimated progress toward completion of research and development projects, including the factors described above, required especially subjective auditor judgment.

The following are the primary procedures we performed to address this critical audit matter. To evaluate the Company’s estimate of costs incurred as of September 30, 2025, for a selection of accrued research and development expenses, we (1) examined the provisions in the contracts, invoices and communications received from third party service providers related to the project status; (2) sent confirmations to the third-party service providers; and (3) inquired of the individuals who are responsible for monitoring and tracking the status of research and development activities.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Philadelphia, Pennsylvania

December 16, 2025

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

	September 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$5,120,264	$149,456
Restricted cash	8,237,002	—
Prepaid expenses and other current assets	470,615	1,206,409
Incentive tax receivable	514,845	762,078

Total current assets	14,342,726	2,117,943
Property and equipment, net	10,906	20,523
Operating lease right-of-use asset	43,775	123,417
Deferred offering costs	—	15,000
Other assets	487,151	494,147

Total assets	$14,884,558	$2,771,030

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,942,331	$2,183,416
Accrued expenses and other current liabilities	1,108,075	942,489
Current portion of operating lease liability	46,573	84,291

Total current liabilities	4,096,979	3,210,196
Operating lease liability, net of current portion	—	46,573

Total liabilities	4,096,979	3,256,769

Commitments and contingencies (Note 5)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value: 5,000,000 shares authorized; 7,500 and no shares issued and outstanding at September 30, 2025 and 2024, respectively (Liquidation value of $7,601,250 as of September 30, 2025)	1	—
Common stock, $0.0001 par value: 125,000,000 shares authorized; 7,077,352 and 650,284 issued and outstanding at September 30, 2025 and 2024, respectively	708	65
Additional paid-in capital	144,479,342	117,195,181
Accumulated deficit	(133,692,472)	(117,680,985)
Total stockholders’ equity (deficit)	10,787,579	(485,739)

Total liabilities and stockholders’ equity (deficit)	$14,884,558	$2,771,030

See accompanying notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Operations

	Years ended September 30,
	2025	2024
Collaboration revenue	$1,000,000	$18,626

Operating expenses:
Research and development	8,355,304	5,737,252
General and administrative	8,488,811	6,130,845

Total operating expenses	16,844,115	11,868,097

Loss from operations	(15,844,115)	(11,849,471)
Foreign exchange (loss) gain	(112,985)	84,293
Other income	720,102	4,327,946
Amortization of debt discount	(556,089)	—

Loss before provision for income taxes	(15,793,087)	(7,437,232)
Provision for income taxes	(218,400)	—

Net loss	(16,011,487)	(7,437,232)
Accrual of cumulative dividends on Series 5 convertible preferred stock	(101,250)	—

Net loss attributable to common stockholders	$(16,112,737)	$(7,437,232)

Per share information:
Net loss per share, basic and diluted	$(3.95)	$(11.35)

Weighted average shares outstanding, basic and diluted	4,081,296	655,240

See accompanying notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

	Preferred stock		Common stock		Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount			Total
Balance at October 1, 2023	—	$—	218,786	$22	$110,017,751	$(110,243,753)	$(225,980)
Sale of common stock, net of issuance costs	—	—	167,987	17	3,976,365	—	3,976,382
Retirement of shares in connection with reverse stock split	—	—	(190)	—	—	—	—
Issuance of common stock on vesting of restricted stock units and restricted stock awards	—	—	976	—	—	—	—
Net share settlement of warrants	—	—	94,288	9	(9)	—	—
Exercise and modification of warrants, net of issuance costs	—	—	168,437	17	2,969,884	—	2,969,901
Share-based compensation	—	—	—	—	231,190	—	231,190
Net loss	—	—	—	—	—	(7,437,232)	(7,437,232)

Balance at September 30, 2024	—	—	650,284	65	117,195,181	(117,680,985)	(485,739)
Sale of common stock, net of issuance costs	—	—	1,203,520	120	7,806,377	—	7,806,497
Retirement of shares in connection with reverse stock split	—	—	(373)	—	—	—	—
Shares released from abeyance	—	—	187,500	19	(19)	—	—
Issuance of common stock on vesting of restricted stock units and restricted stock awards	—	—	17,152	2	(2)	—	—
Sale of warrants in connection with convertible notes, net of issuance costs	—	—	—	—	578,874	—	578,874
Net share settlement of warrants	—	—	1,209	—	—	—	—
Exercise of warrants	—	—	5,018,060	502	11,199,337	—	11,199,839
Sale of preferred stock, net of issuance costs	5,500	1	—	—	5,499,999	—	5,500,000
Conversion of convertible notes into preferred stock	2,000	—	—	—	2,000,000	—	2,000,000
Share-based compensation	—	—	—	—	199,595	—	199,595
Net loss	—	—	—	—	—	(16,011,487)	(16,011,487)

Balance at September 30, 2025	7,500	$1	7,077,352	$708	$144,479,342	$(133,692,472)	$10,787,579

See accompanying notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Cash Flows

	Years ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(16,011,487)	$(7,437,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	114,399	12,000
Depreciation	9,617	12,843
Amortization of operating lease right-of-use asset	79,642	70,272
Share-based compensation	199,595	231,190
Financing costs related to ChEF Purchase Agreement	520,200	370,426
Non-cash financing costs	3,044	1,732
Amortization of debt discount	556,089	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	735,794	470,987
Incentive tax receivable	247,233	24,496
Other assets	6,996	(79,941)
Accounts payable	630,384	48,423
Accrued expenses and other current liabilities	165,586	(2,241,246)
Deferred income	—	(18,626)
Operating lease liability	(84,291)	(73,047)

Net cash used in operating activities	(12,827,199)	(8,607,723)

Cash flows from investing activities:
Purchases of in-process research and development	(12,000)	(12,000)

Net cash used in investing activities	(12,000)	(12,000)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	7,803,453	3,896,577
Proceeds from sale of preferred stock and warrants, net of issuance costs	5,500,000	—
Proceeds from issuance of convertible notes and warrants, net of issuance costs	2,022,785	—
Payment of deferred offering costs	—	(15,000)
Payment of financing costs related to ChEF Purchase Agreement	(465,200)	(370,426)
Proceeds from exercise of warrants, net of issuance costs	11,185,971	2,983,769

Net cash provided by financing activities	26,047,009	6,494,920

Net increase (decrease) in cash, cash equivalents and restricted cash	13,207,810	(2,124,803)
Cash, cash equivalents and restricted cash at beginning of year	149,456	2,274,259

Cash, cash equivalents and restricted cash at end of year	$13,357,266	$149,456

Cash and cash equivalents	$5,120,264	$149,456
Restricted cash	8,237,002	—

Total cash, cash equivalents and restricted cash	$13,357,266	$149,456

Supplemental disclosure of non-cash operating, investing and financing activities:
Conversion of convertible notes into preferred stock	$1,443,911	$—

Net settlement of warrants	$—	$9

ChEF Purchase Agreement financing costs in accounts payable	$40,000	$—

In-process research and development in accounts payable	$102,399	$—

Warrant issuance costs in accounts payable	$—	$13,868

See accompanying notes to consolidated financial statements

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

1. Organization and Description of Business

Description of business

Sonnet BioTherapeutics, Inc. (“Prior Sonnet”) was incorporated as a New Jersey corporation on April 6, 2015. Prior Sonnet completed a merger with publicly-held Chanticleer Holdings, Inc. (“Chanticleer”) on April 1, 2020. After the merger, Chanticleer changed its name to Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”). Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single or bifunctional action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (“HSA”) for transport to target tissues. Sonnet designed the FHAB construct to improve drug accumulation in solid tumors, as well as to extend the duration of activity in the body. FHAB development candidates can be produced in mammalian cell culture, which enables glycosylation of the interleukins, thereby reducing the risk of immunogenicity, as well as E. coli. Sonnet believes its FHAB technology, for which it received a U.S. patent in June 2021, is a distinguishing feature of its biopharmaceutical platform. The approach is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Sonnet’s lead proprietary asset, SON-1010, is a fully human version of Interleukin 12 (“IL-12”), covalently linked to the FHAB construct, for which Sonnet is pursuing clinical development in solid tumor indications, including ovarian cancer, soft tissue sarcoma, colorectal cancer, and breast cancer. In March 2022, the U.S. Food and Drug Administration (the “FDA”) cleared Sonnet’s Investigational New Drug (“IND”) application for SON-1010. This allowed the Company to initiate a U.S. clinical trial (SB101) in oncology patients with solid tumors during the second calendar quarter of 2022. In September 2021, the Company created a wholly-owned Australian subsidiary, SonnetBio Pty Ltd (“Subsidiary”), for the purpose of conducting certain clinical trials. Sonnet received approval and initiated an Australian clinical study (SB102) of SON-1010 in healthy volunteers during the third calendar quarter of 2022 and published the final results of that study in February 2024. Interim safety, tolerability, and efficacy data from the SB101 study was most recently reported in March 2025, following successful completion of dose escalation in December 2024.

In January 2023, Sonnet announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 with atezolizumab (Tecentriq®). The companies have entered into a Master Clinical Supply Agreement (“MCSA”), along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (“PROC”) patient setting. Further, the companies have provided SON-1010 and atezolizumab, respectively, for use in the Phase 1b/Phase 2a combination safety, dose-escalation, and proof-of-concept (“POC”) study (SB221). Part 1 of this 2-part study was approved in June 2023 by the local Human Research Ethics Committee in Australia under CT-2023-CTN-01399-1 and the Therapeutic Goods Administration has been notified. In August 2023, the FDA accepted the IND for SB221. The trial consists of a modified 3+3 dose-escalation design in Part 1 to establish a maximum tolerated dose (“MTD”) of SON-1010 with a fixed dose of atezolizumab. Clinical benefit in PROC will be confirmed in an expansion group. Since the highest dose has been well tolerated, the Safety Review Committee recommended adding a seventh cohort using a maintenance dose that was 25% higher to study its safety and effect before proceeding to the randomized Phase 2a portion in patients with PROC at one of the two highest doses. Part 2 of the study will then investigate SON-1010 in combination with atezolizumab, or the standard of care (“SOC”) for PROC in a randomized comparison to show POC. Interim safety, tolerability, and efficacy data from the SB221 study was most recently reported in April 2025, following completion of the initial dose escalation series.

In January 2025, Sonnet announced an expansion of its Phase 1 SB101 clinical study of SON-1010 to add a new cohort to evaluate its effect in combination with trabectedin (Yondelis®), following the successful completion of monotherapy dose escalation. Trabectedin is an alkylating DNA-binding agent that was approved in the U.S. as a second-line treatment in early 2024 for patients with undetectable, metastatic liposarcoma or leiomyosarcoma who have received a prior anthracycline-containing regimen. It is also known to activate tumor macrophages toward a pro-inflammatory phenotype. The Company believes that SON-1010 has the potential to complement that activity by activating the NK and T cells in the TME to secrete more interferon-gamma (IFNg), which is considered to be important for anti-tumor control. The initial safety and tolerability of this approach was reported in March 2025 and top line data is expected by the end of calendar 2025. This cohort is also fully enrolled, bringing the total number of people exposed to SON-1010 to 99 to date, including 45 with soft tissue sarcoma and 30 with PROC. Partial responses have been seen in both indications at the highest dose.

The Company acquired the global development rights to its most advanced compound, SON-080, a fully human version of Interleukin 6 (“IL-6”), in April 2020 through its acquisition of the outstanding shares of Relief Therapeutics SA. Sonnet is advancing SON-080 in target indications of Chemotherapy-Induced Peripheral Neuropathy (“CIPN”) and Diabetic Peripheral Neuropathy (“DPN”). Sonnet received approval to initiate an ex-U.S. Phase 1b/2a study with SON-080 in CIPN (SB211) during the third quarter of 2022. The Data Safety Monitoring Board (“DSMB”) overseeing the study met during the first calendar quarter of 2024 and cleared the trial to proceed to Part 2. Following the completion of the DSMB review, Sonnet announced initial safety data from the CIPN study. The objective was to consider completing the Phase 2 study, pending the outcome of any partnering activity; given the business priorities at the time, the SB211 study was put on hold. On October 8, 2024, the Company entered into a License Agreement (the “Alkem Agreement”) with Alkem Laboratories Limited (“Alkem”) to develop and commercialize SON-080 for DPN in India initially, and potentially CIPN as well as autonomic neuropathy. Alkem will conduct all clinical trials that it believes appropriate to obtain regulatory approval in India for SON-080 for the treatment of DPN.

SON-1210 (IL12-FHAB-IL15), Sonnet’s lead bifunctional construct, combines FHAB with single-chain human IL-12 and human Interleukin 15 (“IL-15”). This compound is being developed for solid tumor indications, including colorectal and pancreatic cancer. In February 2023, Sonnet announced the successful completion of two IND-enabling toxicology studies with SON-1210 in non-human primates. In August 2024, the Company entered into a Master Clinical Collaboration Agreement (the “SOC Agreement”) with the Sarcoma Oncology Center (“SOC”) to advance the development of SON-1210. An Innovative Immuno Oncology Consortium (“IIOC”) that is funded by the SOC will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer. The IIOC submitted a pre-IND package to the FDA in November 2024. Based on the FDA feedback, preparations for the full IND submission package are underway.

SON-1411 (IL18-FHAB-IL12) is a bifunctional combination of human Interleukin 18 (“IL-18”), which was modified to resist the inhibitory binding interaction with the IL-18 binding protein, and single-chain human IL-12 for solid tumor cancers. Cell line development and titer/bioactivity assessments are underway. The SON-1411 development program has been re-engaged with a focus on cell line development and in vivo evaluation in an appropriate humanized mouse model.

Sonnet has completed sequence confirmation for SON-3015 (anti-IL6-FHAB-anti-TGFß). Early-stage bifunctional drug has been generated and is being stored for future use in in vivo mice studies. The Company has elected to place the SON-3015 development program on hold for expense reduction purposes.

Business combination

On July 11, 2025, the Company entered into a definitive Business Combination Agreement (as amended on September 22, 2025, the “BCA”) with Rorschach I LLC (“Rorschach”), Hyperliquid Strategies Inc. (“HSI”), TBS Merger Sub Inc., and Rorschach Merger Sub, LLC, pursuant to which, subject to the terms and conditions contained in the BCA, Rorschach Merger Sub, LLC, will merge with and into Rorschach with Rorschach surviving as a direct wholly owned subsidiary of HSI and TBS Merger Sub Inc. will merge with and into Sonnet, with Sonnet surviving as a direct wholly owned subsidiary of HSI. Following the closing, the Company will operate as a wholly owned subsidiary of HSI and will continue to focus on the development of its existing biotech assets, including SON-1010, while disposing of other assets. The transaction was subject to customary closing conditions, including approval by the Company’s stockholders, and closed on December 2, 2025. In connection with the transaction, legacy Sonnet stockholders and certain other equity holders of record will receive contingent value rights (“CVRs”) tied to the potential future value of the Company’s biotech assets. See Note 11 for additional details.

Liquidity

The Company has incurred recurring losses and negative cash flows from operations since inception and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. The Company believes its cash and cash equivalents at September 30, 2025 of $5.1 million will fund the Company’s projected operations into February 2026. Substantial additional financing will be needed by the Company to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to secure additional capital in the future through equity or debt financings, including sales pursuant to its ChEF Purchase Agreement (the “Purchase Agreement”) with Chardan Capital Markets, LLC (“Chardan”), related to a “ChEF,” Chardan’s committed equity facility (the “Facility”); partnerships; collaborations; or other sources to carry out the Company’s planned development activities. In addition, the Company has completed the merger transactions contemplated by the BCA, pursuant to which the Company will operate as a wholly owned subsidiary of HSI and continue to focus on the development of its existing biotech assets. If additional capital is not available when required, the Company may need to delay or curtail its operations until such funding is received. Various internal and external factors will affect whether and when the Company’s product candidates become approved for marketing and successful commercialization. The regulatory approval and market acceptance of the Company’s product candidates, length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the approval process will materially affect the Company’s financial condition and future operations.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing technologies through research and development and conducting preclinical and clinical first in human (“FIH”) studies. The Company faces risks associated with companies whose products are in development. These risks include the need for additional financing to complete its research and development, achieving its research and development objectives, defending its intellectual property rights, retaining skilled personnel, and dependence on key members of management.

2. Summary of Significant Accounting Policies

a. Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

b. Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these consolidated financial statements include the accrual of research and development expenses. Estimates and assumptions are periodically reviewed in-light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from management’s estimates.

d. Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance.

The Company’s Interim Chief Executive Officer (“CEO”), as the CODM, manages the Company’s business activities as a single operating and reportable segment at the consolidated level. The accounting policies of the Company’s segment are the same as those described in the summary of significant accounting policies. To date, the Company has not generated any product revenue and expects to incur significant expenses and operating losses for the foreseeable future as it advances product candidates through all stages of development and clinical trials and, ultimately, seeks regulatory approval. Accordingly, the CODM uses forecast models in deciding how to invest into the segment. Such forecast models are reviewed to assess the Company’s operating results and performance. The CODM is regularly provided with operating expenses and cash balances, which are reported on the consolidated statements of operations and consolidated balance sheets, respectively.

e. Fair value of financial instruments

The Company measures and records certain financial assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. U.S. GAAP provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority, referred to as Level 1, to quoted prices in active markets for identical assets and liabilities. The next priority, referred to as Level 2, is given to quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active; that is, markets in which there are few transactions for the asset or liability. The lowest priority, referred to as Level 3, is given to unobservable inputs. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents and accounts payable, approximate fair value due to the short-term nature of those instruments.

f. Cash and cash equivalents

The Company considers highly-liquid investments with original maturities of three months or less to be cash equivalents. The Company holds cash in highly-liquid bank accounts and invests excess cash in money market funds.

g. Restricted cash

The Company maintains certain cash balances that are restricted as to withdrawal or use. In accordance with the BCA, any cash proceeds in excess of $3.0 million received from the exercise of warrants may not be spent by the Company without the prior written consent of Rorschach.

h. Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance that do not extend the estimated useful life or improve an asset are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of assets disposed of are removed from the accounts, and any resulting gain or loss is included in the consolidated statement of operations.

i. Impairment of long-lived assets

The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. There were no impairment charges recorded during the fiscal years ended September 30, 2025 and 2024.

j. Deferred offering costs

Legal and other costs incurred in relation to equity offerings are capitalized as deferred offering costs and charged against the proceeds from equity offerings when received. If a financing is abandoned, deferred offering costs are expensed. As of September 30, 2024, the Company had $15,000 in deferred offering costs associated with a shelf registration statement. There were no deferred offering costs as of September 30, 2025.

k. Incentive tax receivable

Subsidiary is eligible to participate in an Australian research and development tax incentive program. As part of this program, Subsidiary is eligible to receive a cash refund from the Australian Taxation Office for a percentage of the research and development costs expended by Subsidiary in Australia. The cash refund is available to eligible companies with annual aggregate revenues of less than $20.0 million (Australian) during the reimbursable period. The Company estimates the amount of cash refund it expects to receive related to the Australian research and development tax incentive program and records the incentive when it is probable (i) the Company will comply with relevant conditions of the program and (ii) the incentive will be received. As of September 30, 2025 and 2024, the Company’s estimate of the amount of cash refund it expects to receive for eligible spending related to the Australian research and development tax incentive program was $0.5 million and $0.8 million, respectively. In November 2024, the Company received a cash refund of $0.7 million, with the $0.1 million difference attributable to a change in foreign exchange rates. For the years ended September 30, 2025 and 2024, $0.5 million and $0.8 million, respectively, for the expected net cash refund related to the tax incentive program was included in research and development expenses.

l. Derivative liability

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the consolidated statement of operations. The Company determined that certain features under the convertible notes and the ChEF Purchase Agreement (see Note 7) qualified as embedded derivatives. The derivative liability associated with the convertible notes was deemed de minimis at the issuance date. The related notes were subsequently converted into preferred stock and are no longer outstanding as of September 30, 2025. The derivative liability associated with the ChEF Purchase Agreement is accounted for separately at fair value, which has been deemed de minimis.

m. Collaboration revenue

Collaboration arrangements may contain multiple components, which may include (i) licenses; (ii) research and development activities; and (iii) the manufacturing and supply of certain materials. Payments pursuant to these arrangements may include non-refundable payments, upfront payments, milestone payments upon the achievement of significant regulatory and development events, sales milestones and royalties on product sales. The amount of variable consideration is constrained until it is probable that the revenue is not at a significant risk of reversal in a future period.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under a collaboration arrangement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are capable of being distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue as the Company satisfies each performance obligation.

The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, and assessing the recognition of variable consideration. When consideration is received prior to the Company completing its performance obligation under the terms of a contract, a contract liability is recorded as deferred income. Deferred income expected to be recognized as revenue within the twelve months following the balance sheet date is classified as a current liability. In May 2021, the Company entered into a License Agreement (the “New Life Agreement”) with New Life. In October 2024, the Company entered into the Alkem Agreement. See Note 6 for further discussion of these agreements.

n. Research and development expense

Research and development expenses include all direct and indirect costs associated with the development of the Company’s biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for research, development, and manufacturing services. These costs are charged to expense as incurred.

At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the related project, based on the measure of progress as defined in the contract. Factors the Company considers in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of its service providers. Such estimates are subject to change as additional information becomes available. Depending on the timing of payment to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company will record a prepaid expense or accrued liability relating to these costs. Upfront milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Contingent development or regulatory milestone payments are recognized upon the related resolution of such contingencies.

o. Foreign currency

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the U.S. dollar are included in operations in the period in which the transaction occurs and reported within the foreign exchange loss line item in the consolidated statements of operations.

p. Share-based compensation

The Company measures equity classified share-based awards granted to employees and non-employees based on the estimated fair value on the date of grant and recognizes compensation expense of those awards over the requisite service period, which is the vesting period of the respective award. The Company accounts for forfeitures as they occur. For share-based awards with service-based vesting conditions, the Company recognizes compensation expense on a straight-line basis over the service period. The Company classifies share-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

q. Other income

The Company has participated in the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”) sponsored by the New Jersey Economic Development Authority. The Program enables approved biotechnology companies with unused net operating losses and unused research and development credits to sell these tax benefits for at least 80% of the value of the tax benefits to unaffiliated, profitable corporate taxpayers in the state of New Jersey. The Company received net proceeds of $0.7 million and $4.3 million during the years ended September 30, 2025 and 2024, respectively, from the sale of New Jersey state net operating losses through the Program, which is included in other income in the consolidated statements of operations.

r. Income taxes

The Company uses the asset-and-liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on its income tax return if such a position is more likely than not to be sustained.

s. Net loss per share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period (and potential shares of common stock that are exercisable for little or no consideration). Included in basic weighted-average number of shares of common stock outstanding during the year ended September 30, 2024 are the pre-funded October 2023 warrants to purchase 99,687 shares of common stock with an exercise price of $0.0008 per share and warrants exercised through the June 2024 inducement offer for 187,500 shares of common stock that were being held in abeyance as of September 30, 2024.

Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities such as common stock warrants and stock options which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

The following potentially dilutive securities have been excluded from the computation of diluted shares of common stock outstanding as they would be anti-dilutive:

	September 30,
	2025	2024
Common stock warrants August 2021	14,031	14,031
Underwriter warrants August 2021	284	284
Chanticleer warrants	6	6
Series C warrants	2,297	2,297
Series 3 warrants	1,566	1,566
Unvested restricted stock units and awards	120,000	17,152
Common stock warrants February 2023	31,563	33,982
Underwriter warrants February 2023	1,933	1,933
Common stock private placement warrants June 2023	28,409	28,409
Placement agent warrants June 2023	852	852
Common stock warrants October 2023	354,994	354,994
Underwriter warrants October 2023	10,664	10,664
Placement agent warrants June 2024	14,142	14,142
Common stock warrants June 2024	623,125	703,125
Common stock warrants November 2024	611,110	—
Common stock PIPE warrants December 2024	350,000	—
Common stock warrants July 2025	865,052	—
Common stock PIPE warrants July 2025	8,800,000	—
Common stock warrants July 2025	3,200,000	—

	15,030,028	1,183,437

t. Recent accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, primarily requires enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 was effective for annual reporting periods in fiscal years beginning after December 15, 2023 and interim reporting periods in fiscal years beginning after December 31, 2024. The Company adopted the guidance in ASU 2023-07 on January 1, 2024, and it is being applied retrospectively to its consolidated financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to improve income tax disclosure requirements by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) the disaggregation of income taxes paid by jurisdiction. The guidance makes several other changes to the income tax disclosure requirements. The guidance in ASU 2023-09 will be effective for annual reporting periods in fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of ASU 2023-09 will have on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to provide more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented on the consolidated statement of operations. The guidance in this ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statements and disclosures.

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	September 30,
	2025	2024
Compensation and benefits	$150,488	$149,802
Research and development	598,421	617,545
Professional fees	357,620	173,319
Other	1,546	1,823

	$1,108,075	$942,489

4. Leases

In December 2019, the Company entered into a 36-month lease for office space in Princeton, New Jersey, which commenced February 1, 2020. In May 2022, the Company amended the existing lease agreement in order to increase the lease term by approximately three years, which was accounted for as a lease modification. The operating lease right-of-use asset and liability were remeasured at the modification date, resulting in an increase to both balances of $0.2 million.

The components of lease expense for the years ended September 30, 2025 and 2024 are as follows:

Lease expense	2025	2024
Operating lease expense	$90,837	$90,837
Variable lease expense	3,285	1,472

Total lease cost	$94,122	$92,309

At September 30, 2025, the weighted average remaining lease term was 0.5 years and the weighted average discount rate was 12%.

Cash flow information related to operating leases for the years ended September 30, 2025 and 2024 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:	2025	2024
Operating cash flows from operating leases	$95,487	$93,614

Future minimum lease payments under non-cancellable leases at September 30, 2025 are as follows:

Fiscal year
2026	$48,216

Total undiscounted lease payments	48,216
Less: imputed interest	(1,643)

Total lease liabilities	$46,573

5. Commitments and Contingencies

Legal proceedings

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

License agreements

In July 2012, the Company entered into a Discovery Collaboration Agreement (the “Collaboration Agreement”) with XOMA (US) LLC (“XOMA”), pursuant to which XOMA granted to the Company a non-exclusive, non-transferable license and/or right to use certain materials, technologies and related information related to discovery, optimization and development of antibodies and related proteins and to develop and commercialize products thereunder. The Company is obligated to make contingent milestone payments to XOMA totaling $3.8 million on a product-by-product basis upon the achievement of certain development and approval milestones related to a product. The Company has also agreed to pay XOMA low single-digit royalties on net sales of products sold by the Company. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. The first milestone was achieved in April 2022, at which time the Company incurred a $0.5 million license fee which was recorded as acquired in-process research and development. No license fees were incurred during the years ended September 30, 2025 and 2024.

In August 2015, the Company entered into a License Agreement (the “ARES License Agreement”) with Ares Trading, a wholly-owned subsidiary of Merck KGaA (“ARES”). Under the terms of the ARES License Agreement, ARES has granted the Company a sublicensable, exclusive, worldwide, royalty-bearing license on proprietary patents to research, develop, use and commercialize products using atexakin alfa (“Atexakin”), a low dose formulation of human IL-6 in peripheral neuropathies and vascular complications. Pursuant to the ARES License Agreement, the Company will pay ARES high single-digit royalties on net sales of products sold by the Company. Royalties are payable on a product-by-product and country-by-country basis until the later of (i) a specified period of time after the first commercial sale in such country, and (ii) the last date on which such product is covered by a valid claim in such country. Additionally, the Company will pay ARES a percentage of all revenue received through sublicensing the IL-6 compound, including revenue from any upfront, milestone, royalty, maintenance and similar payments, net of certain full time equivalent (“FTE”) costs incurred by the Company pursuant to such sublicense. The percentage rate owed to ARES on sublicense revenue decreases depending on the point in time of execution of the relevant sublicense agreement and the development progress accomplished by the Company to that point in time. The upfront cash payments received by the Company pursuant to the New Life Agreement (see Note 6) were specifically excluded from the scope of the amended ARES License Agreement. The Company owes ARES $0.1 million in license fees related to sublicense revenue received pursuant to the Alkem Agreement (see Note 6), which is included in research and development expenses in the consolidated statement of operations for the year ended September 30, 2025. No license fees were incurred during the years ended September 30, 2025 and 2024.

In January 2019, the Company entered into a Frame Services and License Agreement (the “Cellca Agreement”) with Sartorius Stedim Cellca GMBH (“Cellca”), pursuant to which Cellca has granted the Company a worldwide, non-exclusive, perpetual, non-transferable license to develop, manufacture or have manufactured, use, sell, import, export and/or otherwise commercialize product based on Cellca’s work to generate a specified transfected cell line and develop an upstream production process for such cell line. The Cellca Agreement is effective unless terminated by either party by giving six months notice, or by giving 14 days notice if terminated for good cause. The Company is obligated to make milestone payments to Cellca totaling up to $0.7 million upon the achievement of certain development and approval milestones if the Buy-Out Option is not exercised. The Company has a Buy-Out Option that will be effective between the time of completion of a clinical trial and the receipt of regulatory approval for commercialization of product. The cost to exercise the Buy-Out Option increases on each anniversary of the commencement date of the Buy-Out Option Period, and ranges from $0.1 million to $0.6 million. The cost to exercise the Buy-Out Option will replace the $0.6 million contingent milestone payment due upon final regulatory approval. The first milestone was achieved in April 2022, at which time the Company incurred a $0.1 million license fees which was recorded as acquired in-process research and development. No license fees were incurred during the years ended September 30, 2025 and 2024.

In October 2021, the Company entered into a Non-Exclusive License Agreement (the “Brink Agreement”) with Brink Biologics Inc. (“Brink”), pursuant to which Brink has granted the Company a non-exclusive, non-transferable license and limited right to sublicense certain materials and related information to develop cell-based assays for batch, quality control, stability, efficacy, potency or any other type of assay required for production and commercialization of products. During the product development phase, the Company was obligated to make annual product development license fee payments of approximately $0.1 million. In April 2023, the Brink Agreement was amended, effective November 2022, to reduce the annual license fee payments to $12,000 for storage of the licensed cell line. If materials are removed from storage during the product development phase, the annual product development license fee of approximately $0.1 million will apply. If a product achieves commercial status, the Company is obligated to make a commercial product license fee payment of approximately $0.1 million per commercial product. The amended agreement has an initial term of one year and will automatically renew for one additional year unless terminated or converted to a product development license. After the second year, the license will automatically convert to a full license requiring a product development or a commercial product license fee unless the parties mutually agree to terminate the agreement or extend the cell line storage fee of $12,000. The Company incurred $12,000 in license fees during each of the years ended September 30, 2025 and 2024, which were recorded as acquired in-process research and development and included in research and development expenses in the consolidated statements of operations. The Company cancelled the Brink Agreement effective November 1, 2025, and there are no remaining obligations with respect to this license.

In February 2022, the Company entered into a Biological Materials License Agreement (the “InvivoGen Agreement”) with InvivoGen SAS (“InvivoGen”), pursuant to which InvivoGen has granted the Company a worldwide, non-exclusive license to use certain reporter cells for research, development and/or quality control purposes. The InvivoGen Agreement has an initial term of three years and may be extended for two additional three-year periods upon written notice by the Company and payment of an approximately €0.1 million fee per extension (approximately $0.1 million as of September 30, 2025). In July 2025, the Company exercised its first option to extend the InvivoGen Agreement for an additional three-year term, extending the agreement through February 2028. In connection with the extension, the Company incurred $0.1 million in license fees during the year ended September 30, 2025, which was recorded as acquired in-process research and development and included in research and development expenses in the consolidated statements of operations. No license fees were incurred during the year ended September 30, 2024.

In May 2025, the Company entered into a Material Transfer and License Agreement (the “ProteoNic Agreement”) with ProteoNic B.V. (“ProteoNic”), pursuant to which ProteoNic has granted to the Company a non-exclusive, non-transferable, non-sublicensable (except as provided for in the ProteoNic Agreement) license for certain materials, including plasmids and DNA sequences used to generate the vectors used in the Company’s cell lines, for the Company’s use in research, development and commercialization of product. The license will continue until terminated by either party. The Company is obligated to make contingent milestone payments to ProteoNic of €0.2 million (approximately $0.2 million as of September 30, 2025) upon the initial submission of an IND or clinical trial application to a regulatory authority for each distinct product. No license fees were incurred during the year ended September 30, 2025.

Collaboration agreement

In August 2024, the Company entered into the SOC Agreement to advance the development of SON-1210 (see Note 1). An IIOC that is funded by the SOC will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer. The Company will provide the study drug and provide support services for the study. If the Company establishes a partnership with a third party prior to the initiation of the initial efficacy combination trial under this collaboration, the Company will incur, payable to the SOC, a one-time fee equal to the greater of 5% or $1.5 million from the first upfront payment received from such third party partnership.

Research and development agreement

In December 2021, the Company entered into a Research and Development Agreement (the “Navigo Agreement”) with Navigo Proteins GmbH (“Navigo”), pursuant to which Navigo will perform specified evaluation and development procedures to evaluate certain materials to determine their commercial potential. Under the terms of the Navigo Agreement, the Company has granted Navigo a royalty-free, non-exclusive, worldwide, non-sublicensable, non-transferable right and license to use certain technology to perform the evaluation and development activities, and Navigo has granted the Company (i) an exclusive, worldwide, perpetual, irrevocable, sublicensable, transferable, royalty-free right and license to research, develop, use, sell, have sold, distribute, import or otherwise commercially exploit certain materials, and (ii) a non-exclusive, worldwide, perpetual, sublicensable, non-transferable right and license to make or have made such materials. The Company incurred a $0.1 million technology access fee upon execution of the Navigo Agreement, at which time it was recorded as acquired in-process research. The Company is obligated to make contingent milestone payments to Navigo totaling up to $1.0 million upon the achievement of certain evaluation and development milestones as outlined in the Navigo Agreement, of which $0.3 million of evaluation milestones have been previously recognized. No milestones were achieved and no license fees were incurred during the years ended September 30, 2025 and 2024.

Employment agreements

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the contract. In addition, in the event of termination of employment following a change in control, as defined, either by the Company without cause or by the employee for good reason, any unvested portion of the employee’s initial stock option grant becomes immediately vested.

6. Collaboration Revenue

New Life Agreement

Under the New Life Agreement, the Company granted New Life an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human IL-6, SON-080 (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of DPN in humans (the “DPN Field”) in Malaysia, Singapore, Indonesia, Thailand, Philippines, Vietnam, Brunei, Myanmar, Lao PDR and Cambodia (the “Exclusive Territory”). New Life paid the Company an aggregate of $1.0 million in non-refundable upfront cash payments in connection with the execution of the New Life Agreement. The related collaboration revenue was fully recognized by December 31, 2023, as the Company had completed its performance obligations under the New Life Agreement. In December 2024, New Life informed the Company that it has elected to move its business in a different direction and provided the Company with written notice of its intention to exercise its Give Back Option, which is the right to give back the rights with respect to Products in the DPN Field in one or more countries in the Exclusive Territory. The exercise of the Give Back Option is subject to the negotiation and mutual agreement of terms between the Company and New Life.

Alkem Agreement

Under the Alkem Agreement entered into on October 8, 2024 (see Note 1), the Company granted Alkem an exclusive license (with the right to sublicense) to research, develop, manufacture, import, export, market, use and commercialize pharmaceutical products containing its IL-6 (SON-080) asset (or any derivatives, fragments or conjugates thereof) (the “Compounds”) (such products, the “Products”) for the treatment of DPN (the “DPN Field”) and to manufacture, import, export, market, use and commercialize Products for the treatment of CIPN and autonomic neuropathy (together with the DPN Field, the “Fields”) in India. Except as provided for in the Alkem Agreement, the Company agreed not to develop, use, sell, offer or otherwise commercialize any Compounds or Products for use in the DPN Field in India during the term of the Alkem Agreement. The Company retains all rights to manufacture Compounds and Products anywhere in the world. The Company and Alkem will enter into a follow-on supply agreement pursuant to which the Company will manufacture for Alkem Compounds and Products for post-Phase 2 clinical development and commercialization in accordance with the Alkem Agreement on terms to be negotiated by the parties. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of, and be responsible for, among other things, conducting clinical studies and additional non-clinical studies (if any, subject to both parties’ approval), preparing and filing applications for regulatory approval and undertaking other developmental and regulatory activities for commercializing Products in the DPN Field in India. Alkem will own and maintain all regulatory filings and approvals for Products in India. Upon payment of a Clinical Data Access Fee (as defined in the Alkem Agreement), the Company will have rights to access and use the data generated by the clinical trials conducted in connection with the Alkem Agreement. Under the terms of the Alkem Agreement, Alkem paid the Company $1.0 million in upfront payments and will pay up to an additional $1.0 million in milestone payments. Additionally, the Company is entitled to receive a royalty equal to a percentage in the low double digits of the net sales of the Product upon commercialization of SON-080 in India, less certain expenses as set forth in the Alkem Agreement.

Revenue recognition

The Company first assessed the Alkem Agreement under ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether the Alkem Agreement or units of accounts within the Alkem Agreement represent a collaborative arrangement based on the risks and rewards and activities of the parties. The Company applied relevant guidance from ASC 606, Revenue from Contracts with Customers (“ASC 606”), to evaluate the appropriate accounting for the collaborative arrangement with Alkem.

In accordance with this guidance, the Company identified the following obligations under the Alkem arrangement: (i) License to research, develop, market, import, use and commercialize the Product in the DPN field in India (the “License”); and (ii) supply of Compound for a Phase 2 clinical trial (“Supply”). The future supply agreement for post-Phase 2 clinical development represents an optional purchase, which will be accounted for as a separate contract, and the Company did not identify any material right to be present. The Company determined that the License and Supply are not distinct from each other and therefore combined these material promises into a single performance obligation. The Company determined the initial transaction price of the single performance obligation to be $1.0 million, as the future development and commercialization milestones, which represent variable consideration, are subject to constraint at inception. At the end of each subsequent reporting period, the Company will reevaluate the probability of achievement of the future development and commercialization milestones subject to constraint and, if necessary, will adjust its estimate of the overall transaction price. Any such adjustments will be recorded on a cumulative catch-up basis. For the sales-based royalties, the Company will recognize revenue when the related sales occur.

Collaboration revenue from the single performance obligation related to the Alkem Agreement was recognized at the point-in-time at which the Company transferred the License and Supply to Alkem. Collaboration revenue from the single performance obligation related to the New Life Agreement was recognized over the estimated performance of the research and development activities. The Company recognized $1.0 million and $18,626 of collaboration revenue for the years ended September 30, 2025 and 2024, respectively.

7. Stockholders’ Equity (Deficit)

October 2023 underwritten public offering

On October 26, 2023, the Company closed a public offering of common stock and certain warrants through Chardan and Ladenburg Thalmann & Co. Inc. as underwriters, for net proceeds of $3.9 million through the issuance and sale of 163,281 shares of its common stock and, to certain investors, pre-funded warrants to purchase 192,187 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 710,931 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $12.80 and the public offering price of each pre-funded warrant and accompanying common warrant was $12.7992. The common warrants were immediately exercisable at a price of $12.80 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. In connection with the June 2024 inducement offer, the exercise price was decreased to $9.60 per share of common stock for common warrants that remained unexercised at the time of the offer. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0008 per share of common stock. All of the pre-funded warrants have been exercised as of September 30, 2025. In addition, warrants to purchase 10,664 shares of common stock were issued to the underwriters as compensation for their services related to the offering. These common stock warrants have an exercise price of $16.00 per share and expire five years from the date of issuance.

Committed equity facility

On May 2, 2024, the Company entered into the Purchase Agreement and a Registration Rights Agreement (the “Registration Rights Agreement”), each with Chardan, related to a “ChEF,” Chardan’s committed equity facility, or the Facility (see Note 1). Pursuant to the Purchase Agreement, the Company has the right from time to time at its option to sell to Chardan up to $25.0 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, of which $24.7 million is available to be sold as of September 30, 2025. The Facility will allow the Company to raise primary equity on a periodic basis at its sole discretion depending on a variety of factors including, among other things, market conditions, the trading price of the common stock, and determinations by the Company regarding the use of proceeds of such common stock. The purchase price of the shares of common stock will be determined by reference to the Volume Weighted Average Price (“VWAP”) of the common stock during the applicable purchase period, less a fixed 4% discount to such VWAP, and the total shares to be purchased on any day may not exceed 20% of the trading volume of the Company’s common stock during the applicable purchase period. The Purchase Agreement will be effective for a 36-month period ending May 16, 2027. Due to certain pricing and settlement provisions, the Purchase Agreement qualifies as a standby equity purchase agreement and includes an embedded put option and an embedded forward contract. The Company accounts for the embedded features in the Purchase Agreement as derivatives measured at fair value, with changes in fair value recognized in the consolidated statement of operations. The derivatives associated with the Purchase Agreement have been deemed de minimis. The Company sold 153,020 and 4,706 shares of common stock, respectively, pursuant to the Purchase Agreement for net proceeds of approximately $0.2 million and $0.1 million, respectively, during the years ended September 30, 2025 and 2024. The Company incurred $0.5 million and $0.4 million, respectively, of costs in connection with the Purchase Agreement during the years ended September 30, 2025 and 2024, which are included in general and administrative expenses in the consolidated statement of operations.

November 2024 underwritten public offering

On November 7, 2024, the Company closed a public offering of common stock and certain warrants through Chardan, as underwriter, for net proceeds of $4.2 million through the issuance and sale of 155,000 shares of its common stock, pre-funded warrants to purchase up to 956,111 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 2,222,222 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $4.50 and the public offering price of each pre-funded warrant and accompanying common warrant was $4.4999. The common warrants were immediately exercisable at a price of $4.50 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. All of the pre-funded warrants and 1,611,112 of the common warrants have been exercised as of September 30, 2025.

December 2024 registered direct and PIPE offering

On December 10, 2024, the Company closed a registered direct offering with institutional investors for the issuance and sale of 768,000 shares of its common stock, pre-funded warrants to purchase up to 317,325 shares of common stock, and accompanying warrants to purchase up to an aggregate of 1,085,325 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase one share of common stock. The offering price of each share of common stock and accompanying common warrant was $2.23 and the offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The registered direct warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. All of the pre-funded and common warrants have been exercised as of September 30, 2025.

The Company closed a concurrent private placement with an existing investor for the issuance and sale of 127,500 shares of its common stock, pre-funded warrants to purchase up to 545,500 shares of common stock, and accompanying warrants to purchase up to an aggregate 673,000 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold in the private placement (“PIPE”) together with a common warrant to purchase one share of common stock. The PIPE offering price of each share of common stock and accompanying common warrant was $2.23 and the PIPE offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The PIPE warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. All of the pre-funded warrants and 323,000 of the common warrants have been exercised as of September 30, 2025.

The Company raised net proceeds of $3.4 million from the registered direct and PIPE offerings.

Convertible note and warrant private placements

In July 2025, the Company completed a private placement of zero-interest convertible notes, raising an aggregate of $2.0 million in principal. The notes were scheduled to mature on June 30, 2026, and were convertible at any time into an aggregate of up to 1,730,104 shares of common stock at a fixed price of $1.156 per share. If, at any time while the convertible notes remained outstanding, the Company issued shares of common stock or common stock equivalents in an offering for gross proceeds of at least $5.0 million (a “Subsequent Issuance”), the entire unpaid principal amount of the convertible notes would convert automatically into the same securities issued pursuant to the Subsequent Issuance. In connection with the notes, investors also received five-year warrants to purchase an aggregate of 865,052 shares of common stock at the same $1.156 exercise price, providing $0.1 million in additional cash proceeds.

The Company raised $2.0 million in net cash proceeds from the convertible note and warrant private placements. The Company analyzed the convertible notes and identified certain features that require bifurcation from the host and accounting as derivatives measured at fair value, with changes in fair value recognized in the consolidated statement of operations. The derivatives associated with the convertible notes have been deemed de minimis. However, as the convertible notes were issued with warrants, the net proceeds from the issuance were allocated to the convertible notes and the warrants based on their relative fair values, resulting in an allocation of $1.4 million to the convertible notes and $0.6 million to the warrants. The Company recorded a debt discount of approximately $0.6 million for the difference between the face value of the convertible notes and the amount allocated to the debt at the issuance date. These notes were subsequently converted into shares of non-voting convertible preferred stock and warrants in connection with the preferred stock private placement described below, and the remaining unamortized debt discount was expensed in full.

The fair value of the warrants at the issuance date was determined using a Black-Scholes option pricing model, which includes the use of Level 3 inputs. The Company estimates its stock price volatility using the historical volatility of publicly traded peer companies. The term is equal to the contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for the time period equal to the term of the warrants. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Assumptions used in calculating the fair value of the warrants at the issuance date include the following:

Stock price per share	$1.21
Term (years)	5.00
Expected volatility	99.84%
Dividend yield	—%
Risk-free interest rate	3.84%

The Company’s Chief Medical Officer, Dr. Richard Kenney, participated in the private placement and purchased notes for a principal amount of $0.2 million and warrants to purchase up to an aggregate of 86,505 shares of common stock. As described below, Dr. Kenney’s notes converted into shares of non-voting convertible preferred stock, which are convertible into an aggregate of 160,000 shares of common stock and warrants to purchase up to an aggregate of 320,000 shares of common stock.

Preferred stock and warrant private placements

Concurrently with the signing of the BCA, the Company raised an aggregate of $5.5 million in a private placement to accredited investors through the issuance and sale of an aggregate of 5,500 shares of non-voting Series 5 convertible preferred stock, convertible into up to an aggregate of 4,400,000 shares of common stock, and five-year warrants to purchase up to an aggregate of 8,800,000 shares of common stock at an exercise price of $1.25 per share. At the closing of the PIPE, the $2.0 million principal amount of convertible notes issued in July 2025 automatically converted into 2,000 shares of convertible preferred stock and the investors received additional warrants to purchase up to an aggregate of 3,200,000 shares of common stock on the same terms as the PIPE investors.

The significant rights and preferences of the Company’s Series 5 convertible preferred stock are as follows:

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Series 5 convertible preferred stock are entitled to receive, prior and in preference to any distribution to holders of junior securities (including common stock) and pari passu with any designated parity preferred, an amount per share equal to the stated value of $1,000 plus all unpaid, accrued and accumulated preferential dividends (whether or not declared). If the assets available for distribution are insufficient to pay the full amounts due, distributions to Series 5 holders will be made ratably based on the aggregate amounts otherwise payable.

Conversion

Each share of Series 5 preferred stock is convertible, at the option of the holder at any time, into a number of shares of common stock equal to (i) the stated value plus all unpaid, accrued and accumulated preferential dividends, divided by (ii) the conversion price. The initial conversion price is $1.25 per share, subject to adjustment for standard structural events (e.g., stock splits, stock dividends, combinations, and reclassifications), but there is no price-based anti-dilution adjustment. Conversions are subject to a beneficial ownership limitation (generally 4.99%, or 9.99% if elected, subject to notice-based increases up to but not exceeding applicable exchange limits) and to an exchange cap until required stockholder approval is obtained. Immediately prior to the closing of the transactions contemplated by the BCA, each outstanding share of Series 5 convertible preferred stock will automatically convert at the then-applicable conversion rate. No fractional shares will be issued upon conversion; the Company will round or make a customary cash adjustment consistent with the Certificate of Designation.

Voting

Holders of Series 5 convertible preferred stock have no general voting rights. A separate class vote of the holders of a majority of the outstanding Series 5 convertible preferred stock is required to approve specified actions, including (among others) altering or changing the powers, preferences, or rights of the Series 5 convertible preferred stock; authorizing or issuing any class or series ranking senior to or pari passu with the Series 5 convertible preferred stock as to dividends, redemption, or liquidation; increasing authorized shares of preferred stock; or certain distributions and redemptions.

Redemption rights

The Series 5 convertible preferred stock is not mandatorily redeemable at a fixed date, is not redeemable at the option of the holders, and is not redeemable upon events outside the Company’s control. The instrument provides only a liquidation preference payable upon an actual liquidation, dissolution, or winding up, and addresses mergers and similar transactions through conversion and Fundamental Transaction provisions rather than redemption.

Dividends

Dividends on the Series 5 convertible preferred stock are cumulative at 6.0% per annum of the stated value, payable quarterly in arrears. At the Company’s election and subject to applicable limitations, dividends may be paid in cash, in shares of common stock, or by accruing and compounding into the stated value. Unpaid, accrued and accumulated dividends are included in the conversion and liquidation preference calculations as described above.

Common stock warrants

As of September 30, 2025, the following equity-classified warrants and related terms were outstanding:

	$		$		$
	Warrants Outstanding		Exercise Price		Expiration Date
Common stock warrants August 2021		14,031		$2,094.40		August 24, 2026
Underwriter warrants August 2021		284		$2,618		August 19, 2026
Chanticleer warrants		6		$144,144.00 - $224,224.00		April 30, 2027 - December 17, 2028
Series C warrants		2,297		$7,860.16		October 16, 2025
Series 3 warrants		1,566		$717.024		August 15, 2027
Common stock warrants February 2023		31,563		$190.08		February 10, 2028
Underwriter warrants February 2023		1,933		$237.60		February 8, 2028
Common stock private placement warrants June 2023		28,409		$12.4000		June 21, 2029
Placement agent warrants June 2023		852		$118.7824		December 30, 2026
Common stock warrants October 2023		354,994		$9.6000		October 27, 2028
Underwriter warrants October 2023		10,664		$16.0000		October 24, 2028
Placement agent warrants June 2024		14,142		$14.8800		June 19, 2029
Common stock warrants June 2024		623,125		$12.4000		June 21, 2029
Common stock warrants November 2024		611,110		$4.5000		November 7, 2029
Common stock PIPE warrants December 2024		350,000		$2.1000		December 9, 2029
Common stock warrants July 2025		865,052		$1.1560		June 30, 2030

	$		$		$
	Warrants Outstanding		Exercise Price		Expiration Date
Common stock PIPE warrants July 2025		8,800,000		$1.2500		July 14, 2030
Common stock warrants July 2025		3,200,000		$1.2500		July 14, 2030

Total		14,910,028

During the year ended September 30, 2025, 2,419 warrants were net share settled, resulting in the issuance of 1,209 shares of common stock, and 5,018,060 warrants were exercised on a cash basis, resulting in proceeds of $11.2 million. In accordance with the BCA, any cash proceeds in excess of $3.0 million received from the exercise of warrants may not be spent by the Company without the prior written consent of Rorschach.

On June 19, 2024, the Company entered into inducement offer letter agreements with holders of certain existing warrants issued in October 2023 having an original exercise price of $12.80 per share to purchase up to an aggregate of 353,562 shares of the Company’s common stock at a reduced exercise price of $9.60 per share. The transaction closed on June 21, 2024, resulting in net proceeds of the Company of $2.9 million. Due to beneficial ownership limitations, 187,500 shares of common stock related to the exercise of warrants in this transaction were initially held in abeyance. All 187,500 shares of common stock were released from abeyance during the year ended September 30, 2025. Also in connection with this inducement offer, the Company (i) issued to holders who participated in the transaction new common stock warrants to purchase an aggregate of 703,125 shares of common stock, (ii) reduced the exercise price of existing warrants to purchase 354.994 shares of common stock for those holders who did not exercise warrants in the transaction from $12.80 per share to $9.60 per share for the remaining term of the warrants, and (iii) reduced the exercise price of certain existing warrants issued in June 2023 to purchase 28,409 shares of common stock from $118.78 per share to $12.40 per share and extended the expiration date of these warrants from December 30, 2026 to June 21, 2029. The new common stock warrants were immediately exercisable at a price of $12.40 per share and expire five years from the date of issuance. Warrants to purchase 14,142 shares of common stock were issued to the placement agent as compensation for its services related to the offering. These common stock warrants were immediately exercisable at a price of $14.88 per share and expire five years from the date of issuance. The incremental fair value associated with the modification of certain existing June and October 2023 warrants to purchase common stock was accounted for in additional paid-in capital as an equity cost because the modification was done in order to raise equity by inducing the exercise of warrants.

During the year ended September 30, 2024, an aggregate of 96,090 warrants were net share settled, resulting in the issuance of 94,288 shares of common stock, 355,937 warrants were exercised on a cash basis (including 187,500 warrants for which the related shares were held in abeyance as of September 30, 2024 due to beneficial ownership limitations), resulting in proceeds of $3.0 million, and 4,302 warrants were abandoned by the warrant holder.

8. Share-Based Compensation

In April 2020, the Company adopted the 2020 Omnibus Equity Incentive Plan (the “Plan”). There were 302 shares available for issuance under the Plan as of September 30, 2025. The Plan increases the amount of shares issuable under the Plan by four percent of the outstanding shares of common stock at each January 1, each year. The Plan permits the granting of share-based awards, including stock options, restricted stock units and awards, stock appreciation rights and other types of awards as deemed appropriate, in each case, in accordance with the terms of the Plan. The terms of the awards are determined by the Company’s Board of Directors.

Restricted stock units and awards

On July 9, 2025, 120,000 restricted stock units (“RSUs”) were granted, 100% of which vest on January 8, 2026. On January 1, 2024, 9,175 RSUs and 7,977 restricted stock awards (“RSAs”) were granted, 100% of which vested on January 1, 2025. Any unvested RSUs or RSAs will be forfeited upon termination of services. The fair value of an RSU or RSA is equal to the fair market value of the Company’s common stock on the date of grant. RSU and RSA expense is amortized straight-line over the vesting period.

The Company recorded share-based compensation expense associated with the RSUs and RSAs in its accompanying consolidated statements of operations as follows:

	$		$
	Years ended September 30,
	2025		2024
Research and development		$66,896		$109,356
General and administrative		132,699		121,834

		$199,595		$231,190

The following table summarizes RSU activity under the Plan:

	$		$
	RSU		Weighted Average Grant Date Fair Value
Unvested balance at October 1, 2023		288		$174.26
Granted		9,175		$14.08
Vested		(288)		$174.26
Forfeited		—		$—

Unvested balance at September 30, 2024		9,175		$14.08
Granted		120,000		$4.64
Vested		(9,175)		$14.08
Forfeited		—		$—

Unvested balance at September 30, 2025		120,000		$4.64

As of September 30, 2025, total unrecognized compensation expense relating to unvested RSUs granted was $0.4 million, which is expected to be recognized over a weighted-average period of 0.3 years.

The following table summarizes RSA activity under the Plan:

	$		$
	RSA		Weighted Average Grant Date Fair Value
Unvested balance at October 1, 2023		688		$226.16
Granted		7,977		$14.08
Vested		(688)		$226.16

Unvested balance at September 30, 2024		7,977		$14.08
Granted		—		$—
Vested		(7,977)		$14.08

Unvested balance at September 30, 2025		—		$—

During the years ended September 30, 2025 and 2024, there were no RSAs forfeited. As of September 30, 2025, there was no unrecognized compensation expense relating to unvested RSAs granted.

9. Income Taxes

As of September 30, 2025, the Company had $117.9 million, $26.7 million and $16.0 million of federal, state and foreign net operating losses, respectively. The federal net operating losses will begin to expire in 2030, the state net operating losses will begin to expire in 2039 and the foreign net operating losses begin to expire in 2027. As of September 30, 2025, the Company has federal and state research and development tax credit carryforwards of $2.4 million and $0.4 million available to reduce future tax liabilities which will begin to expire in 2035 and 2032, respectively. Realization of the deferred tax asset is contingent on future taxable income and based upon the level of historical losses, management has concluded that the deferred tax asset does not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance continues to be recorded against the Company’s deferred tax assets as of September 30, 2025 and 2024. The valuation allowance increased $3.2 million during the year ended September 30, 2025 and decreased $0.6 million during the year ended September 30, 2024.

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carryforwards may be subject to annual limitations, against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carryforwards are subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there would be a reduction in the deferred tax assets with an offsetting reduction in the valuation allowance.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely-than-not be realized. The determination as to whether the tax benefit will more-likely-than-not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes interest and penalties accrued on any unrecognized tax benefits within the provision for income taxes in its consolidated statements of operations. No unrecognized tax benefits have been recorded.

The tax effects of the temporary differences that gave rise to deferred taxes were as follows:

	$		$
	September 30,
	2025		2024
Deferred tax assets:
Net operating loss carryforwards		$29,195,207		$26,754,767
Research and development credit carryforwards		2,789,965		3,129,222
Amortization		6,620,882		5,791,883
Share-based compensation		39,130		19,357
Operating lease liability		13,092		36,786
Accrued expenses and other		24,327		26,977
Section 163(j) disallowed interest expense		758,351		761,450
Foreign tax credits		218,400		—

Gross deferred tax assets		39,659,354		36,520,442
Less: valuation allowance		(39,644,696)		(36,480,967)

		14,658		39,475
Deferred tax liabilities:
Property and equipment		(2,353)		(4,782)
Operating lease right-of-use asset		(12,305)		(34,693)

Net deferred tax assets		$—		$—

During the year ended September 30, 2025, the Company sold New Jersey state net operating losses in the amount of $8.1 million and unused New Jersey state research and development tax credits in the amount of $0.1 million, resulting in the recognition of other income of $0.7 million in the consolidated statement of operations. During the year ended September 30, 2024, the Company sold New Jersey state net operating losses in the amount of $49.4 million and unused New Jersey state research and development tax credits in the amount of $0.3 million, resulting in the recognition of other income of $4.4 million in the consolidated statement of operations.

The Company recorded foreign income tax expense of $0.2 million for the year ended September 30, 2025 and no income tax expense for the year ended September 30, 2024. A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	$		$
	Years ended September 30,
	2025		2024
U.S. federal statutory rate		(21.0)%		(21.0)%
State taxes, net of federal benefit		(6.0)		(5.8)
Permanent differences		2.7		2.7
Foreign tax rate differential		—		0.1
Foreign tax credits		(1.4)		—
Foreign withholding taxes		1.4		—
Research and development credit		1.8		(4.6)
Change in valuation allowance		20.0		(8.3)
Sale of state net operating losses and research and development credits		4.1		51.5
Other		(0.2)		(14.6)

Effective income tax rate		1.4%		—%

In August 2022, the U.S. enacted the Inflation Reduction Act of 2022 (“IRA”). The IRA contains a number of tax-related provisions that were effective for tax years beginning after December 31, 2022, including a corporate alternative minimum tax of 15% on certain large corporations and an excise tax of 1% on corporate stock repurchases. The various provisions of the IRA did not result in a material impact on the consolidated financial statements.

On July 4, 2025, the U.S. enacted the One Big Beautiful Bill Act (the “Act”), which contains a broad range of tax reform provisions affecting businesses, including extending or reinstating certain provisions of the 2017 Tax Cuts and Jobs Act, tax relief measures, modifications of certain energy tax credits granted under the IRA and limits on various tax deductions, among other key provisions. The Company is currently evaluating the full effects of the Act and does not anticipate a material impact on its consolidated financial statements.

10. Segment Information

The Company has a single reportable segment and allocates resources based on cash resources and operating expense projections. The table below summarizes the significant expense categories regularly reviewed by the CODM:

	$		$
	Years ended September 30,
	2025		2024
Research and development:
Clinical		$5,632,217		$2,613,188
Non-clinical		2,260,300		3,888,787
Other(1)		462,787		(764,723)

Total research and development		8,355,304		5,737,252

General and administrative:
Payroll and related		1,716,552		715,846
Professional fees		3,695,790		1,922,292
Consulting		1,314,698		1,532,601
Other(2)		1,761,771		1,960,106

Total general and administrative		8,488,811		6,130,845

Operating expenses		$16,844,115		$11,868,097

(1)

Other research and development consists primarily of payroll and related expenses and dues, licenses and subscriptions. The balance is negative for the year ended September 30, 2024 due to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023.

(2)	Other general and administrative consists primarily of facilities, insurance, filing fees, travel expenses and franchise taxes.

11. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through December 16, 2025, the date at which the consolidated financial statements were available to be issued.

As discussed in Note 1, on December 2, 2025 (the “Closing Date”), the Company completed the business combination (the “Closing”) contemplated by the BCA. The common stock of HSI, par value $0.01 per share (“HSI Common Stock”) began trading on the Nasdaq Capital Market under the symbol “PURR” on December 3, 2025. The BCA, among other things, provided for (i) the merger of Rorschach Merger Sub with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of HSI, and (ii) immediately following the Rorschach Merger, the merger of Sonnet Merger Sub with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers” or “Business Combination”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of HSI.

In addition, concurrently with the execution of the BCA, certain accredited investors (the “Subscribers”) entered into subscription agreements with the Company and HSI (the “Subscription Agreements”), pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 239,921,355 shares of the Company’s common stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”). The Closing PIPE was consummated on the Closing Date immediately prior to the Closing and the Company issued 239,921,355 shares of its common stock to the Subscribers pursuant to the Subscription Agreements.

As a result of the Closing, Nasdaq filed a notification of removal from listing and deregistration of the Company’s common stock on Form 25 with the SEC on December 2, 2025. After the Form 25 becomes effective, the Company intends to file with the SEC a Form 15 to request deregistration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspension of its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Up to 160,000,000 Shares of Common Stock

Hyperliquid Strategies Inc

PROSPECTUS

September 23, 2026